            As filed with the Securities and ExchangeCommission on August 14,
            2000

                                                      Registration No. 333-87607
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------
                        POST-EFFECTIVE AMENDMENT No. 2
                                      To
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                                   L90, INC.
            (Exact name of Registrant as specified in its charter)

          Delaware                                     7310                      95-4761069
   (State or other jurisdiction           (Primary standard industrial          (IRS employer
of incorporation or organization)          classification code number)      identification number)

                                ---------------
                    2020 Santa Monica Boulevard, Suite 400
                        Santa Monica, California 90404
                                (310) 315-1199
 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive office)
                                ---------------
                                 John C. Bohan
                      President & Chief Executive Officer
                                   L90, Inc.
                    2020 Santa Monica Boulevard, Suite 400
                        Santa Monica, California 90404
                                (310) 315-1199
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:

                          Robert A. Miller, Jr., Esq.
                     Paul, Hastings, Janofsky & Walker LLP
                            555 South Flower Street
                         Los Angeles, California 90071
                                (213) 683-6000

                                ---------------

               Approximate date of proposed sale to the public:

         From time to time as determined by the Selling Stockholders.

                                ---------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

==================================================================================================================
                                              CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
                                                                                    Proposed
                                             Amount        Proposed Maximum          Maximum           Amount of
        Title of each Class of                to be         Offering Price          Aggregate        Registration
      Securities to be Registered          Registered          Per Share         Offering Price           Fee
------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par                  2,032,142(1)         $6.50(2)            $13,208,923(2)      $3,487.16(3)
 value per share .............
==================================================================================================================

(1) This Registration Statement covers the resale by certain stockholders of the Registrant of up to 2,032,142 shares of Common Stock issued to such stockholders upon the exercise of warrants and conversion of their Series C Preferred Stock.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low sale prices reported on the Nasdaq National Market for the Registrant's Common Stock on August 10, 2000.
(3) This amount has been previously paid.

                               ----------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                   SUBJECT TO COMPLETION,  DATED ______ 2000

                               2,032,142 Shares



                                     LOGO



                                 Common Stock

  This prospectus relates to the offering of up to an aggregate of 2,032,142 shares of L90, Inc. common stock which may be offered by the persons named in this prospectus under the caption "selling stockholders."

  Each selling stockholder, acting as principal for its own account or in brokerage transactions at prevailing market prices or in transactions at negotiated prices, may offer for sale the shares. We will not receive any proceeds from the sale of the shares. It is not possible at the present time to determine the price to the public in any sale of the shares by the selling stockholders and each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds to the selling stockholders will be determined at the time of such sale by the selling stockholders.

  Our common stock is traded on the Nasdaq National Market under the symbol "LNTY." On August 10, 2000, the last reported sales price for our common stock was $6.25 per share.

  Our business involves significant risks. These risks are described under the caption "Risk Factors" beginning on page 6.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ---------------

                   The date of this Prospectus is ______ 2000


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS


                                               Page                                                              Page
                                               ----                                                              ----
Prospectus Summary........................  3                     Management................................  40
Risk Factors..............................  6                     Related Party Transactions................  46
Forward-Looking Statements................ 14                     Principal Stockholders....................  47
Use of Proceeds........................... 15                     Selling Stockholders......................  49
Dividend Policy........................... 15                     Description of Capital Stock..............  50
Other Information......................... 15                     Shares Eligible for Future Sale...........  53
Market Price of Common Stock.............. 15                     Plan of Distribution......................  55
Capitalization............................ 16                     Legal Matters.............................  55
Dilution.................................. 16                     Experts...................................  55
Selected Financial Data................... 17                     Where You Can Find More Information.......  55
Management's Discussion and Analysis of                           Index to Financial Statements.............  56
Financial Condition and Results of
  Operations.............................. 18
Business.................................. 29

                                ---------------

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                              PROSPECTUS SUMMARY

  Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading "Risk Factors."

  We are a leading provider of comprehensive Internet-based advertising and direct marketing solutions for advertisers and Web publishers. We design and implement advertising campaigns for our advertising clients and place their ads on our network of Web sites. We provide our Web publishing clients with a fully-outsourced solution which includes the sale of advertising space on their Web sites, as well as the technology required to deliver advertisements to their Web sites.

  Our advertising clients want Web users to take actions such as visiting their Web sites or making an online purchase when they view advertisements. Our Web publishing clients seek to improve the sale of advertising space, or ad inventory, on their Web sites. Our design and development teams help our clients meet their objectives by creating advertising campaigns that incorporate sponsorships. Sponsorships are advertisements that employ advanced marketing techniques such as integrating advertisements into the text or graphical content of a Web page. In contrast, traditional banner advertisements are typically found at the top of a Web page and frequently contain content that is unrelated to that of the Web page. Because our sponsorship-focused solutions are specifically designed to promote interactivity between the Web user and our advertisers, we believe that our advertising campaigns are more effective than traditional banner advertisements in attracting a Web user's attention and encouraging action. In addition, we have developed adMonitor, our ad delivery, or ad serving and tracking technology that is used to deliver advertisements to our network of Web site partners. adMonitor enables our advertising and Web publishing clients to implement sophisticated advertising campaigns quickly and to selectively target ads to Web users based upon specific interests and characteristics. adMonitor also enables our clients to track, measure and manage the effectiveness of their ad campaigns.

  We believe that our solutions enable:

  . Advertisers to effectively target their ads to Web users, improve response rates to their advertisements and achieve a higher return on ad spending; and

  . Web publishers to realize increased ad sales, improved pricing for their ad inventory and more efficient ad inventory management.

  We believe that the growth of the Internet is driving advertisers to devote an increasing portion of their overall advertising and marketing budgets to online advertising and direct marketing. As the acceptance and usage of online advertising continues to grow, online advertisers must find ways to differentiate themselves in a crowded marketplace. Increasingly, advertisers are seeking advertising campaigns that go beyond traditional banner ads by incorporating enhanced features such as sponsorships in order to gain a competitive edge. We believe that our focus on creating sponsorship-driven advertising campaigns, our in-depth industry knowledge and our adMonitor technology enable us to provide our clients with solutions that meet their complex and evolving needs.

  Our objective is to be the leading provider of comprehensive online advertising and direct marketing solutions. The following are key elements of our strategy:

  . Capture a greater share of online advertising budgets;

  . Grow our sales and marketing organization;

  . Selectively expand our network of Web publishers;

  . Enhance and expand our adMonitor technology;

  . Further develop and deploy our library of creative marketing solutions; and

  . Expand our direct marketing capabilities.

  Our business began in January 1997 as a proprietorship of one of our founders, John C. Bohan. We changed our form of operations in May 1997 to a California limited liability company known as John Bohan & Associates, LLC. We initially conducted business under the name AdNet Strategies, and in January 1998, we incorporated under the name AdNet Strategies, Inc. in California and elected S-corporation status. In December 1998, we changed our name to Latitude 90, Inc. and became a C-corporation. We reincorporated in Delaware as L90, Inc. in September 1999. Our principal executive offices are located at 2020 Santa Monica Boulevard, Suite 400, Santa Monica, California 90404. Our telephone number at that location is (310) 315-1199. Our Web address is www.L90.com. Information contained on our Web site does not constitute part of this prospectus. References in this prospectus to "the Company," "L90," "we," "our," and "us" refer to L90, Inc. and its predecessor businesses and entities.

Recent Development.

  On July 24, 2000, we completed the acquisition of webMillion.com, Inc., a leading direct marketing promotions company, for an aggregate of 2,000,000 shares of our common stock.

                                  The Offering

  The shares being offered include shares which:

  . were issued to the selling stockholders upon their conversion of our Series
    C preferred stock upon the closing of our initial public offering of our common stock; and

  . were issued to the selling stockholders upon their exercise of warrants.

The selling stockholders have agreed not to sell one-half of their shares until October 25, 2000. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

                            Summary Financial Data
                     (in thousands, except per share data)

  The following summary financial data is derived and qualified in its entirety by our financial statements. You should read this summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements.

  The following tables assume no exercise of any stock options or warrants outstanding as of June 30, 2000. As of June 30, 2000, there were options and warrants outstanding to purchase a total of 3,196,425 shares of common stock with a weighted average exercise price of $7.12 per share.

                                                                           Period from
                                                                            Inception                                      Six
                                                                           (January 5,                                    Months
                                                                          1997) through    Year Ended    Year Ended       Ended
                                                                           December 31,    December 31,  December 31,    June 30,
                                                                              1997            1998          1999           2000
                                                                              ------          ----          ----           ----
                                                                                                                       (unaudited)
Statement of Operations Data:
Revenue  .....................................................                $1,160         $2,189        $ 9,201     $ 20,808
Operating income (loss)  .....................................                   307           (306)        (7,518)     (11,919)
Net income (loss) attributable to common stockholders  .......                $  310         $ (313)       $(8,958)    $ (9,504)
                                                                              ======         ======        =======       =======
Net loss per share:...........................................                               $(0.05)       $ (1.34)    $ ( 0.44)
 Basic/Diluted (1)  ..........................................                               ======        =======       =======

Weighted average shares outstanding used in
 basic and diluted per share calculation (1)  ................                                6,667          6,675       21,504
                                                                                             ======        =======       =======


                                                                           December 31,   December 31,   December 31,   June 30,
                                                                               1997           1998           1999         2000
                                                                               -----         ------        -------     --------
Balance Sheet Data:                                                                                                  (unaudited)
Cash and cash equivalents.....................................                 $ 235         $2,112        $ 6,896     $ 93,746
Current assets................................................                   945          3,619         12,366      105,351
Total Assets..................................................                   970          3,936         16,136      119,773
Long-term capital lease obligations, net of current portion...                    --            180            443          606
Total stockholders' equity....................................                   495          2,133          7,312      104,755



                                                                           Period from
                                                                            Inception
                                                                        (January 5, 1997)                             Six Months
                                                                             through      Year Ended      Year Ended     Ended
                                                                           December 31,   December 31,   December 31,  June 30,
                                                                               1997           1998           1999        2000
                                                                               ----           ----           ----        ----
                                                                                                                      (unaudited)
                                                                                              (in thousands)
Supplemental Data:
System revenue(2) ............................................                $4,210         $8,024        $15,366       $24,411
                                                                              ======         ======        =======       =======

--------------
(1) The foregoing table assumes no exercise of any stock options or warrants outstanding as of June 30, 2000. As of June 30, 2000, there were options and warrants outstanding to purchase a total of 3,196,425 shares of common stock with a weighted average exercise price of $7.12 per share.

(2) System revenue represents the full value of gross billings for ads sold under either commission-based contracts or service fee-based contracts. Although system revenue is not recognized under generally accepted accounting principles, we believe that system revenue is a standard measure of advertising volume for the Internet advertising industry that enables a meaningful comparison of activity from period to period and from one company to another.

                                 RISK FACTORS

  You should consider carefully the following risks before you decide to buy our common stock. The risks and uncertainties described below are not the only ones we may face. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition would likely suffer. In such case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Our revenues and prospects are difficult to forecast because we have only been operating our business since January 1997

  We began our business in January 1997 and have a brief operating history. Therefore, we lack sufficient historical financial and operating data on which to adequately forecast future operating results. You should consider our prospects in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets such as online advertising.

  These risks include our ability to:

  . manage our growth effectively;

  . anticipate and adapt to the rapid changes in the Internet;

  . continue to develop and upgrade our technology;

  . respond to competitive developments in our market; and

  . continue to identify, attract, retain and motivate qualified personnel.

  If we are unsuccessful in addressing these risks, our revenues may not grow in accordance with our business model and may fall short of expectations of market analysts and investors, which could negatively affect the price of our stock.

We have a history of losses and expect to incur substantial losses in the future

  We incurred net losses of approximately $9.5 million for the six months ended June 30, 2000 and $1.9 million for the six months ended June 30, 1999. Our accumulated deficit from inception, as of June 30, 2000, was approximately $16.8 million. We expect to continue to incur substantial net losses for the foreseeable future due to a high level of planned operating expenditures. We are making these expenditures in anticipation of higher revenue, but we cannot assure you that we will realize higher revenue. If we do not succeed in substantially increasing our revenue, our losses may continue indefinitely and would likely increase. In addition, we cannot assure you that we will return to profitability.

Intellectual property infringement claims, including a November 1999 lawsuit against us by DoubleClick, could prevent or hinder our ability to deliver advertisements over the Internet

  We face the risk that other parties' intellectual property positions will impair our ability to deliver advertisements over the Internet. On November 12, 1999, DoubleClick filed a patent infringement lawsuit against us in the United States District Court for the Eastern District of Virginia. The lawsuit was moved to the United States District Court for the Southern District of New York in March 2000. The suit alleges that we are infringing, and inducing and contributing to the infringement by third parties of, a patent held by DoubleClick related to methods and networks for delivering, targeting and measuring advertising over the Internet. DoubleClick is seeking treble damages in an unspecified amount, a preliminary and permanent injunction from further alleged infringement and attorneys' fees and costs.

  On May 24, 2000, DoubleClick filed a reissue application with the U.S. Patent & Trademark Office with respect to the patent at issue. On May 26, 2000, DoubleClick filed with the court a motion to stay the entire litigation pending the U.S. Patent and Trademark Office's review of DoubleClick's reissue application. On June 12, 2000, we filed with the court an opposition to DoubleClick's motion to stay the litigation. Our opposition asked the court to stay the litigation with respect to the issues related to infringement and the validity of the patent, but asked the court to proceed with respect to the issue related to our claim of DoubleClick's inequitable conduct. On July 21, 2000, the court stayed the litigation with respect to the issues related to infringement and the validity of the patent. The court has allowed us to proceed with respect to the issue related to our claim of DoubleClick's inequitable conduct. A trial date has been set for November 6, 2000.

  This litigation could result in significant expenses to us and the diversion of management time and other resources, the extent of which cannot be quantified with any reasonable accuracy. In addition, some of our contracts with Web publishers require us to indemnify the Web publishers for losses they incur arising from any infringement by our ad serving technology of a third party's intellectual property rights. If DoubleClick is successful in its claims against us, we may be hindered from competing in the Internet advertising market and our operations could be severely harmed. The DoubleClick suit could result in limitations on how we implement our products and services, delays and costs associated with redesigning our products and services and payments of license fees and other monies. An injunction obtained by DoubleClick could eliminate our ability to deliver advertisements over the Internet. If DoubleClick is successful in its claims against us, we cannot assure you that we would be able to enter into a licensing agreement with DoubleClick on commercially reasonable terms, if at all. In that case, we would be required to alter our technology in a way that would not infringe the DoubleClick patent, and we cannot assure you that these alterations would be successful. Furthermore, other third parties, such as 24/7 Media, may have, or may in the future be granted, patents that cover our technology or other aspects of our business. We may be limited in our ability to use our technology or conduct our business without licenses from these third parties, which may not be available on commercially reasonable terms, if at all.

Our quarterly operating results may fluctuate, which may make it difficult to forecast our future performance and may result in volatility in our stock price

  Although we intend to increase our spending and investment to support our planned growth, our revenue, and some of our costs, will be much less predictable. This unpredictability will likely result in significant fluctuations in our quarterly results. Therefore, you should not rely on quarter-to-quarter comparisons of results of operations as an indication of our future performance. Because of our limited operating history and the emerging nature of our industry, we anticipate that securities analysts may have difficulty in accurately forecasting our results. If our operating results are below market expectations, the price of our common stock will likely decline.

  The following are among the factors that could cause significant fluctuations in our operating results:

  . market acceptance of the Internet as an advertising medium;

  . delay or cancellation of advertising contracts;

  . expiration or termination of contracts with Web publishers;

  . introduction of new or enhanced services by us or our competitors;

  . system outages, delays in obtaining new equipment or problems with upgrades;

  . disruption or impairment of the Internet;

  . changes in our pricing policies or those of our competitors;

  . seasonality in the demand for advertising;

  . changes in government regulation of the Internet; and

  . general economic and market conditions, as well as economic and market conditions specific to the Internet.

Government regulation may affect our ability to gather, generate or use information for profiles and may hinder our ability to conduct business

  The legal and regulatory environment governing the Internet and the use of information about Web users is uncertain and may change. A number of lawsuits have recently been filed against certain Internet companies related to online privacy. In addition, the Federal Trade Commission has begun investigations of, and several attorneys general have instituted legal proceedings against, certain Internet companies related to online privacy. Web sites typically place small files of information, commonly known as cookies, on a Web user's hard drive, generally without the user's knowledge or consent. Although it is possible to modify a Web user's Internet browser software to prevent the placement of cookies, few users currently choose to do so. Our adMonitor tracking technology is able to use cookies to collect data about a Web user's movement through the Internet. Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies and restricting the collection of data through the use of cookies. United States legislators in the past have introduced a number of bills aimed at regulating the collection and use of data from Internet users and additional similar bills are being considered during the current congressional session. The European Union has recently adopted a directive addressing data privacy that may result in limitations on the collection and the use of specific personal information regarding Internet users. In addition, Germany and other European Union member countries have imposed their own laws protecting data that can become personally identifiable through subsequent processing. Other countries have enacted, or are considering, limitations on the use of personal data as well. The effectiveness of our technology could be impaired by any limitation in the use of cookies or the collection of data from Internet users, and consequently, our business and results of operations could be harmed.

  A number of laws and regulations have been, and in the future may be, adopted covering issues such as pricing, acceptable content, taxation and quality of products and services on the Internet. This legislation could inhibit the growth in the use of the Internet and decrease the acceptance of the Internet as a communications and commercial medium. In addition, due to the global accessibility of the Internet, it is possible that multiple federal, state or foreign jurisdictions might inconsistently regulate our activities and our customers. Any of these developments could limit our ability to do business and to generate revenue.

Our common stock and our stock price may experience extreme price and volume fluctuations

  The stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. The market price of our common stock has fluctuated in the past and is likely to be highly volatile. The market price of our common stock could be subject to wide fluctuations in response to factors such as:

  . actual or anticipated variations in our revenue;

  . earnings and cash flow;

  . announcements of new service offerings;

  . technological innovations;

  . competitive developments with respect to patents, copyrights or proprietary rights;

  . changes in financial estimates by securities analysts;

  . conditions and trends in the Internet and electronic commerce industries;

  . adoption of new accounting standards affecting our industry; and

  . general market conditions.

If we do not effectively manage our growth and expansion, our ability to provide services could suffer

  Our success depends in part on our ability to manage our growth and expansion. We have grown to 169 full-time and three part-time employees as of June 30, 2000 from 66 full-time and three part-time employees as of June 30, 1999. We plan to continue to expand our sales, marketing, technology and administrative organizations. This anticipated future expansion may place a significant strain on our managerial, operational and financial resources. In addition, we will need to continue to improve our financial and managerial controls, enhance our reporting systems and procedures and expand, train and manage our work force.

If we are unable to attract and retain sales and client service personnel, or if we are unable to adequately train our sales personnel in a timely manner, our business and future revenue growth could suffer

  Our future success depends on our ability to identify, recruit, train, integrate and retain qualified sales and marketing, managerial and technical personnel. We anticipate the need to hire a significant number of personnel to achieve our growth objectives. Competition for these personnel is intense. The inability to attract, integrate and retain the necessary sales, marketing, technical and administrative personnel could harm our ability to generate revenue.

If our ad delivery and tracking technology is not effective, our relationships with our advertising clients may be harmed

  Because our adMonitor technology is relatively new, we cannot assure you that the use of our adMonitor services will remain effective in serving, targeting and tracking advertisements or other marketing and promotional activities. Our revenue would be adversely affected if advertisers do not perceive that the use of our adMonitor services will improve the effectiveness of their marketing campaigns.

A small number of Web publishers accounts for a substantial percentage of our advertising revenue and our failure to develop and sustain long-term relationships with Web publishers, or the reduction in traffic of a current Web publisher in our network, could limit our ability to generate revenue

  For the quarter ended June 30, 2000, our top five Web publishers accounted for approximately 46.5% of our revenue, and our top three Web publishers accounted for approximately 39.4% of our revenue. One website accounted for 26.5% of our revenue for the quarter ended June 30, 2000. Our contracts with Web publishers, including these top Web publishers, are generally one year in duration and can be terminated by either party with as little as 30 days notice. We cannot assure you that any of our Web publishers will continue their relationships with us. Additionally, we may lose Web publishers as a result of acquisitions or as a result of the discontinuation of operations of any of our Web publishers. For example, Four11, Inc. terminated its contract with us following its acquisition by Yahoo! Furthermore, we cannot assure you that we would be able to replace a departed or acquired Web publisher with another Web publisher with comparable traffic patterns and demographics, if at all. Therefore, our failure to develop and sustain long-term relationships with Web publishers or the reduction in traffic of a current Web publisher in our network could limit our ability to generate advertising revenue.

A limited number of advertisers accounts for a significant percentage of our revenue and a loss of one or more of these advertisers could cause our results of operations to suffer

  For the quarter ended June 30, 2000, revenue from our five largest advertisers accounted for 20.5% of our revenue. No single advertiser accounted for more than 10% of our revenue for the quarter ended June 30, 2000. Advertisers typically purchase advertising under short-term purchase order agreements. We cannot assure you that our top advertisers or our other advertisers will continue their relationships with us. The loss of one or more of the advertisers that represent a significant portion of our revenue could cause our results of operations to suffer. In addition, many of our contracts with Web publishers require us to bear the risk of non-payment of advertising fees from advertisers. Accordingly, the non-payment or late payment of amounts due to us from a significant advertiser could cause our financial condition to suffer.
For the quarter ended June 30, 2000, our bad debt expense related to uncollected advertising fees was $989,908.

Since we expect to derive substantially all of our revenue in the foreseeable future from online advertising, our ability to generate revenue may suffer if the Internet is not increasingly accepted as an effective advertising medium

  If the online advertising market does not develop further, or develops more slowly than expected, we may not generate enough advertising revenue to return to profitability. Since we expect to derive substantially all of our revenue in the foreseeable future from online advertising, our future success is highly dependent on the increased use of the Internet as an advertising medium. Online advertising is relatively new and rapidly evolving, and its effectiveness, compared to traditional media, is uncertain. Widespread use of online advertising depends upon businesses accepting a new way of marketing their products and services. Businesses may view online advertising as undesirable or less effective for promoting their products and services relative to traditional advertising media. In addition, the widespread adoption of technologies that permit Internet users to block advertisements on Web sites could inhibit the growth of the Internet as an advertising medium.

Since our business depends in part on market acceptance of electronic commerce, if electronic commerce does not grow, or grows slower than we expect, our ability to generate revenue may suffer

  Our success depends in part on market acceptance of electronic commerce. A number of factors outside of our control could prevent this acceptance, including the following:

  . the necessary network infrastructure for substantial growth in usage of the Internet may not develop adequately;

  . insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times; and

  . negative publicity and consumer concern surrounding the security of transactions could impede the growth of electronic commerce.

  If electronic commerce does not grow, or grows slower than we expect, due to any of the above factors, or any other factor, our ability to generate revenue could suffer.

Failure of our technology and computing systems could harm our relationships with our clients and cause our results of operations to suffer

  The continuing and uninterrupted performance of our servers and networking hardware and software infrastructure is critical to our business. Periodically, we have experienced minor systems interruptions, including Internet disruptions, which we believe may occur periodically in the future. Any system failure that causes interruptions in our ability to service our customers, including failures that affect our ability to deliver advertisements without significant delay to the viewer, could reduce customer satisfaction and, if sustained or repeated, could cause our results of operations to suffer. Further, an increase in the volume of advertising delivered through our servers could strain the capacity of our hardware and software, which could lead to slower response times or system failures. If we do not effectively address any capacity constraints, customer satisfaction could be harmed and our business would likely suffer.

Failure of the Web infrastructure to support the growth of the electronic marketplace could limit the growth of our business

  The Internet may not in the future be a viable commercial marketplace because of inadequate development of the necessary infrastructure, slow development of complementary products, including high speed modems, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or increased government regulation. To the extent that the Internet continues to experience significant growth in the number of users and the level of use, we cannot assure you that the Internet infrastructure will continue to be able to support the demands placed on it by its users. If the necessary infrastructure or complementary products are not developed, our business may not grow and would likely suffer.

Our failure to adequately respond to rapid changes in technology and the Internet could harm our ability to generate revenue

  The market for online products and services is subject to rapid change and characterized by evolving industry standards and frequent introductions of new technological developments. These new standards and technological developments could make our existing or future products or services obsolete. Keeping pace with the introduction of new standards and technological developments could result in significant additional costs or prove to be difficult or impossible for us. Any failure to keep pace with the introduction of new standards and technological developments on a cost-effective basis could result in increased costs and harm our ability to generate revenue.

Many competitors have substantial competitive advantages that may make it more difficult for us to retain our existing advertisers and Web publishers and to attract new advertisers and Web publishers

  The markets for online advertising, direct marketing and ad delivery, or ad serving, and tracking technology are intensely competitive. We compete with television, radio, cable and print for a share of advertisers' total advertising budgets. We also compete with large Web publishers and Web search engine companies, such as America Online, Excite@Home, Infoseek and Yahoo!, for the online advertising budgets of advertisers. In addition, we compete with various Internet advertising networks, such as DoubleClick, 24/7 Media and Engage Technologies. In marketing our adMonitor products and services to Web publishers and advertisers, we also compete with providers of ad delivery, or ad serving, technology, database management and related services, including AdForce, DoubleClick and Engage Technologies. Many of our current and potential competitors enjoy competitive advantages over us, including significantly greater financial, technical and marketing resources. They may also enjoy significantly greater brand recognition and substantially larger bases of Web site clients and advertisers.

As a result, our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in client requirements. Our competitors may also have a significantly greater ability to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, strategic partners, advertisers and Web publishers. Further, we cannot assure you that our competitors will not develop online products and services that are equal to or superior to our products and services or that achieve greater market acceptance than our products and services. If we are unable to compete successfully against existing or potential competitors, our revenue and margins may decline.

Our failure to successfully acquire and integrate new technologies and businesses could cause our results of operations to suffer

  We focus on creating sponsorship-oriented advertising campaigns that take full advantage of the unique capabilities of the Internet. The Internet is a quickly changing environment, requiring companies to constantly improve their technology and develop or acquire new technology. We intend to acquire and make investments in complementary businesses, products, services or technologies. On July 24, 2000, we completed the acquisition of webMillion.com, Inc. We cannot assure you that we will be able to identify other acquisition or investment candidates. Even if we do identify other candidates, we cannot assure you that we will be able to make any potential acquisition or investment on commercially acceptable terms. Moreover, we may have difficulty integrating any acquired businesses, products, services or technologies into our operations. These difficulties could disrupt our business, distract our management and employees and increase our expenses. In addition, we may incur debt or issue equity securities to fund any future acquisitions. The issuance of equity securities could be dilutive to existing stockholders. In the webMillion.com acquisition, we issued approximately 2,000,000 shares of common stock.

If we are unable to safeguard the security and privacy of our information, our results of operations may suffer

  Our technical infrastructure is potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems. Weaknesses or vulnerabilities in the Internet, a user's personal computer or in our services could compromise the confidential nature of information transmitted over the Internet. These factors could require us to devote significant financial and human resources to protect against future breaches and alleviate or mitigate problems caused by security breaches. Security breaches could result in financial loss, litigation and other liabilities, any of which could cause our results of operations to suffer.

Any failure by us to protect our intellectual property could harm our business and competitive position

  We generally protect our intellectual property through a combination of patent, trademark, trade secret and copyright laws, confidentiality agreements with our employees and third parties, and license agreements with consultants, vendors and clients. We have filed a patent application for our adMonitor technology in the United States. We have also filed applications for several trademarks internationally and in the United States. We cannot assure you that any of our patent or trademark applications will be approved. Even if these applications are approved, the patents or trademarks may be successfully challenged by others or invalidated. In addition, despite our efforts to protect our intellectual property, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. We may not have adequate remedies for any breach of confidentiality agreements, and our trade secrets may otherwise become known or independently developed by competitors.

We may be liable for content available or posted on the Web sites of our publishers

  We may be liable to third parties for content in the advertising we serve if the music, artwork, text or other content involved violates the copyright, trademark or other intellectual property rights of such third parties or if the content is defamatory. Any claims or counterclaims could be time-consuming, result in costly litigation or divert management's attention.

The loss of key employees would likely impair the growth of our business

  Our performance and future success is substantially dependent on the continued service of our executive officers and other key employees, all of whom are employed on an at-will basis. In particular, our success depends on the client relationships, management skills and industry and technical knowledge of our CEO and president, John C. Bohan, and our chief technology officer, Frank A. Addante. Given our early stage of development, we are dependent on our ability to retain and motivate highly qualified personnel, especially our management, technical and business development executives and other key employees. The loss of the services of one or more of our executive officers or other key employees would likely impair the growth of our business.

A substantial number of shares that will be eligible for sale in the near future may cause the market price of our common stock to decline

  A substantial number of shares of our common stock are subject to 180 day lock-up agreements that expired on July 26, 2000. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock.

Our executive officers and directors exercise significant control over our company, including the ability to control the election of our board of directors and the outcome of corporate actions requiring stockholder approval

  Our executive officers and directors, in the aggregate, beneficially own or control a substantial number of the outstanding shares of our common stock as of June 30, 2000. Our officers, directors and their affiliates will have the ability to control the election of our board of directors and the outcome of corporate actions requiring stockholder approval, including merger and other changes of corporate control, going private transactions and other extraordinary transactions and terms thereof.

Our planned international expansion may be affected by factors beyond our control

  We are currently evaluating the initiation of operations in selected international markets. This potential expansion could occur through internal growth, acquisition, or both. In June 2000, we established a branch office in London. Expansion into international markets will require substantial resources and attention from management. We have no experience in international operations and may not be able to compete effectively in international markets. We may face numerous risks inherent in conducting business internationally, such as:

  . the impact of recessions in economies outside the United States;

  . changes in domestic regulatory requirements, as well as differences between domestic and foreign regulatory requirements;

  . export restrictions, including export controls relating to encryption technology;

  . reduced protection for intellectual property rights in some countries;

  . potentially adverse tax consequences;

  . difficulties and costs of staffing and managing foreign operations;

  . problems associated with any acquisitions we might pursue;

  . foreign political and economic instability;

  . tariffs and other trade barriers;

  . fluctuations in currency exchange rates; and

  . seasonal reductions in business activity.

  Our failure to address these risks adequately may cause our business, results of operations and financial condition to suffer.

We may need additional capital in the future to operate our business and we may experience difficulty in obtaining this additional capital

  We believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. We may need to raise additional funds in the future to fund our operations, to enhance or expand the range of products and services we offer or to respond to competitive pressures or perceived opportunities. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or not available when required or on acceptable terms, the growth of our business and results of operations may suffer.

We are subject to anti-takeover provisions, which may make it difficult for a third party to acquire us

  A number of recent acquisitions and consolidations have occurred in our industry. For example, DoubleClick acquired NetGravity in October 1999, and CMGI, Inc., which recently acquired Flycast Communications and Adforce, has agreed to sell Flycast Communications and Adsmart to its majority-owned operating company, Engage Technologies, Inc. We are subject to anti-takeover provisions that may make it difficult for a third party to acquire us. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock.

                          FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "may," "will," "should," "potential," "continue," "expects," "anticipates," "estimates," "intends," "plans," "believes" and any similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of other factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus.

                                USE OF PROCEEDS

  We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

                                DIVIDEND POLICY

  Other than a total of $50,000 that we distributed to our common stockholders during the year ended December 31, 1998, and a total of $403,551 that we distributed to the holders of our Series A, B and C preferred stock upon their conversion into common stock upon the closing of our initial public offering of common stock, we have not declared or paid cash dividends on our common stock since our incorporation. We otherwise currently intend to retain any future earnings for use in our business and do not anticipate paying any additional cash dividends in the foreseeable future.

                               OTHER INFORMATION

  Unless otherwise indicated, all information in this prospectus excludes options and warrants outstanding as of June 30, 2000, to purchase 3,196,425 shares of common stock with a weighted average exercise price of $7.12 per share.

                         MARKET PRICE OF COMMON STOCK

  Our common stock has been quoted on the Nasdaq National Market under the symbol "LNTY" since our initial public offering of common stock on January 28, 2000. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the Nasdaq National Market.


                    Period                                   High                  Low
                    ------                                   ----                  ---
First Quarter                                               $31.38                $13.88
(January 28, 2000 through March 31, 2000)

Second Quarter                                               19.00                  4.88
(April 1, 2000 through June 30, 2000)

Third Quarter                                                10.50                  6.13
(July 1, 2000 through August 10, 2000)


  On August 10, 2000, the last sale price of our common stock reported by the Nasdaq National Market was $6.25 per share. As of June 30, 2000, we had approximately 89 holders of record of our common stock.

                                CAPITALIZATION

  The following table presents our capitalization as of June 30, 2000. This information should be read in conjunction with our financial statements and the notes relating to these statements appearing elsewhere in this prospectus.

                                                                                               June 30, 2000
                                                                                           ----------------------
                                                                                         (in thousands, except per
                                                                                                share data)

Long-term capital lease obligations, net of current portion ....................                   $    606
Stockholders' equity:
Preferred stock, $0.001 par value; 6,998,000 shares authorized;
 no shares issued or outstanding  ..............................................                         --
Common stock, $0.001 par value; 53,333,333 shares authorized;
 21,997,190 shares issued and outstanding ......................................                         22
Additional paid-in capital  ....................................................                    123,101
Notes receivable for common stock  .............................................                       (126)
Accumulated deficit  ...........................................................                        (25)
Distributions  .................................................................                     18,343
Dividends.......................................................................                         --
Total stockholders' equity  ....................................................                    104,755
Total capitalization  ..........................................................                   $119,773
                                                                                                   ========

  The foregoing table assumes no exercise of any stock options or warrants outstanding as of June 30, 2000. As of June 30, 2000, there were options and warrants outstanding to purchase a total of 3,196,425 shares of common stock with a weighted average exercise price of $7.12 per share.

                                   DILUTION

    None of the shares offered hereby are being sold by L90. Therefore, there will be no dilution in the net tangible book value per share as a result of the sale of the shares offered hereby.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with the Financial Statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data and the balance sheet data are derived from our Financial Statements that are included elsewhere in this prospectus.

                                                                  Period from
                                                                   Inception
                                                              (January 5, 1997)                                     Six Months
                                                                    through        Year Ended      Year Ended        Ended
                                                                  December 31,    December 31,    December 31,      June 30,
                                                                      1997            1998            1999            2000
                                                                      ----            ----            ----            ----
                                                                                                                    (unaudited)
                                                                             (in thousands, except per share data)
Statement of Operations Data:
Revenue.......................................................        $1,160        $ 2,189         $ 9,201         $ 20,808
Operating expenses:
    Cost of revenue...........................................            --             --           4,751           13,480
    Sales and marketing.......................................           550          1,362           4,866            6,402
    Research and development..................................            --            138           2,581            5,395
    General and administrative................................           303            995           4,521            7,450
                                                                      ------        -------         -------          -------
Total operating expenses......................................           853          2,496          16,719           32,727
                                                                      ------        -------         -------          -------
Operating income (loss).......................................           307           (306)         (7,518)         (11,919)
Interest income (expense), net................................             3             17              30            2,417
                                                                      ------        -------         -------         -------
Net income (loss) before provision for income taxes...........           310           (289)         (7,487)         (9,502)
Provision for income taxes....................................            --              1               1              --
                                                                      ------        -------         -------         -------
Net income (loss).............................................        $  310         $ (290)        $(7,488)        $(9,502)
                                                                      ======        =======         =======         =======
Cumulative dividends on participating preferred stock.........            --            (23)         (1,470)             (2)
                                                                      ------        -------         -------         -------
Net income (loss) attributable to common
 stockholders.................................................        $  310        $ (313)         $(8,958)        $(9,504)
                                                                      ======        =======         =======         =======
Net loss per share:                                                                 $(0.05)         $ (1.34)        $ (0.44)
 Basic/Diluted (2)............................................                      =======         =======         =======

Weighted average shares outstanding used in
                                                                                      6,667           6,675          21,504
 basic and diluted per share calculation(2)...................                      =======         =======         =======


                                                                     December 31,   December 31,   December 31,    June 30,
                                                                        1997           1998           1999,          2000
                                                                        ----           ----           -----          ----
                                                                                                                  (unaudited)
                                                                                       (in thousands)
Balance Sheet Data:
Cash and cash equivalents.....................................          $235         $2,112         $ 6,896          $ 93,746
Working capital...............................................           470          1,996           4,914            91,944
Total assets..................................................           970          3,936          16,136           119,773
Convertible preferred stock...................................            --          2,000          16,006                --
Total stockholders' equity....................................           495          2,133           7,312           104,755



                                                                  Period from
                                                                   Inception
                                                               (January 5, 1997)                                     Six Months
                                                                    through          Year Ended    Year Ended           Ended
                                                                  December 31,      December 31,   December 31,        June 30,
                                                                      1997              1998           1999              2000
                                                                      ----              ----           ----              ----
                                                                                                                     (unaudited)
                                                                                          (in thousands)
Supplemental Data:
System revenue(1)............................................        $4,210            $8,024        $15,366            $24,411
                                                                     ======            ======        =======            =======

--------------
(1) System revenue represents the full value of gross billings for ads sold under either commission-based contracts or service fee-based contracts. Although system revenue is not recognized under generally accepted accounting principles, we believe that system revenue is a standard measure of advertising volume for the

    Internet advertising industry that enables a meaningful comparison of activity from period to period and from one company to another.
(2) The foregoing table assumes no exercise of any stock options or warrants outstanding as of June 30, 2000. As of June 30, 2000, there were options and warrants outstanding to purchase a total of 3,196,425 shares of common stock with a weighted average exercise price of $7.12 per share.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  You should read the following discussion of our financial condition and results of operations together with the financial statements and the notes to financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those anticipated in these forward-looking statements.

Overview

  References in this Report to "L90," "we," "our" and "us" refer to L90,
Inc. We are a leading provider of Internet-based advertising and direct marketing solutions for advertisers and Web publishers. We design and implement advertising campaigns for our advertising clients and strategically place their ads on our network of Web sites. We provide our Web publishing clients with a fully-outsourced solution which includes the sale of advertising space on their Web sites as well as the technology required to deliver advertisements. We have developed adMonitor, our ad serving and tracking technology that is used to deliver advertisements to our network of Web site publishers. adMonitor enables our advertising and Web publishing clients to implement sophisticated advertising campaigns quickly and to selectively target ads to Web users based on specific interests or characteristics. adMonitor also enables our clients to measure and manage the effectiveness of their ad campaigns.

  Since inception, substantially all of our revenue has been derived from online advertising sales. We also generate revenue through the licensing of our adMonitor technology. We offer advertisements primarily priced on a cost per every thousand ads viewed, or CPM, basis. We also offer direct marketing programs, which may be priced on a cost per action basis, such as cost for each new user registration. In January 1999, we began to charge our customers for the use of our adMonitor technology, and in May 2000, we began to license our adMonitor technology on a stand alone basis. For the six months ended June
30, 2000, online advertising sales accounted for 92.3% of our revenue, and fees generated by our adMonitor technology accounted for 7.7% of our revenue.

  Revenue from ad sales is earned under commission-based and service fee-based contracts. For commission-based contracts, we receive commissions from Web publishers for the sale of their ad inventory. Revenue earned from commission-based contracts reflects only the amount of the commission earned without any associated cost of revenue. We recognize commissions ratably over the term of an advertising campaign, which typically ranges from one to twelve months. For service fee-based contracts, we purchase advertising space, or ad inventory, from Web publishers and are obligated to pay a service fee to Web publishers for ads placed on their Web sites. Additionally, under service fee-based contracts, we bear the risk of loss from the non-collection of fees payable by advertisers for ads sold. Consequently, revenue earned from service fee-based contracts reflects the full value of the ads sold. System revenue represents the full value of gross billings for ads sold under either commission-based contracts or service fee-based contracts.

  In the second quarter of 1999, we began the process of amending many of our commission-based contracts with Web publishers to provide that we will sell their ad inventory on a best efforts basis to our advertising clients and remit to Web publishers, as a service fee, a percentage of the resulting advertising revenue. We are attempting to amend almost all of our existing commission-based contracts with Web publishers to convert these contracts into service fee-based contracts. So long as we have both commission-based and service fee-based contracts, revenue will include a mix of commissions received under our commission-based contracts and total billings to our advertising clients under our service fee-based contracts. For the foreseeable future, we do not expect to completely convert all of our contracts into service fee-based contracts. As our amended contracts are phased in, we expect that revenue will increase disproportionately from prior periods as a result of the recognition of total billings to our advertising clients as revenue.

  The financial statements included elsewhere in this report include references to system revenue. We believe system revenue provides a consistent basis for reporting revenue from period to period, regardless of the change in contract type, as discussed above. System revenue represents the full value of gross billings for ads sold under either commission-based contracts or service fee-based contracts. We believe that period to period comparisons of operating results are not always meaningful and that the results for any period should not be relied upon as an indication of future performance. For the six months ended June 30, 2000, service fee-based contracts accounted for 96.7% of our revenue, and commission based contracts accounted for 3.3% of our revenue. For the year ended December 31, 1999, service fee-based contracts accounted for 4.8% of our revenue, and commission-based contracts accounted for 95.2% of our revenue.

  Cost of revenue includes service fees paid to our Web publishers under our service fee-based contracts and Internet connectivity and bandwidth costs associated with ad serving. We expect cost of revenue to increase on an absolute dollar basis in future periods as our revenue increases and as more of the contracts with Web publishers are structured as service fee-based contracts.

Recent Developments


  We consummated the acquisition of webMillion.com, Inc. on July 24, 2000 for an aggregate of 2,000,000 shares of our common stock. The transaction was accounted for under the purchase method of accounting.

Results of Operations

Six Months Ended June 30, 2000 and 1999

  Revenue.   Revenue increased 968% to $20.8 million for the six months ended
June 30, 2000 from $1.9 milliom for the six months ended June 30, 1999. This increase was due to increases in the number of advertising customers that we serviced, the number of Web publishers on our network and the number of ads delivered. In addition, this increase was partly attributable to our adoption of service fee-based contracts and the initiation of our charging service fees to customers for the use of our adMonitor technology.

  System Revenue.   System revenue represents the full value of gross billings for ads sold under either commission-based contracts or service fee-based contracts. Although system revenue is not recognized under generally accepted accounting principles, we believe that system revenue is a standard measure of advertising volume for the Internet advertising industry that enables a meaningful comparison of activity from period to period and from one company to another. System revenue increased 334% to $24.4 million for the six months ended June 30, 2000 from $5.6 million for the six months ended June 30, 1999. This increase was due to increases in the number of advertising customers that we serviced, the number of Web publishers on our network and the number of ads delivered, as well as the initiation of our charging service fees to customers for the use of our adMonitor technology.

  Cost of Revenue.   Cost of revenue was $13.5 million for the six months ended
June 30, 2000 and $309,000 for the six months ended June 30, 1999. During the six months ended June 30, 1999, virtually all revenue was derived from advertising sales commissions with no associated cost of revenue.

  Sales and Marketing.    Sales and marketing expenses include salaries,
commissions, travel, advertising, trade show costs and marketing materials expense. Sales and marketing expenses were $6.4 million, or 30.8% of revenue, for the six months ended June 30, 2000, and $1.8 million or 92.7% of revenue, for the six months ended June 30, 1999. This increase was primarily due to an increase in the number of sales and marketing personnel. Our sales and marketing organization has grown to 111 employees as of June 30, 2000 from 46 employees as of June 30, 1999. We expect sales and marketing expenses to increase on an absolute dollar basis in future periods as we hire additional personnel, expand into new markets and continue to promote our advertising solutions.

  Research and Development.   Research and development expenses consist
primarily of compensation, consulting expenses and expenses for hardware, software and materials associated with the development and improvement of our adMonitor technology. To date, all research and development costs have been expensed as incurred. Research and development expenses were $5.4 million, or 25.9% of revenue, for the six months ended June 30, 2000, and $392,000, or 20.1% of revenue, for the six months ended June 30, 1999. This increase was due primarily to the deployment and enhancement of our adMonitor technology. We expect research and development expenses to increase significantly on an absolute dollar basis in future periods.

General and Administrative. General and administrative expenses consist primarily of compensation and professional service fees. General and administrative expenses were $7.5 million, or 35.8% of revenue, for the six months ended June 30, 2000, and $1.3 million, or 68.7% of revenue, for the six months ended June 30, 1999. This increase was primarily a result of increases in personnel expenses, professional service fees and facility expenses necessary to support our growth. We expect general and administrative expenses to increase on an absolute dollar basis as we hire additional personnel and incur additional costs related to the growth of our business and our operation as a public company.

Interest Income, Net.   Net interest income primarily consists of interest
earned on cash balances, offset by interest expense incurred with respect to our capital leases and equipment financing obligations. Net interest income was $2.4 million for the six months ended June 30, 2000. Net interest expense was $5,000 for the six months ended June 30, 1999.

Years Ended December 31, 1999 and 1998

  Revenue.   Revenue increased 320.2% to $9.2 million for the year ended
December 31, 1999 from $2.2 million for the year ended December 31, 1998. This increase was due to increases in the number of advertising customers that we serviced, the number of Web publishers on our network and the number of ads delivered. In addition, this increase was partly attributable to our adoption of service fee-based contracts and the initiation of our charging service fees to customers for the use of our adMonitor technology.

  System Revenue.   System revenue represents the full value of gross billings for ads sold under either commission-based contracts or service fee-based contracts. Although system revenue is not recognized under generally accepted accounting principles, we believe that system revenue is a standard measure of advertising volume for the Internet advertising industry that enables a meaningful comparison of activity from period to period and from one company to another. System revenue increased 91.5% to $15.4 million for the year ended December 31, 1999 from $8.0 million for the year ended December 31, 1998. This increase was due to increases in the number of advertising customers that we serviced, the number of Web publishers on our network and the number of ads delivered, as well as the initiation of our charging service fees to customers for the use of our adMonitor technology.

  Cost of Revenue.   Cost of revenue was $4.8 million for the year ended
December 31, 1999. During the year ended December 31, 1998, all revenue was derived solely from advertising sales commissions with no related service fees charged to customers for the use of adMonitor, or associated cost of revenue.

  Sales and Marketing.   Sales and marketing expenses include salaries,
commissions, travel, advertising, trade show costs and marketing materials expense. Sales and marketing expenses were $4.9 million, or 52.9% of revenue, for the year ended Decemer 31, 1999, and $1.4 million, or 62.2% of revenue, for the year ended December 31, 1998. This increase was primarily due to an increase in the number of sales and marketing personnel. Our sales and marketing organization has grown to 75 employees as of December 31, 1999 from six employees as of January 1, 1998. We expect sales and marketing expenses to increase on an absolute dollar basis in future periods as we hire additional personnel, expand into new markets and continue to promote our advertising solutions.

  Research and Development.   Research and development expenses consist
primarily of compensation, consulting expenses and expenses for hardware, software and materials associated with the development and improvement of our adMonitor technology. To date, all research and development costs have been expensed as incurred. Research and development expenses were $2.6 million, or 28.1% of revenue, for the year ended December 31, 1999, and $138,000, or 6.3% of revenue, for the year ended December 31, 1998. This increase was due primarily to the deployment and enhancement of our adMonitor technology. We expect research and development expenses to increase significantly on an absolute dollar basis in future periods.

  General and Administrative.   General and administrative expenses consist
primarily of compensation and professional service fees. General and administrative expenses were $4.5 million, or 49.1% of revenue, for the year ended December 31, 1999, and $995,000, or 45.5% of revenue, for the year ended December 31, 1998. This increase was primarily a result of a $1.0 million increase in personnel expenses, a $677,000 increase in professional service fees and a $1.3 million increase in facility expenses necessary to support our growth. We expect general and administrative expenses to increase on an absolute dollar basis as we hire additional personnel and incur additional costs related to the growth of our business and our operation as a public company.

  Interest Income, Net.   Net interest income primarily consists of interest
earned on cash balances, offset by interest expense incurred with respect to our capital leases and equipment financing obligations. Net interest income was $30,000 for the year ended December 31, 1999. Net interest income was $17,000 for the year ended December 31, 1998.

Year Ended December 31, 1998 and the Period Ended December 31, 1997

  Revenue.   Revenue increased 88.8%, to $2.2 million for the year ended
December 31, 1998 from $1.2 million for the period ended December 31, 1997. This increase was due to increases in the number of advertising customers that we serviced, the number of Web publishers on our network and the number of ads delivered.

  System Revenue.   System revenue represents the full value of gross billings for ads sold under either commission-based contracts or service fee-based contracts. Although system revenue is not recognized under generally accepted accounting principles, we believe that system revenue is a standard measure of advertising volume for the Internet advertising industry that enables a meaningful comparison of activity from period to period and from one company to another. System revenue increased 90.6% to $8.0 million for the year ended December 31, 1998 from $4.2 million for the period ended December 31, 1997. This increase was due to increases in the number of advertising customers that we serviced, the number of Web publishers on our network and the number of ads delivered.

  Cost of Revenue.   During both periods, all revenue was derived solely from
advertising sales commissions and there was no associated cost of revenue.

  Sales and Marketing.   Sales and marketing expenses were $1.4 million, or
62.2% of revenue, for the year ended December 31, 1998, and $550,000, or 47.4% of revenue, for the period ended December 31, 1997. This increase was primarily due to an increase in the number of sales and marketing personnel.

  Research and Development.   Research and development expenses were $138,000,
or 6.3% of revenue, for the year ended December 31, 1998. Research and development expenses consisted primarily of expenses associated with the development and deployment of our adMonitor technology. There were no research and development expenses for the period ended December 31, 1997.

  General and Administrative.   General and administrative expenses were
$995,000, or 45.5% of revenue, for the year ended December 31, 1998, and $303,000, or 26.1% of revenue, for the period ended December 31, 1997. The increase was primarily a result of a $144,000 increase in personnel expenses, a $176,000 increase in professional service fees and a $234,000 increase in facility expenses necessary to support our growth.

  Interest Income, Net.   Net interest income was $17,000 for the year ended
December 31, 1998, and $3,000 for the period ended December 31, 1997.


Quarterly Results of Operations

  The following tables set forth unaudited quarterly statement of operations data for the ten quarters ended June 30, 2000 in dollars and as a percentage of revenue. In the opinion of management, this information has been prepared on the same basis as the audited financial statements appearing elsewhere in this report, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results of operations. The quarterly data should be read in conjunction with our audited financial statements and the notes to the financial statements appearing elsewhere in this report.

                                                                     Three Months Ended
                                                 -------------------------------------------------------
                                                 Mar. 31,    Jun. 30,   Sep. 30,    Dec. 31,    Mar. 31,
                                                   1998        1998       1998        1998        1999
                                                  ------      ------     ------      ------      ------
                                                           (in thousands, except per share data)
Statement of Operations Data:
 Revenue........................................   $  404      $  516     $  545      $  724      $  753
 Operating expenses:
  Cost of revenue...............................       --          --         --          --           2
  Sales and marketing...........................      313         239        322         487         803
  Research and Development......................        7          20         34          77         139
  General and administrative....................      116         187        275         417         528
                                                   ------      ------     ------      ------      ------
 Total operating expenses.......................      436         446        631         981       1,472
                                                   ------      ------     ------      ------      ------
 Operating income (loss)........................      (32)         70        (86)       (257)       (719)
 Interest income (expense) net..................        3          --          3          10          11
                                                   ------      ------     ------      ------      ------
 Income (loss) before provision for taxes.......      (29)         70        (83)       (247)       (708)
 Provision for income taxes.....................       --          --         --           1          --
                                                   ------      ------     ------      ------      ------
 Net income (loss)..............................      (29)         70        (83)       (248)       (708)
 Cumulative dividends on participating
  preferred stock...............................       --          --         (3)        (20)        (20)
                                                   ------      ------     ------      ------      ------
 Net income (loss) attributed to common
                                                   $  (29)     $   70     $  (86)     $ (268)     $ (728)
  stockholders..................................   ======      ======     ======      ======      ======

 Net income (loss) per share:
  Basic/Diluted.................................   $(0.00)     $ 0.01     $(0.01)     $(0.04)     $(0.11)
                                                   ======      ======     ======      ======      ======
 Weighted average number of
  common shares outstanding:
  Basic/Diluted.................................    6,667       6,667      6,667       6,667       6,667
                                                   ======      ======     ======      ======      ======

Supplemental Data:
 Systems Revenue(1).............................   $1,466      $1,910     $2,064      $2,583      $2,529
                                                   ======      ======     ======      ======      ======


                                                                     Three Months Ended
                                                  ----------------------------------------------------------
                                                  Jun. 30,    Sep. 30,    Dec. 31     Mar. 31,   June 30
                                                    1999        1999        1999         2000      2000
                                                  -------      -------   -------     -------     -------
                                                     (in thousands, except per share data)
Statement of Operations Data:
 Revenue........................................   $1,168      $ 2,052    $5,227      $8,583     $12,225
 Operating expenses:
  Cost of revenue...............................      307        1,027     3,415       5,456       8,024

  Sales and marketing...........................    1,003        1,182     1,878       2,908       3,494
  Research and Development......................      252        1,013     1,176       2,181       3,214
  General and administrative....................      812        1,368     1,813       4,014       3,436
                                                  -------      -------   -------     -------     --------
 Total operating expenses.......................    2,374        4,590     8,282      14,559      18,167
                                                  -------      -------   -------     -------     --------
 Operating income (loss)........................   (1,206)      (2,538)   (3,055)     (5,976)     (5,943)
 Interest income (expense) net..................      (16)         (47)       82         978       1,439
                                                  -------      -------   -------     -------     --------
 Income (loss) before provision for taxes.......   (1,222)      (2,585)   (2,973)     (4,998)     (4,504)
 Provision for income taxes.....................       --           --         1          --          --
                                                  -------      -------   -------     -------     --------
 Net income (loss)..............................   (1,222)      (2,585)   (2,974)     (4,998)     (4,504)
 Cumulative dividends on participating
  preferred stock...............................      (20)      (1,204)     (225)         (2)         --
                                                  -------      -------   -------     -------     --------
 Net income (loss) attributed to common
  stockholders..................................  $(1,242)     $(3,789)  $(3,199)    $(5,000)    $(4,504)
                                                  =======      =======   =======     =======     ========
 Net income (loss) per share:
  Basic/Diluted.................................  $ (0.19)     $ (0.57)  $ (0.48)    $ (0.30)    $ (0.20)
                                                  =======      =======   =======     =======     ========
 Weighted average number of
  common shares outstanding:
  Basic/Diluted.................................    6,667        6,667     6,693      16,584      21,985
                                                  =======      =======   =======     =======     ========

Supplemental Data:
 Systems Revenue(1).............................  $ 3,101      $ 3,602   $ 6,134     $10,387     $14,023
                                                  =======      =======   =======     =======     ========

---------------
(1) System revenue represents the full value of gross billings for ads sold under either commission-based contracts or service fee-based contracts. Although system revenue is not recognized under generally accepted accounting principles, we believe that system revenue is a standard measure of advertising volume for the Internet advertising industry that enables a meaningful comparison of activity from period to period and from one company to another.

Our system revenue increased during each quarter of 1998. Quarterly system revenue increased 30.3% from the first to second quarter, 8.1% from the second to third quarter and 25.2% from the third to fourth quarter of 1998. Quarterly system revenue decreased 2.1% from the fourth quarter of 1998 to the first quarter of 1999 due to seasonal factors. Quarterly system revenue increased 22.6% from the first quarter to the second quarter of 1999, 16.1% from the second to the third quarter of 1999, and 70.3% from the third to the fourth quarter 1999. Quarterly system revenue increased 69.3% from the fourth quarter of 1999 to the first quarter of 2000, and 35.0% from the first quarter to the second quarter 2000. Quarterly growth was due to increases in the number of advertising customers, the number of Web publishers on our network, the number of ads delivered and adMonitor service fees.

                                                                      Three Months Ended
                                                  --------------------------------------------------------
                                                  Mar. 31,    June 30,    Sep. 30,    Dec. 31,    Mar. 31,
                                                    1998        1998        1998        1998        1999
                                                    -----       -----      ------      ------      ------
As a Percentage of Revenue:
Revenue....................................         100.0%      100.0%      100.0%      100.0%      100.0%
Operating expenses:
  Cost of revenue..........................            --          --          --          --         0.3
  Sales and marketing......................          77.5        46.5        59.1        67.2       106.6
  Research and Development.................           1.7         3.9         6.3        10.7        18.5
  General and administrative...............          28.7        36.2        50.5        57.7        70.1
                                                    -----       -----      ------      ------      ------
Total operating expenses...................         107.9        86.6       115.9       135.6       195.5
                                                    -----       -----      ------      ------      ------
Operating income (loss)....................          (7.9)       13.4       (15.9)      (35.6)      (95.5)
Interest income (expense), net.............           0.7         0.1         0.6         1.5         1.4
                                                    -----       -----      ------      ------      ------
Income (loss) before provision for
 income taxes..............................          (7.2)       13.5       (15.3)      (34.1)      (94.1)
Provision for income taxes.................            --          --          --          --          --
                                                    -----       -----      ------      ------      ------
Net income (loss)..........................         (7.2)%       13.5%     (15.3)%     (34.1)%     (94.1)%
                                                    =====       =====      ======      ======      ======

                                                             Three Months Ended
                                              -------------------------------------------------
                                                 June 30,    Sep. 30,    Dec. 31,    Mar. 31,      June 30,
                                                   1999        1999        1999        2000         2000
                                                  -------     -------      ------      ------      -------
As a Percentage of Revenue:
Revenue....................................         100.0%      100.0%      100.0%      100.0%      100.0%
Operating expenses:
  Cost of revenue..........................          26.3        50.0        65.3        63.6        65.6
  Sales and marketing......................          85.9        57.6        35.9        33.9        28.6
  Research and Development.................          21.6        49.4        22.5        25.4        26.3
  General and administrative...............          69.5        66.7        34.7        46.8        28.1
                                                  -------     -------      ------      ------      -------
Total operating expenses...................         203.3       223.7       158.4       169.7       148.6
                                                  -------     -------      ------      ------      -------
Operating income (loss)....................        (103.3)     (123.7)      (58.4)      (69.7)      (48.6)
Interest income (expense), net.............          (1.3)       (2.2)        1.6        11.4        11.8
                                                  -------     -------      ------      ------      -------
Income (loss) before provision for
 income taxes..............................        (104.6)     (125.9)      (56.9)      (58.3)      (36.8)
Provision for income taxes.................            --          --          --          --          --
                                                  -------     -------      ------      ------      -------
Net income (loss)..........................        (104.6)%    (125.9)%     (56.9)%     (58.3)%     (36.8)%
                                                  =======     =======      ======      ======      =======

Our revenue increased during each of the last nine quarters. In 1998, quarterly revenue increased 27.7% from the first to second quarter, 5.6% from the second to the third quarter and 32.8% from the third to the fourth quarter. Quarterly revenue increased 4.0% from the fourth quarter of 1998 to the first quarter of 1999. In 1999, quarterly revenue increased 55.1% from the first to the second quarter, 75.7% from the second to the third quarter, and 155% from the third to the fourth quarter. Quarterly revenue increased 64.2% from the fourth quarter of 1999 to the first quarter of 2000, and 42.4% from the first quarter to the second quarter 2000. Quarterly revenue growth was primarily due to increases in the number of advertising clients, the number of Web sites on our network, the number of ads delivered and adMonitor service fees. The increases in revenue from quarter to quarter in 1999 and 2000 were also due to increases in the number of service fee-based contracts.

  Increases in total operating expenses were due primarily to the addition of sales, technical and administrative personnel needed to sustain our growth and further develop our infrastructure.

  Our revenue has historically been, and we expect it to continue to be, subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first calendar quarter of each year. Additionally, expenditures by advertisers tend to be cyclical, reflecting overall economic conditions, as well as budgeting and buying patterns.


Liquidity and Capital Resources

From our inception through September 1998, we financed our operations primarily through internally generated cash flow. In September 1998, we completed a private placement of equity securities to an individual investor and received $1.9 million in net proceeds. In September 1999, we completed two private placements of equity securities and received $12.9 million in net proceeds. In February 2000, we completed our initial public offering of 7,475,000 shares of our common stock (including 975,000 shares subject to the underwriter's over-allotment option) at $15.00 per share. The initial public offering resulted in aggregate net proceeds of approximately $102.6 million, net of underwriting discounts and expenses of the offering. The net proceeds from these private placements and our initial public offering are being used to expand our business operations, to hire additional personnel, to provide additional services and for general corporate purposes related to the expansion of our business.

Net cash used by operating activities was $7.3 million for the six months ended June 30, 2000, $6.3 million for the year ended December 31, 1999, $1,000 for the year ended December 31, 1998, and $259,000 for the period ended December 31, 1997. Cash used in operating activities for the six months ended June 30, 2000 resulted from a net loss of $9.5 million, as well as a $6.0 million increase in accounts receivable partially offset by a $5.6 million increase in accounts payable and accrued expenses, a $150,000 decrease in prepaids and other current assets and a $717,000 increase in deferred revenue. Cash used in operating activities for the year ended December 31, 1999 resulted from a net loss of $7.5 million, as well as a $2.8 million increase in accounts receivable and a $1.1 million increase in prepaids and other current assets partially offset by a $3.5 million increase in accounts payable and a $1.4 million increase in accrued expenses. Cash provided by operating activities for the year ended December 31, 1998 resulted from a $834,000 increase in accounts payable and a $200,000 increase in accrued liabilities, partially offset by a $290,000 net loss and a $626,000 increase in accounts receivable. Cash provided by operating activities for the period ended December 31, 1997 resulted from $310,000 in net income and a $327,000 increase in accounts payable and a $100,000 increase in accrued liabilities, partially offset by a $490,000 increase in accounts receivable.

  Net cash used in investing activities was $11.8 million for the six months ended June 30, 2000, $1.1 million for the year ended December 31, 1999, $323,000 for the year ended December 31, 1998, and $19,000 for the year ended December 31, 1997. Cash used in investing activities was primarily related to purchases of property and equipment related to research and development.

Net cash provided by financing activities was $106.0 million for the six months ended June 30, 2000, $12.2 million for the year ended December 31, 1999, and $2.2 million for the year ended December 31, 1998. Net cash used by financing activities was $5,000 for the period ended December 31, 1997, resulting from a withdrawal of capital. Cash provided by financing activities for the six months ended June 30, 2000 resulted primarily from the proceeds from our initial public offering of common stock. Cash provided by financing activities for the year ended December 31, 1999 resulted primarily from the proceeds from our private placement of equity securities. Cash provided by financing activities for the year ended December 31, 1998 resulted primarily from the sale of Series A preferred stock.

  Although we do not have any material commitments for capital expenditures, we anticipate that we will experience a substantial increase in our capital expenditures consistent with our anticipated growth in operations, infrastructure and personnel. We currently anticipate that we will continue to experience significant growth in operating expenses for the foreseeable future. We believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months.

Year 2000 Compliance

  We did not experience any significant malfunctions or errors in our operating or business systems when the date changed from 1999 to 2000. Based on operations since January 1, 2000, we do not expect any significant impact to our on-going business as a result of the "Year 2000 issue." However, it is possible that the full impact of the date change, which was of concern due to computer programs that use two digits instead of four digits to define years, has not been fully recognized. We cannot quantify the amount of our potential exposure but we believe that any such problems are likely to be minor and correctable. In addition, we could still be negatively impacted if our customers or suppliers are adversely affected by the Year 2000 or similar issues. We currently are not aware of any significant Year 2000 or similar problems that have arisen for our customers and suppliers. In preparation for the year 2000, we incurred internal staff costs as well as consulting and other expenses. Year 2000 expenses incurred to date totaled less than $100,000.

Interest Rate Risk

  The primary objective of our investment activities is to preserve the principal while at the same time achieving an attractive return. To achieve this objective, we maintain a portfolio of investment grade cash equivalents and short-term investments. Although we are subject to interest rate risks, we believe an effective increase or decrease of 10% in interest rate percentages would not have a material adverse effect on our results from operations. The potential change noted above is based on sensitivity analysis we performed as of June 30, 2000.

  We did not hold derivative financial instruments as of June 30, 2000, and have never held these instruments in the past.

Foreign Currency

  Currently almost all of our sales and expenses are denominated in U.S. dollars and as a result we have experienced little foreign exchange gains and losses to date. While we have and will effect some transactions in foreign currencies during 2000, we do not anticipate that foreign exchange gains or losses will be significant. We have not engaged in foreign currency hedging activities to date.

                                   BUSINESS

Overview

  We are a leading provider of Internet-based advertising and direct marketing solutions for advertisers and Web publishers. We design and implement advertising campaigns for our advertising clients and strategically place their ads on our network of Web sites. We provide our Web publishing clients with a fully-outsourced solution which includes the sale of advertising space on their Web sites as well as the technology required to deliver advertisements.

  We have developed adMonitor, our ad serving and tracking technology that is used to deliver advertisements to our network of Web site publishers. adMonitor enables our advertising and Web publishing clients to implement sophisticated advertising campaigns quickly and to selectively target ads to Web users based on specific interests or characteristics. adMonitor also enables our clients to measure and manage the effectiveness of their ad campaigns.

  We represent a network of select Web publishers featuring sites with strong online brand awareness and innovative content such as Alloy Online, BigYellow, Hollywood.com and Liquid Audio. Over 872 advertisers including Chevrolet, iVillage, Microsoft, Netscape, Procter & Gamble and Visa have utilized our solutions.

Industry Background

Emergence of the Internet as an Advertising and Direct Marketing Medium

  The Internet has rapidly emerged as an important medium for facilitating communication, disseminating information and conducting commerce. As the Internet has grown, advertisers have devoted increasing portions of their advertising and marketing budgets to online advertising and direct marketing.

Advantages of Online Advertising and Direct Marketing Over Traditional Media

  Unlike traditional broadcast media, the Internet allows advertisers to selectively target advertisements to individual consumers based upon their specific interests and characteristics. The interactivity of the Internet also enables advertisers and marketers to reach the consumer at the point of sale and to receive immediate feedback on their ad campaigns. Moreover, the Internet provides advertisers with the ability to monitor and measure the effectiveness of their campaigns and track the resulting transactions. This timely feedback enables advertisers to continually optimize ad campaigns and increase their returns on advertising spending. We believe that online advertising and direct marketing campaigns generally are more cost effective and easier to develop and implement than advertising and direct marketing campaigns in traditional media.

Challenges for Online Advertisers

  Online advertisers seek to continually enhance the effectiveness of their advertising campaigns. They face several significant challenges, including:

  . Complicated Media Buy.   Low barriers to entry and easy-to-use Web site
     authoring software have resulted in a proliferation of Web sites and Web pages. As a result, advertisers are faced with an increasingly complex and fragmented environment in which to construct, purchase and implement their advertising campaigns.

  . Lack of Technical and Creative Expertise.   Advertisers are increasingly
     seeking solutions that enable them to achieve their goals by integrating sponsorships such as rich media and other marketing techniques into their online advertising campaigns. Implementing online solutions requires higher levels of technical and creative expertise.

  . Engaging the Online User.   Because Web users exercise control over their
     online experience, online advertisers face greater difficulties in engaging a user's attention than do advertisers utilizing broadcast media who rely on the passive reception of their messages. The impact of traditional banner ad campaigns is limited. As a result, online advertisers have focused increasingly on developing campaigns that engage online users and encourage their interaction with the advertisements.

  . Compiling Data and Extracting Value.   In order to create effective
     advertising campaigns, advertisers seek to gather relevant information about Web users through various means, such as tracking technology, which is able to track a user's movements through the Internet, and modeling techniques, which are used to predict a Web user's online behavior, and quickly analyze this information to continually refine campaign strategies. Most advertisers do not have the technical expertise to compile and analyze campaign performance data and, as a result, require a third party solution.

    Execution.   Once advertisers have compiled and analyzed the information gathered about Web users, they must be able to capitalize on the value of this information to create tailored advertising campaigns and direct these campaigns to specific groups of Web users. To maximize the effectiveness of their campaigns, advertisers must be able to implement changes in their strategies on a timely basis.

Challenges for Web Publishers

  Web publishers seek to maximize the value realized from their available Web site space, or ad inventory. They face several significant challenges, including:

  . Lack of Sales Expertise.   Many Web publishers lack sufficient experienced
     personnel to effectively sell ad space on their Web sites.

  . Difficulty in Differentiation.   The number of Web sites has increased
     dramatically due in part to growth in the number of Web users, the advent of easy-to-use Web site authoring software and the continuing growth of electronic commerce. As a result, Web publishers increasingly face difficulty in differentiating themselves to prospective advertisers and in gaining access to advertising decision makers.

  . Lack of Ad Delivery and Tracking Technology.   Given the pace and scale in
     which new ad delivery and tracking technology is evolving, many Web publishers cannot afford to develop and maintain the technology necessary to target, deliver and track Web advertising.

  . Inventory Management.   Maximizing the value of a Web publisher's available
     Web site space, or ad inventory, requires efficient inventory management. It is difficult for Web publishers to maintain price consistency with their high-CPM ad packages while monetizing their unsold ad inventory.

The L90 Solution

  Our solution is designed to enable advertisers and Web publishers to take advantage of the Internet as a marketing medium. We offer advertisers creative campaign development and design services, strategic sales solutions and a network of Web sites on which to place their ads. Our adMonitor technology provides them with ad serving, contemporaneous campaign management, measurement, reporting and transaction tracking capabilities. We offer Web publishers the opportunity to focus on their core businesses while we provide online advertising sales, ad inventory management and back office operational support. Our comprehensive advertising solution combines our high value-added, strategic ad campaign development services, an extensive knowledge of our Web publishers and our adMonitor technology. We believe this combination enables us to obtain improved pricing by maximizing the value of the ad inventory of our Web publishers.

Benefits to Advertisers

  . Strategic Advertising Sales Approach.   Our highly skilled sales force
     consults closely with advertisers and advertising agencies to determine their needs and to construct effective advertising solutions that enable them to realize their online advertising objectives. Utilizing this consultative approach, we develop comprehensive campaigns that are intended to achieve higher response rates in a fragmented and crowded Web publishing marketplace.

  . Design and Marketing Expertise.   Our extensive design, creative development
     and marketing expertise provides our clients with cost savings in the development and deployment of their advertising campaigns. In addition, our design and marketing expertise allows us to quickly develop and deploy these advertising campaigns, resulting in an advantage for our clients in the time it takes to implement an advertising campaign. Our skilled staff has significant expertise in creating advertising campaigns that employ leading-edge technologies and techniques, such as sponsorships or the incorporation of rich media into the campaign and sponsorships. Further, by maintaining a library of our successful advertising campaigns, we are able to offer advertisers the ability to select pre-tested solutions that can be quickly tailored to meet the advertisers needs and goals. This "plug and play" functionality significantly reduces the time it takes to implement an advertising campaign.

  . Sponsorship Advertising.   We have created sponsorship advertising solutions
     that enable our advertising clients to develop campaigns that go beyond traditional banner advertising. Our highly targeted solutions utilize value-added features such as content integration, co-branding, rich media and campaign structures such as promotions and sweepstakes. We believe that our sponsorship solutions enable advertisers to place their ads in a more relevant and targeted context. For example, by co-branding an advertiser with a Web publisher or integrating the advertiser's advertisement into the Web publisher's content, the advertiser benefits from the Web publisher's existing relationship with its users. We believe these placements generate higher returns by leveraging the existing relationship between the Web user and the Web site.

  . Ad Serving and Tracking Technology.   Our adMonitor technology delivers
     advertising campaigns incorporating rich media, interactivity and ad targeting. We aggregate information about Web users in our proprietary databases that can be used on a standalone basis or in conjunction with other data sources to deliver highly targeted advertising messages to users across our entire network of Web sites. Additionally, advertisers can access adMonitor through a Web browser, enabling them to view their campaigns and obtain real-time reports. adMonitor also enables advertisers to execute valuable testing programs, such as simultaneously running a number of different campaigns, and to obtain real-time performance feedback that assesses their relative effectiveness.

  . Highly Targeted Advertising.   The combination of our network of Web sites,
     category sales specialists and adMonitor technology empowers us to structure highly targeted campaigns for advertisers. Advertisers can target delivery based on the Web user's demographic or behavioral data, or on more complex parameters, such as future buying prospects.

  . Direct Marketing Capabilities.   We have considerable expertise in creating
     direct marketing campaigns that incorporate creative promotional offers and easy-to-use interactivity in order to realize increased click-through rates and greater participation by Web users. Our direct marketing campaigns include components such as interstitials, sweepstakes, targeted e-mails, Web user registrations and other techniques designed to encourage specific actions by users or to collect valuable customer data.

Benefits to Web Publishers

  . Outsourced Advertising Sales.   Participants in our network benefit from the
     services of our skilled sales force. By outsourcing online advertising sales, Web publishers are able to focus on their core competencies and avoid the significant investment and distraction of developing an in-house sales force.

  . Improved Pricing.   Based on our ability to deliver highly effective
     campaigns, advertisers are willing to pay higher prices for the ad inventory on our network. We believe the average CPM realized by our Web publishers is substantially higher than the industry average.

  . Efficient Inventory Management.   adMonitor provides Web publishers with an
     inventory management tool that generates useful real-time reports on current and expected ad inventory. By monitoring each active ad campaign, adMonitor continuously updates available inventory to properly deliver ads on schedule and to ensure that Web publishers achieve a superior revenue yield from their ad inventory. We seek to optimize yield by selling packages that emphasize high CPM advertising campaigns, including sponsorships, sweepstakes, promotions and content integration.

  . Creating Visibility.   Due to the proliferation in the number of Web sites,
     it is often difficult for individual Web sites to gain the attention of major advertisers. Through the aggregation of online ad inventory from the Web sites we represent, our Web site network attracts the attention of major advertisers. Inclusion in our network provides Web publishers with access to a larger number of major advertisers.

  . Web-Hosted Ad Serving and Tracking.   adMonitor provides Web publishers with
     centralized ad serving, targeting and tracking capabilities to execute, manage and optimize advertising campaigns incorporating rich media and sponsorships. Outsourcing this technology enables Web publishers to avoid the significant investments associated with developing this capability in-house.

  . Flexible, Adaptable Technology Platform.   Our adMonitor technology is
     designed to be easily modified to incorporate new technologies in order to meet the needs and demands of Web publishers and advertisers. adMonitor's flexible technology also provides a platform for additional direct marketing applications such as e-mail campaign management and loyalty programs.

  . Rapid Implementation.   We can implement adMonitor quickly and simply to
     begin serving ads for new Web publishing clients, typically within 24 hours. As a result, these clients can begin to generate revenue from the sale of their ad inventory in a highly efficient manner.

Products and Services

  Our products and services are designed to provide our advertisers and Web publishers with comprehensive, customized online advertising solutions.

Advertising Solutions

  In designing an advertising solution, we offer the following primary advertising programs:


---------------------------------------------------------------------------------------------------------------
      Advertising Programs    |                                     Description
---------------------------------------------------------------------------------------------------------------
                              |
                              |
L90Premium                    |  .  L90Premium leverages the brand names, quality content and desirable
 (Beyond the Banner Programs) |     demographics of our premium Web sites through advertising programs
                              |     featuring advertising components such as co-branded micro-sites and
                              |     jump pages, content integration, contextual sponsorships, rich media
                              |     and promotions.  We specialize in providing three types of sponsorship
                              |     opportunities:
                              |
                               --------------------------------------------------------------------------------
                              |  .  turnkey sponsorships, which are pre-packaged programs that
                              |     can be easily and quickly implemented to meet the objectives
                              |     of the advertiser;
                              |
                              |--------------------------------------------------------------------------------
                              |  .  customized sponsorships, which are original programs
                              |     specifically created for, and based upon the marketing
                              |     objectives of, a specific advertiser; and
                              |
                              |--------------------------------------------------------------------------------
                              |  .  syndicated sponsorships, which are genre-specific programs
                              |     that run across a selection of our premium Web sites.
                              |
---------------------------------------------------------------------------------------------------------------
L90Targeted                   |  .  L90Targeted enables advertisers to target specific audiences by content
 (Special Interest Categories)|     categories, including Entertainment, Automotive, Sports, Kids/Teens
                              |     and e-Commerce.  Our category sales specialists possess in-depth
                              |     knowledge and understanding of their respective categories and can
                              |     assist advertising clients in developing ad campaigns that address
                              |     audiences in these categories.
                              |
---------------------------------------------------------------------------------------------------------------
L90R&E                        |  .  L90R&E offers broad distribution across our entire network of Web
 (Reach and Efficiency        |     sites for advertisers interested in attaining the greatest reach for the
   Network)                   |     lowest and most efficient cost.
                              |
---------------------------------------------------------------------------------------------------------------
L90D.m.                       |  .  L90D.m. programs range from pop-up boxes and e-mail newsletter
 (Direct Marketing)           |     sponsorships to "opt-in" registrations and viral marketing programs,
                              |     all designed to reach targeted audiences and build qualified marketing
                              |     databases.  These programs include:
                              |
                              |--------------------------------------------------------------------------------
                              |  .  L90Mail which delivers advertising messages directly to a
                              |     specific targeted audience through e-mail newsletters and
                              |     site updates.  Advertisements are integrated within e-mail newsletters
                              |     or sent as stand-alone e-mail messages.
                              |
                              |--------------------------------------------------------------------------------
                              |  .  L90Opt-in which enables advertisers to build a qualified
                              |     marketing database of consumers that specifically opt-in to
                              |     receive targeted information or special offers.
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                           |
L90Link                    |     .  L90Link, which is a marketing tool that uses the entire L90 network,
 (Viral Marketing)         |        our adMonitor technology and the power of word-of-mouth marketing
                           |        to generate customer acquisitions.  L90Link rewards users for taking
                           |        advantage of promotional offers and forwarding these offers to friends
                           |        and colleagues.
                           |
---------------------------------------------------------------------------------------------------------------
L90Rewards                 |     .  L90Rewards is an opt-in data gathering tool and consumer retention
 (Opt-In Rewards Program)  |        program that incorporates sweepstakes and other promotions to build
                           |        its membership base.
---------------------------------------------------------------------------------------------------------------

Ad Serving and Tracking Technology

  Through our Web-hosted adMonitor technology, we offer advertisers and Web publishers the ability to selectively target and deliver ad campaigns that incorporate rich media and other marketing features. In addition, adMonitor enables advertisers to track, measure and manage the effectiveness of their ad campaigns and receive real-time reports from any Web browser.

  . Ad Serving.   adMonitor delivers targeted advertising campaigns quickly, consistently and on schedule. In addition, because adMonitor is a centrally served technology platform administered from our facilities, our Web publishing clients are not required to purchase additional hardware, software or back-up systems to implement or utilize our adMonitor services. Our adMonitor system is easily modified, can handle significantly increased volume when needed, and is able to deliver targeted and specialized advertising campaigns virtually instantaneously. In addition, because adMonitor is capable of delivering rich media content, advertisers have the freedom to develop complex advertising solutions.

  . Targeting.   adMonitor enables our advertising clients to target their
     campaigns using a wide range of parameters, including domain, content area, keyword, geography and user-profile data. By utilizing adMonitor's advanced targeting capabilities, advertisers are able to direct their campaigns at Web users who are most likely to respond.

  . Tracking.   adMonitor provides advertisers with comprehensive performance reports and the ability to adjust media plans, all in real-time. Advertisers are able to track the progress of their campaigns from their Web browsers. These reports contain detailed information such as the Web sites included in an advertising campaign, the number of impressions served, the click-through rates and the incremental sales from the campaign, as well as other performance measures. In addition, they provide the information that advertisers need to actively manage their campaigns to maximize effectiveness. adMonitor is fully Web-hosted and gives advertisers the ability to optimize in real time the performance of their advertising campaigns.

  . ClickTrack.   ClickTrack is the purchase and transaction tracking component of our adMonitor technology. Through ClickTrack we are able to match the exact point of a consumer's purchase or transaction with the precise advertisement that resulted in the sale or transaction. Even if a consumer views an advertisement, clicks through to the advertiser's Web site, leaves the Web site and returns two months later to make a purchase or take a specific action, ClickTrack is able to match and report the resulting sale or attributable to the advertisement.

  . Inventory Management.   We provide our Web publishers and advertisers with
     detailed, real-time information about current and future ad inventory. adMonitor automatically monitors each advertising campaign in progress, adjusts the delivery of ads for variations in site traffic and updates available ad inventory based upon current advertising campaigns. Our system ensures that advertising campaigns are optimally scheduled and delivered and that our Web publishers maximize the value of their ad inventory.

Our Network of Web Publishers

  We currently represent approximately 191 Web sites, 44 of which are in our mature category. A Web publisher must satisfy a number of objective and subjective criteria before we will designate it as ``mature.'' The objective requirements include measurable data such as minimum traffic volume. The subjective requirements include matters such as high brand recognition, desirable demographics and highly innovative content. Our other Web publishers are generally newer Web sites that we believe have high growth potential. The decision to accept a Web publisher for representation is based on a number of criteria, including the demographics of the Web site's users, the Web site's content quality and brand name recognition, the level of existing and projected traffic on the Web site, and sponsorship opportunities.

  Our entire network of Web publishers is organized into ten categories. We determine the category of a Web site based primarily on its content. Advertisers may choose to target their ads on sites within one or more of these categories. Some of our Web sites may fall into multiple categories if they provide a broad range of content.

                              Web Site Categories

      . 18-34             . Business/Finance         . Sports
      . Automotive        . e-Commerce               . Technology
      . Broadband         . Entertainment            . Women/Health
                          . Kids/Teens

Our Advertising Clients

  In connection with the representation of our Web publishers, we have developed relationships with, and continue to focus our sales and marketing efforts on, online advertisers and advertising agencies. Since inception, over 872 advertisers from a variety of industries have utilized our services. Our experienced sales and marketing organization works closely with advertisers and advertising agencies to enhance the effectiveness of their online advertising campaigns.

Privacy Concerns

  We believe that issues relating to the privacy of Internet users and the use of personal information about these users are extremely important. In the course of delivering ads to a Web user, we only collect non-personally identifiable information about the Web user. We do not collect any personally identifiable information about the Web user unless the Web user voluntarily and knowingly provides personally identifiable information.

  In implementing any service or program designed to gather consumer data, we are always mindful of our continuing commitment to uphold the privacy principles of the Direct Marketing Association. In addition, we are a licensee under the TRUSTe Privacy Program. TRUSTe is an independent, non-profit organization whose mission is to build users' trust and confidence in the Internet by promoting the use of fair information practices. We are also a member of the Network Advertising Initiative. We actively monitor privacy laws and regulations and seek to comply will all applicable privacy requirements.

Sales and Marketing

  Our sales and marketing staff is trained to work strategically with our Web publishers and advertisers to develop comprehensive advertising solutions. We believe that advertisers desire sponsorship opportunities that go beyond the banner to include content integration, contextual sponsorships, promotions, sweepstakes, e-mail sponsorships, interstitials, custom content and other highly effective advertising tools. We have assembled a sales and marketing staff that possesses the marketing, media, creative and advertising skills required to develop large, sophisticated advertising campaigns. We have close relationships with, and detailed knowledge of, our Web publishers. Consequently, we are able to work with advertisers in developing comprehensive, sponsorship-oriented advertising solutions.

  We sell our advertising solutions in the United States through a sales and marketing team consisting of a total of 111 employees as of June 30, 2000. Our sales and marketing team is organized in a matrix fashion and includes account executives, who sell all of our Web site ad inventory, and category sales specialists, who focus on a specific field of content. Currently, our sales and marketing team is organized according to six geographic regions.

  Our experienced Web publisher and advertiser sales and marketing personnel use a variety of marketing programs to generate demand for our products and services, build market awareness, develop customer leads and establish business relationships. Our marketing activities include public relations, print advertisements, online advertisements and direct marketing, Web advertising seminars, trade shows, special events and ongoing customer communications programs.

Seasonality and Cyclicality

  We believe that our business is subject to seasonal fluctuations. Advertisers generally place fewer advertisements during the first and third calendar quarters of each year, and direct marketers generally mail substantially more marketing materials in the third calendar quarter of each year. In addition, expenditures by advertisers and direct marketers vary in cycles and tend to reflect the overall economic conditions, as well as budgeting and buying patterns. Furthermore, user traffic on the Internet tends to decrease during the summer months which results in fewer advertisements to sell and deliver. A decline in the general economy or in the economic prospects of advertisers and direct marketers could adversely affect our revenue.

Technology Platform

  We have developed a centralized ad serving and tracking system that is resident in our facilities. adMonitor is a flexible and versatile system with the ability to adapt to specific advertiser and Web publisher needs. Complex ad campaigns can be quickly developed and implemented using our technology. adMonitor supports most leading Web tools and technologies, including JAVA, Java Script, RealAudio, Enliven and VRML and is capable of delivering these advertising campaigns containing rich media and interstitials. Moreover, adMonitor is compatible with most leading host servers.

  adMonitor has the ability to selectively serve advertisements to, and track the movements of, Web users. Upon viewing and downloading a Web page of one of our Web publishers, the user's browser is directed to the adMonitor system to retrieve an advertisement. Our adMonitor system selects an appropriate ad to display based upon the user's profile. Through the use of cookies, small files of information placed on a user's computer, adMonitor is also able to track the user's movements through the Web publisher's site. adMonitor also provides advertisers real-time reporting on the performance of their campaigns. Advertisers can log into the adMonitor system from any Web browser to access reports on their campaigns. All reports are real-time and can be customized to satisfy the needs of the advertiser.

  adMonitor functions on a fully redundant, high performance system built with an emphasis on capacity and speed. We use a combination of products from Sun Microsystems, Cisco Systems, Microsoft, Oracle, 3Com and F5 Labs to support adMonitor's scalability and reliability. adMonitor is deployed on hardware resident in multiple, secure data centers located across the United States, where technical support is provided 24 hours a day, seven days a week.

Competition

  The online advertising market is extremely competitive. We believe that our ability to compete depends upon many factors both within and beyond our control, including the following:

  . the timing and market acceptance of new solutions and enhancements to existing solutions developed either by us or our competitors;

  . the continued and increasing acceptance by advertisers of the Internet as an effective and cost-efficient means of advertising;

  . the ability to adapt to the rapidly changing trends of the Internet;

  . our customer service and support efforts;

  . our sales and marketing efforts;

  . our ability to adapt and scale our technology as customer needs change and grow; and

  . the ease of use, performance, price and reliability of solutions developed either by us or our competitors.

  As we expand the scope of our Web services, we may face greater competition from a number of Web sites and other media companies across a wide range of different Web services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other factors. Several companies offer competitive products or services through Web advertising networks, including DoubleClick, 24/7 Media and Engage Technologies. Our business may also encounter competition from providers of advertising inventory and database management products and related services, including AdForce, DoubleClick and Engage Technologies. In addition, we may face potential competition from a number of large Web publishers and Web search engine companies, such as America Online, Excite@Home, Infoseek and Yahoo! We also compete with television, radio, cable and print for a share of the overall advertising budgets of advertisers.

Intellectual Property Rights

  Our success and ability to compete are substantially dependent on our internally developed technologies, including adMonitor, and trademarks that we protect through a combination of patent, copyright, trade secret, unfair competition and trademark law, as well as contractual agreements. We have filed a patent application in the United States for our adMonitor technology. We have also applied to register trademarks internationally and in the United States.

  We cannot guarantee that any of our current or future patent applications or trademark applications will be approved. Even if they are approved, these patents or trademarks might be successfully challenged by others or invalidated. Furthermore, if our patent applications or trademark applications are not approved because third parties own these patents or trademarks, our use of these patents or trademarks will be restricted unless we enter into arrangements with these third parties. We cannot assure you that we can enter into arrangements with these third parties on commercially reasonable terms.

  We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite these efforts, unauthorized parties may attempt to disclose, obtain or use our advertising solutions or technologies. Our precautions may not prevent misappropriation of our advertising solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our rights as fully as in the United States.

  Our technology collects and utilizes data derived from user activity on the Internet. This information is used for targeting advertising and predicting advertising performance. Although we believe that we generally have the right to use this information and to compile it in our database, we cannot assure you that any trade secret, copyright or other protection will be available for this information. In addition, others may claim rights to this information. Furthermore, we cannot guarantee that any of our other intellectual property rights will be viable or valuable in the future since the validity, enforceability and scope of protection of intellectual property rights in Internet related industries is uncertain and still evolving. In addition, third parties may assert infringement claims against us. Any claims could subject us to significant liability for damages and could result in the invalidation of our intellectual property rights. In addition, any claims could result in litigation, which would be time-consuming and expensive to defend, and divert our time and attention. Even if we prevail, this litigation could cause our business, results of operations and financial condition to suffer. Any claims or litigation from third parties may also result in limitations on our ability to use the intellectual property subject to these claims or litigation unless we enter into arrangements with the third parties responsible for these claims or litigation, which could be unavailable on commercially reasonable terms. We believe that factors such as the technological and creative skills of our personnel, new service offerings, brand recognition and reliable customer service are more essential to establishing and maintaining our position in the marketplace, rather than the legal protection of our technology. We cannot assure you that others will not develop technologies that are similar or superior to our technology.

  On November 12, 1999, DoubleClick filed a lawsuit against us in the United States District Court for the Eastern District of Virginia. The suit alleges that we are infringing, and inducing and contributing to the infringement by third parties of, a patent held by DoubleClick related to methods and networks for delivering, targeting and measuring advertising over the Internet. DoubleClick is seeking treble damages in an unspecified amount, a preliminary and permanent injunction from further alleged infringement and attorneys' fees and costs.

    On May 24, 2000, DoubleClick filed a reissue application with the U.S. Patent & Trademark Office with respect to the patent at issue. On May 26, 2000, DoubleClick filed with the court a motion to stay the entire litigation pending the U.S. Patent and Trademark Office's review of DoubleClick's reissue application. On June 12, 2000, we filed with the court an opposition to DoubleClick's motion to stay the litigation. Our opposition asked the court to stay the litigation with respect to the issues related to infringement and the validity of the patent, but asked the court to proceed with respect to the issue related to our claim of DoubleClick's inequitable conduct. On July 21, 2000, the court stayed the litigation with respect to the issues related to infringement and the validity of the patent. The court has allowed us to proceed with respect to the issue related to our claim of DoubleClick's inequitable conduct. A trial date has been set for November 6, 2000.

  We currently believe that this lawsuit and its outcome will not cause any material harm to our business. However, the litigation could result in significant expenses and diversion of management time and other resources. If DoubleClick is successful in its claims against us, then we may be hindered from competing in the Internet advertising market and our operations could be severely harmed. See ``Risk Factors--Intellectual property infringement claims, including claims by DoubleClick against us, could prevent or hinder our ability to delivery advertisements over the Internet'' and ``Legal Proceedings'' for more information relating to the DoubleClick suit.

Employees

  As of June 30, 2000, we had 169 full-time employees, including 111 in sales and marketing, 33 in engineering and product development and 25 in accounting, human resources, business operations and administration. In addition, we had three part-time employees. We are not subject to any collective bargaining agreements and believe that our employee relations are excellent. Our future success depends in part on our ability to attract, retain, integrate and motivate highly-skilled employees. Competition for employees in the industry is intense.

Legal Proceedings

  On November 12, 1999, DoubleClick filed a lawsuit against us in the United States District Court for the Eastern District of Virginia. The suit alleges that we are infringing, and inducing and contributing to the infringement by third parties of, a patent held by DoubleClick related to methods and networks for delivering, targeting and measuring advertising over the Internet. DoubleClick is seeking treble damages in an unspecified amount, a preliminary and permanent injunction from further alleged infringement and attorneys' fees and costs.

  On May 24, 2000, DoubleClick filed a reissue application with the U.S. Patent & Trademark Office with respect to the patent at issue. On May 26, 2000, DoubleClick filed with the court a motion to stay the entire litigation pending the U.S. Patent and Trademark Office's review of DoubleClick's reissue application. On June 12, 2000, we filed with the court an opposition to DoubleClick's motion to stay the litigation. Our opposition asked the court to stay the litigation with respect to the issues related to infringement and the validity of the patent, but asked the court to proceed with respect to the issue related to our claim of DoubleClick's inequitable conduct. On July 21, 2000, the court stayed the litigation with respect to the issues related to infringement and the validity of the patent. The court has allowed us to proceed with respect to the issue related to our claim of DoubleClick's inequitable conduct. A trial date has been set for November 6, 2000.

  We currently believe that this lawsuit and its outcome will not cause any material harm to our business. See "Risk Factors--Intellectual property infringement claims, including claims by DoubleClick against us, could prevent or hinder our ability to delivery advertisements over the Internet."

  In addition to the DoubleClick lawsuit, we periodically may become subject to other legal proceedings in the ordinary course of our business. We are not currently involved in any such other proceedings which we believe will materially and adversely affect us.

Facilities

  Our principal executive offices are located in Santa Monica, California, where we lease approximately 11,000 square feet under a lease that expires on December 31, 2000. We also lease approximately 6,000 square feet of space in another facility in Santa Monica, California. In addition, we lease space for our sales and marketing efforts in Chicago; Franklin, Michigan; New York; Greenwich, Connecticut; San Francisco; and London. Our adMonitor ad serving and tracking software and hardware is housed in El Segundo, California. This facility provides us with a secure area to store and operate our computer systems and capacity for communications links and Internet connectivity systems. We are continually evaluating our facility requirements. We believe that our existing leased space is more than adequate for our current operations, and that suitable replacement and additional space will be available in the future on commercially reasonable terms.

                                  MANAGEMENT

Directors, Executive Officers and Key Employees

  Our directors, executive officers and key employees and their positions and ages, as of June 30, 2000, are as follows:

Name                                   Age     Position
----                                   ---     --------
  William M. Apfelbaum.............    53      Chairman of the Board of Directors
  John C. Bohan....................    35      President, Chief Executive Officer and Director
  Thomas A. Sebastian..............    35      Senior Vice President, Chief Financial Officer
                                               and Assistant Secretary
  Mark D. Roah.....................    31      Senior Vice President of Business Development
                                               and Director
  Christopher J. Cardinali.........    35      Senior Vice President of Northwestern Sales, Secretary
                                               and Director
  Frank A. Addante.................    23      Chief Technology Officer
  Sean P. Cowan....................    32      Senior Vice President of New York Sales
  Keith J. Kaplan..................    31      Executive Vice President of National Sales
  Peter G. Diamandis...............    68      Director
  Peter E. Ligeti..................    45      Director
  Glenn S. Meyers..................    39      Director
  G. Bruce Redditt.................    49      Director
  Peter Sealey.....................    59      Director

  William M. Apfelbaum has served as our Chairman of the Board and a director since September 1998. Mr. Apfelbaum served as President and Chief Executive Officer of TDI Worldwide, a wholly-owned subsidiary of CBS, from 1989 to May 2000. Mr. Apfelbaum is also the founder of CBS Plus which oversees advertising sales across all seven of CBS's media divisions, including their Internet-based properties. Mr. Apfelbaum graduated with a B.A. from New York University. He has guest lectured at the Harvard Business School, the London Business School and New York University's Stern School of Business.

  John C. Bohan has served as our President and Chief Executive Officer and a director since our inception. Mr. Bohan is a co-founder of L90. From April 1995 to December 1996, he was Executive Vice President for Screaming Media, formerly known as Interactive Connection. From August 1994 until March 1995, Mr. Bohan served as an advertising sales Account Executive for USA Networks. Mr. Bohan worked as a cable advertising sales Account Executive for Landmark Communications in both New York City and Los Angeles from February 1990 to August 1994. Mr. Bohan graduated with a B.A. in Economics from Middlebury College.

  Thomas A. Sebastian has served as Chief Financial Officer, Senior Vice President and Assistant Secretary of L90 since July 1999. Between August 1997 and June 1999, Mr. Sebastian served as Vice President of Finance of Fair, Isaac & Company. Between May 1996 and May 1997, he was an Investment Banker at Volpe, Brown, Whelan & Company. Between June 1994 and May 1996, Mr. Sebastian worked as Corporate Finance Manager at Hewlett-Packard Company. Mr. Sebastian graduated with a B.S. in Computer Science from the University of Virginia and an M.B.A. from the Anderson School at UCLA.

  Mark D. Roah has served as our Senior Vice President of Business Development since April 1999 and has served as a director of L90 since our inception. Mr. Roah is a co-founder of L90. From January 1997 to April 1999, he served as our Vice President of Southwestern Sales. Between January 1996 and December 1996, Mr. Roah worked as an Account Executive at Screaming Media, formerly known as Interactive Connection. From August 1992 until November 1994, Mr. Roah worked as a Financial Analyst at Shaman Pharmaceuticals and between November 1994 and December 1995 he was a Marketing Manager for ICS Communications. Mr. Roah graduated with a B.S. in Finance from San Francisco State University.

  Christopher J. Cardinali has served as our Senior Vice President of Northwestern Sales and Secretary and has served as a director since our inception. Mr. Cardinali is a co-founder of L90. Between January 1996 and December 1996, Mr. Cardinali worked as an Account Executive at Screaming Media, formerly known as Interactive Connection. Between June 1995 and December 1995, he was a consultant for Halo Interactive. Mr. Cardinali graduated with a B.A. in Economics and Philosophy from Boston College and also received an M.B.A. from the Anderson School at UCLA.

  Frank A. Addante has served as our Chief Technology Officer since February 1998. Between January 1995 and February 1998, Mr. Addante served as Vice President of ReaXions, Inc., an Internet advertising and e-commerce technology development company. Between January 1997 and February 1998, ReaXions provided technology consulting services to L90, during which time Mr. Addante served as our primary contact within ReaXions. Prior to January 1995, Mr. Addante attended the Illinois Institute of Technology.

  Sean P. Cowan has served as our Senior Vice President of New York Sales since October 1999. Between September 1997 and September 1999, Mr. Cowan served as Vice President, National Sales, for Paramount Advertiser Services, Paramount Pictures. Between September 1992 and September 1997, he served as an Account Executive for Paramount Advertiser Services, Paramount Pictures. Mr. Cowan graduated with a B.S. in Marketing from State University of New York, College at Oswego.

  Keith J. Kaplan has served as our Executive Vice President of National Sales since October 1999. Between August 1998 and September 1999, Mr. Kaplan served as National Account Manager for Transportation Displays Incorporated. Between April 1995 and August 1998, Mr. Kaplan served as Northeast Division Manager for Paramount Pictures. From February 1990 to April 1995, he served as National Sales Manager for Cablevision Systems (SportsChannel). Mr. Kaplan graduated with B.A. in Communications from Syracuse University.

  Peter G. Diamandis has served as one of our directors since August 1999. Mr. Diamandis is currently a managing member of DigaComm, L.L.C., a private investment firm. Between February 1991 and September 1996, he served as Vice Chairman of DM Holdings, Inc., the parent company of Donnelley Marketing, Inc. Mr. Diamandis was also the founder or publisher of several popular magazines, including Self Magazine, New York and Mademoiselle. Mr. Diamandis serves on the board of directors of Big Flower Press Holdings, Inc. Mr. Diamandis graduated with a B.S. in Finance from Bucknell University.

  Peter E. Ligeti has served as a director of L90 since August 1999. Since 1988, Mr. Ligeti has been a principal of Keystone Venture Capital, a Philadelphia-based venture capital firm, where he has managed many of Keystone's technology-related investments and provided financing to emerging growth companies. Mr. Ligeti has represented Keystone on the boards of such companies as Solbright, Nettech, BATNET, Hollywood Stock Exchange, Integrated Circuit Systems, Paradigm Software Technologies, Ansoft, Infonautics and National Medical Technologies. Mr. Ligeti graduated with a B.A. from Harvard University and an M.B.A. from the Wharton School at the University of Pennsylvania.

  Glenn S. Meyers has served as one of our directors since September 1999.
Since April 1998, Mr. Meyers has served as a director and the President and Chief Executive Officer of Rare Medium Group, Inc. Mr. Meyers has also served as a director and Chief Executive Officer of Rare Medium, Inc. since September 1995. Prior to September 1995, Mr. Meyers served as President of Brookridge Capital Management, an Internet venture capital firm. Mr. Meyers graduated with a B.S. from the University of Florida School of Business Administration.

  G. Bruce Redditt has served as one of our directors since September 1999. Since May 1998, Mr. Redditt has served as Executive Vice President of Omnicom Group Inc. His duties include overseeing Communicade, a division of Omnicom Group that holds investment positions in companies specializing in Web-based, interactive media services. Between July 1995 and April 1998, Mr. Redditt served as

Executive Vice President of Sony Pictures Entertainment. Between July 1986 and June 1995, Mr. Redditt held a number of communication positions within GTE Corporation, last as Corporate Vice President. Mr. Redditt graduated with a B.S. from Florida State University.

  Peter Sealey has served as one of our directors since August 1999. Dr. Sealey has been a Lecturer and an Adjunct Professor of Marketing at the Haas School of Business at the University of California, Berkeley since 1994. In addition, during the same period Dr. Sealey has been self-employed as a management consultant. Dr. Sealey was employed by the Coca-Cola Company for 24 years, where he held a series of senior management positions, including Senior Vice President, Global Marketing. Dr. Sealey serves on the board of directors of Autoweb.com, Cybergold, Inc. and Mediaplex, Inc. Dr. Sealey graduated with a B.S. from the University of Florida, an M.I.A. from Yale University, and an M.A. and a Ph.D. from Claremont Graduate University.

Composition of the Board

  Our board of directors has nine authorized members. All directors are elected by the holders of common stock. Members of the board of directors will be elected each year at our annual meeting of stockholders, and serve until the following annual meeting of stockholders or until their respective successors have been elected and qualified.

Board Committees

  We have established an audit committee, comprised of Mr. Ligeti and Mr. Diamandis, and a compensation committee, comprised of Mr. Apfelbaum and Mr. Sealey. The audit committee reviews our internal accounting procedures and consults with and reviews the results and scope of the audit and other services provided by our independent accountants. The compensation committee administers our stock option plans and reviews and approves the compensation and benefits for our key executive officers. This committee also establishes and reviews general policies relating to compensation and benefits of our employees.

Director Compensation

  Other than reimbursing directors for customary and reasonable expenses of attending board and committee meetings, we do not currently compensate our non-employee directors.

Employment Agreements

  In September 1999, we entered into at-will employment agreements with each of Messrs. Bohan, Sebastian, Roah, Cardinali and Addante. These agreements provide for annual base salaries of $58,000, $130,000, $100,000, $60,000 and $81,600,
respectively. In addition, these agreements provide for sales commissions for Messrs. Bohan, Roah, Cardinali and Addante in accordance with our then current policy. Each agreement provides for an initial two-year term, and is automatically renewed for successive one-year terms, unless otherwise terminated in writing by us or the employee prior to 30 days before the expiration of the initial term or any successive term. These agreements provide for customary benefits and for the ongoing payment to each of these employees of their base salaries for the balance of the initial term or any successive term if he is terminated without cause. In November 1999, we entered into an arrangement with Mr. Sebastian governing the vesting of stock options and restricted stock grants upon a termination of his employment following a change in control. The agreement provides that all of Mr. Sebastian's options and restricted stock grants shall become exercisable upon a termination of his employment following a change in control. In addition, the agreement provides that in the event of a termination of his employment following a change in control, Mr. Sebastian will receive a cash payment to offset the effects of any "excess parachute" excise tax imposed upon him.

Executive Compensation

  The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer and the other executive officers whose cash compensation exceeded $100,000 in 1999 for services rendered to L90 in all capacities during 1999.

                           Summary Compensation Table

                                                                                       Long-Term
                                                                                      Compensation
                                                                                         Awards
                                                    Annual                               Shares
                                                 Compensation     Other Annual         Underlying              All Other
Name and Principal Position                         Salary      Compensation (1)         Options              Compensation
---------------------------                         ------      ----------------         -------              ------------
John C. Bohan..................................       $58,000          $204,649                 --                   --
  President and Chief Executive Officer
Thomas A. Sebastian............................       $85,000                --            166,666                   --
  Senior Vice President, Chief Financial
    Officer and Assistant Secretary
Christopher J. Cardinali.......................       $60,000          $ 69,480            133,333(2)            $4,800(3)
  Senior Vice President of Northwestern Sales
Mark D. Roah...................................       $39,792          $111,985            133,333(2)            $4,800(3)
  Senior Vice President of Business
    Development
Frank A. Addante...............................       $63,600          $ 39,344            640,000                   --
  Chief Technology Officer

(1) The amounts listed in "Other Annual Compensation" is comprised solely of sales commissions.
(2) These shares underlie an option granted by John C. Bohan to the option holder. The option and the shares underlying the option may be deemed compensation received by the option holder for services rendered to L90.
(3) This amount represents a vehicle allowance.

Option Grants in 1999

  The following table sets forth information regarding options granted to the named executives during the year ended December 31, 1999. We have not granted any stock appreciation rights. Options were granted at an exercise price equal to the fair market value of the common stock at the date of the grant. In determining the fair market value of the common stock, the board of directors considered various factors, including recent arms' length transactions, our financial condition and business prospects, operating results, the absence of a market for the common stock and the risks normally associated with investments in companies engaged in similar businesses. The term of each option granted is generally 10 years from the date of grant. Options may terminate before their expiration dates, if the optionee's status as an employee is terminated or upon the optionee's death or disability.

                                                     Individual Grants                            Potential Realizable
                            -----------------------------------------------------------------       Value at Assumed
                               Number of       % of Total                                             Annual Rates
                               Securities        Options                                             of Stock Price
                               Underlying      Granted to                                           Appreciation for
                                Options         Employees     Exercise Price                         Option Term (3)
Name                            Granted         in 1999         Per Share     Expiration Date      5%           10%
----                            -------         -------         ---------     ---------------   ---------    ---------
John C. Bohan...............        --              --              --              --               --            --
Thomas A. Sebastian.........      166,666          10.1            $3.53       Aug. 17, 2009     $  369,998    $  937,648
Christopher J. Cardinali....      133,333(1)        7.5(2)         $3.53       Aug. 10, 2009     $  295,999    $  750,119
Mark D. Roah................      133,333(1)        7.5(2)         $3.53       Aug. 10, 2009     $  295,999    $  750,119
Frank A. Addante............      640,000          38.9            $3.53       Aug. 10, 2009     $1,420,798    $3,600,583

----------------
(1) These shares underlie an option granted by John C. Bohan to the option holder. The option and the shares underlying the option may be deemed compensation received by the option holder for services rendered to L90.
(2) This percentage only includes 133,333 shares underlying an option that may be deemed compensation received by the option holder for services rendered to L90.
(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted based upon the fair market value on the date of grant. These assumptions are not intended to forecast future appreciation of our stock price. The amounts reflected in the table may not be achieved.

1999 Year-Ended Option Values

  The following table sets forth for each of the named executives information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1999. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding options and the fair market value of our common stock as of December 31, 1999. None of the named executives exercised any options in 1999.

                                  Number of Securities           Value of Unexercised
                                 Underlying Unexercised              In-the-Money
                                    Options at FY-End           Options at FY-End (1)
Name                           Exercisable   Unexercisable   Exercisable    Unexercisable
----                           -----------   -------------   ------------   -------------
John C. Bohan................           --             --              --             --
Thomas A. Sebastian..........           --         166,666             --      $1,244,995
Christopher J. Cardinali.....      266,666              --     $2,411,994              --
Mark D. Roah.................      266,666              --     $2,411,994              --
Frank A. Addante.............      333,333         306,667     $2,489,998      $2,290,802

----------------
(1) Calculated by determining the difference between the fair market value of the securities underlying the option as of December 31, 1999, which the Board of Directors has determined to be $11.00 per share, and the exercise price of the named executive's options. In determining the fair market value of L90's common stock, the board of directors considered various factors, including L90's financial condition and business prospects, its operating results, the absence of a market for its common stock and the risks normally associated with technology companies.

1999 Stock Incentive Plan

  Our 1999 Stock Incentive Plan was adopted by the board of directors on April 30, 1999, and provides for awards or sales of shares and options, including incentive stock options and nonstatutory stock options. A total of 6,676,101 shares of common stock has been reserved for issuance under our 1999 Stock Incentive Plan.

  Our 1999 Stock Incentive Plan is administered by our compensation committee of the board of directors. The board of directors may amend our 1999 Stock Incentive Plan as it desires without further action by our stockholders except as required by applicable law. Our 1999 Stock Incentive Plan will remain in effect until terminated by the board or for a term of 10 years from its original adoption date, whichever is earlier.

  The consideration for each award under our 1999 Stock Incentive Plan will be established by the administrator, but in no event will the option price for any award be less than 100% of the fair market value of the stock on the date of the grant. In the event that an employee recipient of incentive stock options under our 1999 Stock Incentive Plan holds 10% or more of our outstanding common stock on the date of the grant, the option price for these options may not be less than 110% of the fair market value of the stock on the date of the grant. Awards will have such terms and be exercisable in such manner and at such times as the administrator may determine. However, each option must expire within a period of not more than 10 years from the date of grant.

  Our 1999 Stock Incentive Plan provides that, in the event of a change in our capitalization, outstanding options, restricted shares and options available for grant under the 1999 Stock Incentive Plan will be subject to adjustment in the discretion of the administrator.

  As of June 30, 2000, options to purchase up to 2,792,922 shares of common stock had been granted and are outstanding under our 1999 Stock Incentive Plan. These options have an average exercise price of $7.66 per share and were held by 172 persons.

                          RELATED PARTY TRANSACTIONS

Founder Transactions

  Beginning in January 1998, we sold an aggregate of 6,666,667 shares of common stock to founders and key executive officers at a value of $0.38 per share. These purchasers were John C. Bohan (6,016,667 shares), Mark Roah (200,000 shares), Christopher J. Cardinali (200,000 shares), Todd Taplin (133,333 shares), Frank Addante (66,667 shares) and Neal Weinberg (50,000 shares). The consideration tendered by Messrs. Bohan, Roah, Cardinali and Taplin was the contribution of the operating business of John Bohan & Associates, LLC. Messrs. Addante and Weinberg tendered promissory notes in consideration for their shares.

  On January 1, 2000, we received an aggregate of $101,333 in notes receivable for common stock from Messrs. Roah and Cardinali for the exercise of 266,666 options. These notes bear interest at a rate equal to 5.00% per annum and mature at the earliest of the cessation of the maker's employment by us for any reason or January 1, 2005. We paid an aggregate of $925,588 in withholding obligations for Messrs. Roah and Cardinali upon exercise of these options. In April 2000, Messrs. Roah and Cardinali repaid the notes in full and reimbursed us in full for the amounts advanced for their withholding obligations.

  On July 25, 2000, Messrs. Apfelbaum and Bohan entered into lock-up agreements with us restricting the sale, transfer, offer, or other disposition until October 25, 2000 of any of their shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without our prior written consent.

Preferred Stock Financings

  We used the funds raised in each of the preferred stock financings described below:

  .  to expand our business operations;

  .  to hire additional personnel;

  .  to provide additional services; and

  . for other general corporate purposes related to the expansion of our business.

Series A Preferred Stock Financing

  Upon the closing our initial public offering on February 2, 2000, all outstanding shares of Series A preferred stock automatically converted into an aggregate of 1,666,666 shares of our common stock. Upon conversion of the Series A preferred stock, L90 paid the Series A preferred stock holder accrued dividends equal to approximately $105,863.

Series B Preferred Stock Financing

  In a private placement transaction, which closed in September 1999, we issued a total of 4,107,044 shares of Series B preferred stock at $2.35 per share convertible into common stock at a three-to-two ratio. The Series B preferred stock converted into an aggregate of 2,738,029 shares of common stock upon the closing of our initial public offering on February 2, 2000. The principal purchasers of the Series B preferred stock included DigaComm (L90), L.L.C. and Keystone Venture V, L.P. DigaComm (L90), L.L.C. also purchased a warrant to acquire up to 353,964 shares of our common stock at a price per share of $5.30. DigaComm (L90), L.L.C. exercised this warrant on a cashless basis on February 2, 2000, and purchased 276,825 shares of our common stock. The holders of common stock issued upon conversion of the Series B preferred stock are entitled to registration rights with respect to the shares of common stock issued upon conversion of the Series B preferred stock. Upon conversion of the Series B preferred stock on February 2, 2000, L90 paid the holders of Series B preferred stock aggregate, accrued dividends equal to approximately $233,224.

Series C Preferred Stock Financing

  In a private placement transaction, which closed in September 1999, we issued a total of 1,307,190 shares of Series C preferred stock at $3.06 per share convertible into common stock at a three-to-two ratio. The Series C preferred stock converted into an aggregate of 871,460 shares of common stock upon the closing of our initial public offering on February 2, 2000. The purchasers of the Series C preferred stock were Development Ventures (Two) Inc. and Rare Medium Group, Inc. Development Ventures (Two) Inc. purchased a warrant to acquire up to an additional 674,029 shares of our common stock at a price of $4.59. The holders of this warrant exercised this warrant on January 31, 2000, and purchased an aggregate of 674,029 shares of our common stock. Rare Medium Group, Inc. purchased a warrant to acquire up to an additional 600,000 shares of our common stock at a price of $4.59. Rare Medium Group, Inc. exercised this warrant on a cashless basis on February 2, 2000, and purchased 486,652 shares of our common stock. The holders of common stock issued upon conversion of the Series C preferred stock and upon exercise of the warrants have registered these shares of common stock on a registration statement declared effective on January 28, 2000. These stockholders have agreed not to sell any of these shares for at least 180 days after January 28, 3000, the effective date of our registration statement covering our initial public offering and one-half of their shares until 270 days after January 28, 2000. See ``Description of Capital Stock-- Registration Rights'' for a description of these registration rights. Upon conversion of the Series C preferred stock on February 2, 2000, L90 paid the holders of Series C preferred stock aggregate, accrued dividends equal to approximately $64,464.

Warrants

  On June 7, 1999, we issued to The Roman Arch Fund L.P. and The Roman Arch Fund II, L.P. four warrants to purchase up to an aggregate of 333,333 shares of common stock, later adjusted to an aggregate of 150,000 shares of common stock, at an initial purchase price of $2.40 per share, subject to adjustment. These warrants may be exercised on a cashless basis. These warrants expire on the earlier of June 7, 2005, or the fifth anniversary of this offering. Warrants to purchase up to 83,333 shares of common stock, to the extent not previously exercised, may be exchanged at the election of the holder within 180 days of the closing of our initial public offering for warrants to purchase up to 166,667 shares of common stock.

  On August 13, 1999, we issued to William Apfelbaum a warrant to purchase up to 353,964 shares of common stock, at an exercise price of $5.30 per share. Mr. Apfelbaum exercised this warrant on a cashless basis on January 28, 2000, and purchased 274,422 shares of our common stock. In addition, Mr. Apfelbaum exercised a warrant on January 27, 2000, and purchased 438,593 shares of our common stock at an exercise price per share of $1.71.

Shareholders Agreement

  In connection with the financings described above, substantially all of our stockholders entered into an agreement with us which provides for specified voting for our board of directors and requires that corporate activities, such as a merger or sale of assets, be approved by our stockholders. This agreement also contains various other rights. However, the provisions of this agreement terminated upon the closing of our initial public offering and with the conversion at that closing of all of our preferred stock into common stock.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information with respect to the beneficial ownership of our common stock as of June 30, 2000 for each of the following persons:

  . each person or entity who we know to beneficially own 5% or more of the outstanding common stock,

  . each of the named executives,

  . each of our directors, and

  . all of our directors and executive officers as a group.

  Unless otherwise indicated, the address of each beneficial owner listed below is c/o L90, Inc., 2020 Santa Monica Boulevard, Suite 400, Santa Monica, California 90404.

  The percentage of beneficial ownership is based on 21,997,269 shares of our common stock outstanding as of June 30, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 30, 2000, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and under applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

                                                                  Shares Beneficially Owned
                                                                  -------------------------
                                                                     as of June 30, 2000
                                                                     -------------------
                                                                     Number       Percent
                                                                  ------------   ----------
Named executive officers and directors:
  John C. Bohan (1)..............................................    5,728,638        26.0%
  William M. Apfelbaum...........................................    2,379,681        10.8
  Glenn S. Meyers (2)............................................    1,155,715         5.2
  Peter E. Ligeti (3)............................................    1,132,685         5.1
  Peter G. Diamandis (4).........................................      843,167         3.8
  Christopher J. Cardinali.......................................      453,166         2.1
  Mark D. Roah...................................................      448,666         2.0
  Frank A. Addante (5)...........................................      476,666         2.1
  Peter Sealey (6)...............................................       40,000           *
  Thomas A. Sebastian (7)........................................       66,666           *
  Gerald B. Redditt..............................................           --          --
Other 5% Stockholders:
  Keystone Venture V, L.P. ......................................    1,132,685         5.1
    1601 Market Street, Suite 2500
    Philadelphia, PA 19103
  Rare Medium Group, Inc.........................................    1,089,049         5.0
    44 West 18th Street, New York, NY 10011
All directors and executive officers as a group (11 persons).....   12,725,050        56.5

* Represents less than 1%.
(1) Includes 303,334 shares on which Mr. Bohan has granted options to key employees of L90.
(2)  Includes:

     . 1,089,049 shares beneficially owned by Rare Medium Group, Inc., of which Mr. Meyers serves as President and Chief Executive Officer, and

     . 66,666 shares issuable upon exercise of stock options at a price of $4.59 per share, which are presently exercisable or will become exercisable within 60 days from June 30, 2000.

(3) Reflects 1,132,685 shares beneficially owned by Keystone Venture V, L.P. Mr. Ligeti is the managing director of Keystone V Management Co., Inc., which is the general partner of Keystone V Partners, L.P., and Keystone V Partners, L.P. is the general partner of Keystone Venture V, L.P.
(4) Reflects 843,167 shares beneficially owned by DigaComm (L90), L.L.C., the parent of which Mr. Diamandis is a managing member.
(5) Includes 409,999 shares issuable upon exercise of stock options at a price of $3.53 per share, which are presently exercisable or will become exercisable within 60 days from June 30, 2000.
(6) Includes 13,333 shares issuable upon exercise of stock options at a price of $15.00 per share, which are presently exercisable or will become exercisable within 60 days from June 30, 2000.
(7) Reflects 66,666 shares issuable upon exercise of stock options at a price of $3.53 per share, which are presently exercisable or will become exercisable within 60 days from June 30, 2000.

                             SELLING STOCKHOLDERS

  The following table sets forth as June 30, 2000 information with regard to the beneficial ownership of our common stock by the selling stockholders. The selling stockholders may not have a present intention of selling the shares and may offer less than the amount of shares indicated. The percentage of beneficial ownership is based on 21,997,269 shares of our common stock outstanding as of June 30, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 30, 2000, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.

                                                                            Shares Beneficially Owned
                                                        -----------------------------------------------------------------
                                                            Shares Beneficially          Shares      Shares Beneficially
                                                               Owned Before              to be           Owned After
                                                                Offering(1)            Offered(2)        Offering(3)
Name                                                        Number       Percentage       Number      Number   Percentage
----                                                    -------------   -----------   ------------   ------   -----------
Development Ventures (Two) Inc. .....................        721,343           3.3%     721,343           0            0%
 51 Twin Pond Lane, New Canaan, CT 06840
Communicade Inc. ....................................        388,416           1.8      388,416           0            0
 437 Madison Avenue, New York, NY 10022
Rare Medium Group, Inc. .............................       1,089,049 (4)      5.0    1,089,049           0            0
 44 West 18th Street, New York, NY 10011

----------

(1) The persons named in the above table have sole voting and investment power with respect to all shares beneficially owned by them. Information with respect to beneficial ownership is based upon our stock records and data supplied to us by the selling stockholders.

(2) The selling stockholders may offer less than the amount of shares indicated. No representation is made that any shares will or will not be offered for sale.

(3) This assumes that all shares owned by the selling stockholders which are offered are sold. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares.

(4) Mr. Glenn Meyers, a director of L90, serves as President and Chief Executive Officer of this selling stockholder.

  DESCRIPTION OF CAPITAL STOCK

  The following descriptions of our capital stock and material provisions of our certificate of incorporation and our bylaws are summaries and are qualified by reference to our certificate of incorporation and our bylaws, which are included as exhibits to the registration statement of which this prospectus is a part.

  We are authorized to issue up to 53,333,333 shares of common stock, par value $0.001 per share, and 6,998,000 shares of preferred stock, par value $0.001 per share.

Common Stock

  As of June 30, 2000, there were 21,997,269 shares of common stock outstanding held of record by 89 stockholders. Our common stock is traded on the Nasdaq National Market under the symbol "LNTY."

  All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of the offering will be fully paid and nonassessable. Holders of common stock are entitled to one vote per share in all matters to be voted on by the stockholders and do not have cumulative voting rights. Accordingly, subject to any voting rights granted to holders of any preferred stock, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. In the event of a liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, after prior distribution rights of shares of preferred stock then outstanding, if any. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

  Under our certificate of incorporation, the board of directors is authorized, without further stockholder approval, to issue up to 6,998,000 shares of preferred stock in one or more series and to designate and alter all rights (including voting rights), preferences, privileges and qualifications, limitations, restrictions granted to or imposed upon any wholly unissued series of stock. Our board of directors is also authorized to determine the number of shares constituting any such series and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series. Our board of directors may authorize the issuance of preferred stock with voting, conversion or other rights that are senior to the rights of the holders of common stock. Six million nine hundred ninety-eight thousand shares of preferred stock are available for designation in the future and could thus be issued quickly with terms calculated to delay or prevent a change in control of L90 or to make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock. No shares of preferred stock will be outstanding, and we have no current plans to issue any of the preferred stock. See "Related Party Transactions" for a description of prior issuances of preferred stock.

Registration Rights

  The Stock Purchase and Stockholders Agreement dated September 16, 1998, among L90 and the holders of 8,333,333 shares of common stock and securities convertible into common stock, provides that the former holder of the Series A preferred stock is entitled to registration rights.

  . Piggyback registration rights. The former holder of our Series A preferred stock may request to have its shares registered under the Securities Act any time we file a registration statement to register any of our securities for our own account or the account of any of our stockholders. The number of times such rights may be exercised is unlimited, but the number of shares that can be registered at any one time is subject to limitations that an underwriter may impose.

  The Registration Agreement dated August 6, 1999, among L90 and the former holders of 4,107,044 shares of our Series B preferred stock, provides that the holders are entitled to registration rights.

  . Demand registration rights. Commencing October 25, 2000, the holders of a majority of the shares issued upon conversion of our Series B preferred stock have the right to demand that we register their shares under the Securities Act. The holders may exercise their demand registration rights up to two times on Form S-1 and an unlimited number of times on Form S-3, provided that the value of the shares to be registered is at least $5,000,000.

  . Piggyback registration rights. The holders of the shares issued upon conversion of our Series B preferred stock may request to have their shares registered under the Securities Act any time we file a registration statement to register any of our securities for our own account or the account of any of our stockholders. The number of times such rights may be exercised is unlimited, but the number of shares that can be registered at any one time is subject to limitations that an underwriter may impose.

  The Series C Registration Agreement dated September 22, 1999, among L90 and the former holders of 1,307,190 shares of Series C preferred stock provides that these holders are entitled to have their shares of common stock issuable upon conversion of the Series C preferred stock, as well as the common stock issuable upon exercise of their warrants, registered on the same registration statement of which this prospectus is a part. The total number of these shares is 2,032,142. These holders have agreed not to sell any of these shares until July 27, 2000, at which time they may sell one-half of their shares. These holders have also agreed that they will not sell the other one-half of their shares until October 25, 2000.

  In connection with our acquisition of webMillion.com, Inc., we entered into a Registration Rights Agreement dated July 24, 2000 with certain former stockholders of webMillion.com, Inc. that provides certain registration rights.

  . Demand registration rights. Commencing on February 1, 2001, the holders of a majority of the shares issued to certain former stockholders of webMillion.com, Inc. have the right to demand that we register their shares under the Securities Act. The holders may exercise one demand registration right on Form S-3, provided that the value of the shares to be registered is at least $1,500,000 and the number of shares to be registered exceeds 100,000.

  . Piggyback registration rights. The holders of the shares issued to certain former stockholders of webMillion.com, Inc. may request to have their shares registered under the Securities Act any time we file a registration statement to register any of our securities for the account of any of our stockholders. The number of times such rights may be exercised is unlimited, but the number of shares that can be registered at any one time is subject to limitations that an underwriter or our board of directors may impose.

Anti-Takeover Effects of Provisions of Delaware Law and L90's Certificate of Incorporation and Bylaws

  We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Generally, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of
Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

  Delaware law does not require stockholder approval for the issuance of authorized shares, or to designate price, rights, preferences, privileges and restrictions, including voting rights, of the preferred stock. The additional shares may be used for a variety of corporate purposes. The issuance of common stock or preferred stock may have the effect of delaying, deferring or preventing a change in control by making it more difficult for a third party to acquire a majority of our outstanding voting stock.

Indemnification of Directors, Officers and Agents and Limitation of Liability

  Our certificate of incorporation includes a provision that eliminates the personal liability of our directors, officers and agents for monetary damages for breach of fiduciary duty as a director, officer or agent, except:

  . for any breach of the director's, officer's or agent's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . for unlawful dividends and stock purchases under section 174 of the Delaware
      General Corporation Law; or

  . for any transaction from which the director, officer or agent derived an improper personal benefit.

  Our bylaws provide that:

  . we must indemnify our directors, officers and agents to the fullest extent permitted by Delaware law, subject to very limited exceptions;

  . we must advance expenses, as incurred, to our directors, officers and agents in connection with any legal proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions.

  The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of stockholder derivative litigation against directors, officers and agents, even though a derivative action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors, officers and agents under these indemnification provisions.

  We have entered into an agreement with each of our directors and officers that, among other things, indemnifies him or her for expenses, including attorneys' fees and associated legal expenses, judgments and fines and amount paid in settlement, actually and reasonably incurred by him or her in connection with any action, suit or proceeding arising out of his or her services as our director or officer. We believe that these agreements are necessary to attract and retain qualified directors and officers. Our bylaws also permit us to secure insurance on behalf of any director, officer, employee or agent for any liability arising out of his or her actions on our behalf, regardless of whether Delaware law would permit indemnification. We have obtained liability insurance for our directors and officers.

  At present, there is no pending litigation or proceeding involving any of our directors, officers or agents for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services. Its telephone number for such purposes is (213) 553-9700.

Listing

  Our common stock is traded on the Nasdaq National Market under the trading symbol "LNTY."

                        SHARES ELIGIBLE FOR FUTURE SALE

  An aggregate of 21,997,269 shares of common stock, assuming no exercise of outstanding options or warrants, were issued and outstanding as of June 30, 2000. Of these shares, 7,475,000 are freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. All other outstanding shares not sold in this offering will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:

   Approximate Number of
    Shares Eligible for                                     Date
        Future Sale                                         ----
        -----------
8,491,071..................   These shares are freely tradeable.
  983,626..................   These shares are saleable under Rule 144, subject, in some cases, to volume limitations, or Rule 701.
  821,925..................   These shares are restricted securities that are held for less than one year and are not yet saleable under Rule 144.
8,685,797..................   Between August and September 2000, these shares become saleable under
                              Rule 144, subject, in some cased, to volume limitations, or Rule 701.
3,014,850..................   After October 25, 2000, a lock-up is released and these shares are freely tradeable.

  In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned shares of our common stock for at least one year, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of our common stock then outstanding; or

  . the average weekly trading volume of our common stock on the Nasdaq National
      Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about L90.

  Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold or at least two years, including the holding period of any prior owner except one of our affiliates, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, 144(k) shares could be sold immediately upon the completion of this offering.

  Under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell these shares in reliance on Rule 144, but without compliance with restrictions, such as the holding period, contained in Rule 144.

  Some of the holders of shares of our common stock, or their transferees, are entitled to rights with respect to the registration of their shares under the Securities Act. See "Description of Capital Stock-Registration Rights" for a description of these registration rights. Registration of these shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by our affiliates) immediately upon the effectiveness of a registration. The resale of up to 2,032,142 shares of common stock have been registered on the registration statement of which this prospectus is a part. However, these stockholders have agreed not to sell one-half of these shares until October 25, 2000.

  We have on file an effective registration statement on Form S-8 under the Securities Act covering shares of our common stock reserved for issuance upon exercise of options granted under our 1999 Stock Incentive Plan and options granted outside of this plan. See "Management-1999 Stock Incentive Plan" for more information on this Plan. Accordingly, shares registered under this registration statement will, subject to Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market, unless these shares are subject to vesting restrictions with us. A total of 6,676,101 shares have been reserved for issuance upon exercise of options granted under our 1999 Stock Incentive Plan and options granted outside of this plan. As of June 30, 2000, options to purchase 2,996,425 shares of our common stock were issued and outstanding. As of that date, 1,063,270 of these options had vested and were therefore exercisable.

  As of June 30, 2000, we had outstanding warrants to purchase 200,000 shares of common stock. If these warrants are exercised and the exercise price is paid in cash, the shares must be held for one year before they can be sold under Rule 144.

                              PLAN OF DISTRIBUTION

  The shares offered may be sold by the selling stockholders. These sales may be made on one or more exchanges or in the over-the-counter market, including NASDAQ National Market System, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by each of the selling stockholders acting as principal for its own account or in ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

  Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders in amounts to be negotiated in connection with the sale. These broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales, and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale under Rule 144 may be sold under Rule 144 rather than under this prospectus.

  It is not possible at the present time to determine the price to the public in any sale of the common stock by the selling stockholders. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the selling stockholders. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock sold less all applicable commissions and underwriters' discounts, if any. We will pay substantially all the expenses incident to the registration, offering and sale of the common stock to the public by selling stockholders, which is currently estimated to be $25,000, other than fees, discounts and commissions of underwriters, dealers or agents, if any, and transfer taxes.

                                 LEGAL MATTERS

  Matters relating to this offering are being passed upon for us by Paul, Hastings, Janofsky & Walker LLP, Los Angeles, California.

                                    EXPERTS

  Our financial statements, included in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the Securities and Exchange Commission in Washington, D.C., a registration statement on Form S-1 under the Securities Act with respect to the to the common stock covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to L90 and the common stock covered by this prospectus, reference is made to the registration statement and the exhibits filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, in each case, qualified in all respects by reference to such exhibit. Upon completion of the offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance with the Exchange Act, will file reports and other information with the SEC. The registration statement, including exhibits, as well as reports and other information which we filed with the SEC, may be inspected without charge at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, NY 10048, and Citicorp Center, 500 West Madison Street, Chicago, IL 60661. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.
Electronic filings made through the Electronic Data Gathering Analysis and Retrieval System are publicly available through the SEC's Web Site at http://www.sec.gov.

  We will issue to our stockholders annual reports and, upon request, will make available unaudited quarterly reports for the first three quarters of each fiscal year. Annual reports will include audited financial statements and reports of our independent accountants with respect to the examination of these financial statements.

                         INDEX TO FINANCIAL STATEMENTS

L90, Inc.
  Report of Independent Public Accountants  ......................................................   57

  Balance Sheets as of December 31, 1998 and 1999  ...............................................   58

  Statements of Operations for the period ended December 31, 1997, for the years ended
    December 31, 1998 and 1999  ..................................................................   59

  Statements of Stockholders' Equity for the period ended December 31, 1997, for the years ended
    December 31, 1998 and 1999  ..................................................................   60

  Statements of Cash Flows for the period ended December 31, 1997, for the years ended
    December 31, 1998 and 1999  ..................................................................   61

  Notes to Financial Statements   ................................................................   62

  Balance Sheets as of June 30, 2000 and December 31, 1999  ......................................   74

  Statements of Operations for the periods ended June 30, 2000 and 1999  .........................   75

  Statements of Stockholders' Equity for the periods ended June 30, 2000 and 1999  ...............   76

  Statements of Cash Flows for the periods ended June 30, 2000 and 1999  .........................   77

  Notes to Financial Statements for the period ended June 30, 2000   .............................   78

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of L90, Inc.:

  We have audited the accompanying balance sheets of L90, Inc. (a Delaware Corporation) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for the period from January 5, 1997 (inception) to December 31, 1997, and the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of L90, Inc. as of December 31, 1998 and 1999 and the results of its operations and its cash flows for the period from January 5, 1997 (inception) to December 31, 1997, and the years ended December 31, 1998 and 1999 in conformity with accounting principles generally accepted in the United States.


                                  /s/ Arthur Andersen LLP

Los Angeles, California
January 28, 2000

                                   L90, INC.

                                 BALANCE SHEETS

                                                                                                                         Pro Forma
                                                                                                                       Stockholders
                                                                                                                          Equity
                                                                                                                       December 31,
                                                                                                 December 31,               1999
                                                                                         ----------------------------  -------------
                                                                                             1998           1999       (unaudited)
                                                                                         ------------   -------------    (Note 3)
                                                ASSETS
Current Assets:
  Cash and cash equivalents  ..........................................................    $2,111,852    $ 6,895,938
  Accounts receivable (net of allowances of $142,952 and $668,010 at December 31,
    1998 and 1999, respectively  ......................................................     1,310,457      4,128,069
  Prepaid expenses and other assets  ..................................................       196,562      1,341,950
                                                                                           ----------    -----------
  Total current assets  ...............................................................     3,618,871     12,365,957
                                                                                           ----------    -----------
  Restricted cash  ....................................................................            --      1,268,632
  Property and equipment:
   Equipment  .........................................................................       320,567      2,695,847
   Furniture and fixtures  ............................................................        15,720         70,006
   Leasehold improvements  ............................................................        18,347         32,421
                                                                                           ----------    -----------
                                                                                              354,634      2,798,274
   Less--Accumulated depreciation and amortization  ...................................       (37,340)      (296,808)
                                                                                           ----------    -----------
  Property and equipment, net  ........................................................       317,294      2,501,466
                                                                                           ----------    -----------
  Total assets  .......................................................................    $3,936,165    $16,136,055
                                                                                           ==========    ===========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable  ...................................................................    $1,177,950    $ 4,693,881
  Accrued expenses  ...................................................................       300,670      1,686,274
  Current portion of note payable  ....................................................            --        414,222
  Current portion of long-term capital lease obligations  .............................        68,025        256,928
  Deferred revenues  ..................................................................        53,417             --
  Accrued dividends  ..................................................................        23,233        401,139
                                                                                           ----------    -----------
  Total current liabilities  ..........................................................     1,623,295      7,452,444
Note payable, net of current portion  .................................................            --        928,702
Long-term capital lease obligations, net of current portion  ..........................       180,362        442,710
                                                                                           ----------    -----------
  Total liabilities  ..................................................................     1,803,657      8,823,856
                                                                                           ----------    -----------
Stockholders' Equity:
  Preferred stock, $0.001 par value; 15,000,000 shares authorized:
   Series A preferred stock, $0.001 par value, 2,000 shares authorized, 2,000 shares
    issued and outstanding, including paid-in capital of 2,077,501  ...................     2,000,000      2,077,503    $        --
   Series B preferred stock, $0.001 par value, 5,000,000 shares authorized, 4,107,044 shares issued and outstanding, including
    paid-in-capital of 9,348,823  .....................................................            --      9,352,930             --
   Series C preferred stock, $0.001 par value, 3,000,000 shares authorized, 1,307,190 shares issued and outstanding, including
    paid-in-capital of 4,574,279  .....................................................            --      4,575,586             --
  Common stock, $0.001 par value, 53,333,333 shares authorized, 6,693,333 and
  11,969,489 shares issued and outstanding, actual and proforma, respectively  ........         6,667          6,693         11,969

  Additional paid-in capital  .........................................................        50,151        181,901     16,182,644
  Notes receivable for common stock  ..................................................       (43,750)       (43,750)       (43,750)
  Capital contributions, net of shareholder draws  ....................................            --             --             --
  Retained earnings  ..................................................................       119,440     (8,838,664)    (8,838,664)
                                                                                           ----------    -----------   ------------
  Total stockholders' equity  .........................................................     2,132,508      7,312,199    $ 7,312,199
                                                                                           ----------    -----------   ============
  Total liabilities and stockholders' equity  .........................................    $3,936,165    $16,136,055
                                                                                           ==========    ===========

        The accompanying notes are an integral part of these statements.

                                   L90, INC.

                            STATEMENTS OF OPERATIONS


                                                                Period Ended        Years Ended December 31,
                                                                December 31,    ---------------------------------
                                                                    1997             1998              1999
                                                               --------------   ---------------   ---------------
Revenue
  Service fee-based revenue  ..............................        $       --       $       --       $ 7,282,892
  Commission-based revenue  ...............................         1,159,764        2,189,433         1,917,907
                                                                   ----------       ----------       -----------
Total revenue  ............................................         1,159,764        2,189,433         9,200,799
                                                                   ----------       ----------       -----------
Operating expenses:
  Cost of service fee and other revenue  ..................                --               --         4,751,034
  Sales and marketing  ....................................           549,805        1,361,856         4,865,678
  Research and development  ...............................                --          138,402         2,581,070
  General and administrative  .............................           302,776          995,435         4,520,895
                                                                   ----------       ----------       -----------
Total operating expenses  .................................           852,581        2,495,693        16,718,677
                                                                   ----------       ----------       -----------
Operating income (loss)  ..................................           307,183         (306,260)       (7,517,878)
Interest income, net  .....................................             2,601           17,491            30,397
                                                                   ----------       ----------       -----------
Income (loss) before provision for income taxes  ..........           309,784         (288,769)       (7,487,481)
Provision for income taxes  ...............................                --              800               800
                                                                   ----------       ----------       -----------
Net income (loss)  ........................................        $  309,784       $ (289,569)      $(7,488,281)
                                                                   ==========       ==========       ===========
Cumulative dividends on participating preferred stock  ....                --          (23,233)       (1,469,823)
                                                                   ----------       ----------       -----------
Net income (loss) attributable to common stockholders  ....        $  309,784       $ (312,802)      $(8,958,104)
                                                                   ==========       ==========       ===========
Net income (loss) per share:
  Basic/Diluted  ..........................................        $       --           $(0.05)           $(1.34)
                                                                   ==========       ==========       ===========
Weighted average number of common shares outstanding:
  Basic/Diluted  ..........................................                --        6,666,667         6,675,361
                                                                   ==========       ==========       ===========

        The accompanying notes are an integral part of these statements.

                                   L90, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                              Notes
                                                                                           Receivable
                                                                               Additional      for
                                           Preferred      Capital    Common     Paid-in      Common       Retained
                                             Stock        Account     Stock     Capital       Stock       Earnings         Total
                                          ------------   ---------   -------   ----------  -----------  -------------   -----------

BALANCE at January 5, 1997  ...........  $        --    $13,068     $   --     $     --     $     --     $   177,458    $   190,526
Withdrawal of capital  ................           --     (5,000)        --           --           --              --         (5,000)

Net income  ...........................           --         --         --           --           --         309,784        309,784
                                         -----------   --------    -------     --------   ----------     -----------    -----------

BALANCE at December 31, 1997  .........           --      8,068         --           --           --         487,242        495,310
Net loss  .............................           --         --         --           --           --        (289,569)      (289,569)

Issuance of Series A preferred
 stock  ...............................    2,000,000         --         --           --           --              --      2,000,000
Issuance of common stock  .............           --         --         --       43,750      (43,750)             --             --
Distributions to shareholders  ........           --         --         --           --           --         (50,000)       (50,000)

Conversion to C-corporation  ..........           --     (8,068)     6,667        6,401           --          (5,000)            --
Accrual of cumulative dividends on
 participating preferred stock  .......           --         --         --           --           --         (23,233)       (23,233)
                                         -----------   --------    -------     --------   ----------     -----------    -----------

BALANCE at December 31, 1998  .........    2,000,000         --      6,667       50,151      (43,750)        119,440      2,132,508
Net loss  .............................           --         --         --           --           --      (7,488,281)    (7,488,281)

Issuance of Series B preferred stock,
 net of costs of $706,471  ............    8,957,694         --         --           --           --              --      8,957,694
Issuance of Series C preferred stock,
 net of costs of $45,505  .............    3,956,408         --         --           --           --              --      3,956,408
Issuance of common stock for
 options  .............................           --         --         26       93,974           --              --         94,000
Issuance of debt related warrants  ....           --         --         --       37,776           --              --         37,776
Issuance of preferred stock
 warrants  ............................    1,091,917         --         --           --           --      (1,091,917)            --
Accrual of cumulative dividends on
 participating preferred stock  .......           --         --         --           --           --        (377,906)      (377,906)
                                         -----------   --------    -------     --------   ----------     -----------    -----------

BALANCE at December 31, 1999  .........  $16,006,019    $    --     $6,693     $181,901     $(43,750)    $(8,838,664)   $ 7,312,199
                                         ===========   ========    =======     ========   ==========     ===========    ===========

        The accompanying notes are an integral part of these statements.

                                   L90, INC.

                            STATEMENTS OF CASH FLOWS

                                                                        Period Ended           Years Ended December 31,
                                                                        December 31,     ------------------------------------
                                                                            1997               1998               1999
                                                                       ---------------   ----------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)  ..................................................       $ 309,784         $ (289,569)        $(7,488,281)
Adjustments to reconcile net loss to cash used in operating
 activities--
  Depreciation and amortization  ....................................           5,800             30,885             297,245
  Changes in assets and liabilities:
    Increase in accounts receivable  ................................        (489,637)          (626,420)         (2,817,612)
    Increase in prepaid expenses and other assets  ..................         (25,325)          (171,237)         (1,145,388)
    Increase in accounts payable  ...................................         327,237            833,950           3,515,931
    Increase in accrued expenses  ...................................         100,240            200,430           1,385,604
    Increase (decrease) in deferred revenues  .......................          30,418             22,999             (53,417)
                                                                            ---------         ----------         -----------
     Net cash provided by (used in) operating activities  ...........         258,517              1,038          (6,305,918)
                                                                            ---------         ----------         -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment  ...............................         (18,876)          (322,762)         (1,100,717)
                                                                            ---------         ----------         -----------
     Net cash used in investing activities  .........................         (18,876)          (322,762)         (1,100,717)
                                                                            ---------         ----------         -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) under capital lease obligations  ......              --            248,387             451,251
  Restricted cash  ..................................................              --                 --          (1,268,632)
  Withdrawal of capital  ............................................          (5,000)                --                  --
  Distribution to Shareholder  ......................................              --            (50,000)                 --
  Series A preferred stock  .........................................              --          2,000,000                  --
  Series B preferred stock, net  ....................................              --                 --           8,957,694
  Series C preferred stock, net  ....................................              --                 --           3,956,408
  Exercise of common stock options  .................................              --                 --              94,000
                                                                            ---------         ----------         -----------
     Net cash provided by (used in) financing activities  ...........          (5,000)         2,198,387          12,190,721
                                                                            ---------         ----------         -----------
Net increase in cash  ...............................................         234,641          1,876,663           4,784,086
Cash and cash equivalents, beginning of period  .....................             548            235,189           2,111,852
                                                                            ---------         ----------         -----------
Cash and cash equivalents, end of period  ...........................       $ 235,189         $2,111,852         $ 6,895,938
                                                                            =========         ==========         ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Cash paid during the period for:
  Interest  .........................................................       $      --         $   15,555         $   124,577
                                                                            =========         ==========         ===========
  Income taxes  .....................................................       $      --         $       --         $       800
                                                                            =========         ==========         ===========
SUMMARY OF NON-CASH FINANCING ACTIVITIES:
  Notes receivable for common stock  ................................       $      --         $  (43,750)        $        --
                                                                            =========         ==========         ===========
  Accrued dividends  ................................................       $      --         $   23,233         $   377,906
                                                                            =========         ==========         ===========
  Acquisition of software license in exchange for note  .............       $      --         $       --         $ 1,342,924
                                                                            =========         ==========         ===========

        The accompanying notes are an integral part of these statements.

                                   L90, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.   Description of the Business

     L90, Inc., (the "Company") is an Internet-based provider of online advertising and direct marketing solutions for advertisers and Web publishers. The Company provides fully-outsourced ad sales, as well as ad serving and tracking technology. The Company develops targeted advertising campaigns that leverage the capabilities of the Internet. The Company's adMonitor technology platform provides Web publishers, advertisers and ad agencies with the ability to target, deliver, measure and analyze their marketing campaigns.

     The Company commenced operations in January 1997 as a sole proprietorship. In May 1997, the Company became a California limited liability company and changed its name to John Bohan and Associates, LLC. At that time, the Company did business as AdNet Strategies. In January 1998, the Company incorporated in California, elected S-corporation status and changed its name to AdNet Strategies, Inc. In December 1998, the Company became a California C-corporation under the name Latitude 90, Inc. In September 1999, the Company reincorporated in Delaware as L90, Inc.


2.   Summary of Significant Accounting Policies

a. Revenue Recognition

     Revenue from ad sales is earned under commission-based and service fee-based contracts. For commission-based contracts, the Company generally invoices the full amount of revenue due to Web publishers for the sale of their ad inventory and is entitled to receive a commission. Revenue earned from commission-based contracts reflects only the amount of the commission earned without any associated cost of revenue. The Company recognizes commissions ratably over the term of the advertising campaigns, which usually range from one to twelve months. For service fee-based contracts, the Company is obligated to pay a service fee to the Web publishers for ads placed on their Web sites that is included in cost of revenue. Additionally, under service fee-based contracts, the Company must collect and bear the risk of loss from the advertiser for ads sold. Consequently, revenue earned from service fee-based contracts reflects the full value of the ads sold, or the Company's credit risk exposure on service fee-based sales.

     System revenue represents the full value of gross billings for ads sold under either commission-based or service fee-based contracts and is not affected by the mix of such contracts. Revenue of the Company was derived from system revenue of $4,210,080 for the period ended December 31, 1997, $8,023,501 and $15,365,966 for the years ended December 31, 1998 and 1999, respectively.


b. Current Vulnerability Due to Certain Concentrations

     The Company sells advertising space to its customers. For the period ended December 31, 1997, approximately 17 percent of revenue was to one advertising customer. No other advertising customer accounted for 10 percent or more of revenue in that period. For the years ended December 31, 1998 and 1999 there were no advertising customers that comprised greater than 10 percent of revenue.

     The Company purchases advertising space from its Web site partners. For the period ended December 31, 1997, the three largest Web site partners accounted for 27.1 percent, 22.0 percent and 17.3 percent of revenue, respectively. For the year ended December 31, 1998, the two largest Web site partners

                                   L90, INC.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


accounted for 36.3 percent and 12.0 percent of revenue, respectively. For the year ended December 31, 1999, no Web site partner accounted for 10 percent or more of the advertising space sold to generate revenue. The loss of the largest advertising customer or any of the largest Web site partners could have an adverse effect on the Company's operations.


c. Cash and Cash Equivalents

     For purposes of the balance sheets and statements of cash flows, cash and cash equivalents includes all cash instruments due on demand or with an original maturity of 90 days or less.

     The Company maintained its cash balances in two financial institutions during 1999 and one financial institution during 1998. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1998 and 1999, the Company's uninsured cash balances totaled $2,011,852 and $6,695,938, respectively.


d. Restricted Cash

     Restricted cash consists of cash pledged under outstanding letters of credit.


e. Accounts Receivable

     The Company has receivables due from advertisers and from Web publishers resulting from the sales of ads. These receivables relate to both commission-based and service fee-based contracts. The Company's credit exposure on commission-based contracts is limited to the net amount of cash to be received by the Company from ad sales. The Company's credit exposure on service fee-based contracts is the full amount of the ad sales as the Company is obligated to pay the Web publishers for ads sold on their Web sites irrespective of receiving payment from advertisers.

     The Company extends credit to its customers, who are primarily located in the United States. The ability of these customers to meet their obligations to the Company is dependent on their economic health, as well as their industry and other factors. The Company maintains an allowance for doubtful accounts which represents management's estimate of expected losses on specific accounts and inherent losses on other as yet unidentified accounts included in accounts receivable. In estimating the potential losses on specific accounts, management performs ongoing credit evaluations of its customers based on management analysis and reviews of available public documents. The amounts the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the allowance for doubtful accounts reported in the financial statement.


f. Property and Equipment

     Property and equipment are recorded at cost and depreciated over the estimated useful life of the asset, using the straight-line method of depreciation. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the term of the lease. Property, equipment and leasehold improvements have estimated useful lives ranging from three to five years.

                                   L90, INC.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


g. Equipment Under Capital Leases

  Equipment under capital leases is recorded at the lower of the present value of the minimum lease payments or the fair value of the leased property at the inception of the lease. Amortization of leased property is computed using the straight-line method over the term of the lease.


h. Deferred Revenue

  Deferred revenue primarily represents advertising campaign revenue to be recognized over the period of the campaign subsequent to the respective year-end. This revenue will be recognized ratably over the term of the advertising campaign, which usually ranges from one to twelve months.


i. Income Taxes

  The Company provides for income taxes in accordance with the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


j. Net Loss Per Share

  Basic earnings per share ("EPS") is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or result in the issuance of common stock that would then share in the earnings of the Company. Potentially dilutive securities are excluded from the Company's calculation of diluted EPS when their inclusion would be antidilutive.


k. Stock-Based Compensation

  Accounting principles generally accepted in the United States ("GAAP") permit companies to use either of two alternative accounting methods to recognize employee stock-based compensation. Under the first accounting method, if options are granted at an exercise price equal to the market value of the stock at the time of the grant, no compensation expense is recognized. The Company follows this accounting method, which it believes better reflects the motivation for its issuance of stock options, namely, that they are incentives for future performance rather than compensation for past performance. Under the second accounting method, issuers record compensation expense over the period they are expected to be outstanding prior to exercise, expiration, or cancellation. The amount of compensation expense recognized over this term is the "fair value" of the options at the time of the grant as determined by an option pricing model. The option pricing model attributes fair value to the options based upon the length of their term, the volatility of the stock price in past periods, and other factors. Under this method, the issuer recognizes compensation expense regardless of whether the officer or director exercised the options. Pro forma disclosures of net income under this method are presented in
Note 6.


l. Use of Estimates

  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at date of the financial

                                   L90, INC.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

m. New Accounting Pronouncements

  In March 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. SOP 98-1 was adopted by the Company on January 1, 1999 and did not have a material effect on the Company's financial position or results of operations.

3.   Equity

  On April 29, 1999, the Board of Directors of the Company authorized a stock split converting each share of common stock into ten shares of common stock. This stock split increased the total number of common stock shares authorized from 1,800,000 to 18,000,000. In October 1999, the Company announced that it will effect a reverse stock split converting three shares of common stock into two shares of common stock. On January 25, 2000, the Company effected the 2-for-3 reverse stock split. The effect of this stock split is retroactively reflected in the financial statements and the accompanying notes to the financial statements.

  On September 22, 1999, the Company restated and amended its certificate of incorporation authorizing 80,000,000 shares of common stock, later adjusted to 53,333,333 as a result of the reverse stock split, and 15,000,000 authorized shares of preferred stock.


a. Series A Preferred Stock Financing

  On September 16, 1998, in a private placement transaction, the Company issued 2,000 shares of Series A preferred stock to William Apfelbaum at $1,000 per share, convertible into common stock at the conversion price per share of $1.20. The number of shares of common stock into which the Series A preferred stock will convert is an aggregate of 1,666,666 shares. Mr. Apfelbaum, the Company's chairman, was issued a warrant to purchase up to 438,593 shares of the Company's common stock at a price per share of $1.71. The holder of the Series A preferred stock is entitled to registration rights regarding the shares of common stock issued or issuable upon conversion and upon exercise of the warrant. The holder of the outstanding shares of Series A preferred stock is entitled to receive, upon conversion of shares of Series A preferred stock into common stock, a dividend in cash accruing from September 16, 1998, at an annual rate of $40 per share of Series A preferred stock so converted. The holder of Series A preferred stock has the right to elect one member of the board of directors. To date, the holder of the Series A preferred stock has designated William Apfelbaum to the board of directors. All shares of Series A preferred stock were automatically converted into shares of common stock upon the closing of the initial public offering of the Company's common stock on February 2, 2000.


b. Series B Preferred Stock Financing

  Commencing on August 6, 1999, in a private placement transaction, the Company issued a total of 4,107,044 shares of Series B preferred stock at $2.35 per share convertible into common stock at a three-to-two ratio. The principal purchasers of the Series B preferred stock included DigaComm (L90), L.L.C. and Keystone Venture V, L.P. DigaComm (L90), L.L.C. also purchased a warrant to acquire up to 353,964 shares of common stock of the Company at a price per share of $5.30. Unless previously exercised this warrant will be automatically exercised on a cashless basis into shares of common stock,

                                   L90, INC.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

with a fair value equivalent to the intrinsic value of the warrant, upon the closing of an initial public offering of the Company's common stock. The holders of the Series B preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion and upon exercise of the warrant. The holders of the outstanding shares of Series B preferred stock are entitled to receive, upon conversion of shares of Series B convertible preferred stock into common stock, a dividend in cash accruing from August 6, 1999, at an annual rate of $0.141 per share of Series B preferred stock so converted. The holders of Series B preferred stock collectively have the right to elect three members of the board of directors. All shares of Series B preferred stock were automatically converted into shares of common stock upon the closing the initial public offering of the Company's common stock on February 2, 2000. In connection with the closing of the private placement transaction for Series B preferred stock, the Company incurred fees and expenses totaling $629,864.

c. Series C Preferred Stock Financing

  On September 22, 1999, in a private placement transaction, the Company issued 1,307,190 shares of Series C preferred stock to Development Ventures (Two) Inc. and Rare Medium Group, Inc. at $3.06 per share, convertible into common stock at a three-to-two ratio. The holders of the outstanding shares of Series C preferred stock are entitled to receive, upon conversion of the Series C preferred stock into common stock, a dividend in cash accruing from September 22, 1999, at an annual rate of $0.18 per share of Series C preferred stock so converted. Development Ventures (Two) Inc. also purchased a warrant to acquire up to 674,029 shares of common stock of the Company at a price per share of $4.59. Rare Medium Group, Inc. also purchased a warrant to acquire up to 600,000 shares of common stock of the Company at a price per share of $4.59. Unless previously exercised, both warrants will automatically be exercised on a cashless basis into shares of common stock upon the closing of an initial public offering. The holders of Series C preferred stock are entitled to have their shares of common stock issuable upon conversion of the Series C preferred stock, as well as the common stock issuable upon exercise of their warrants, registered on the same registration statement. All shares of Series C preferred stock were automatically converted into shares of common stock upon the closing of the initial public offering of the Company's common stock on February 2, 2000.


d. Warrants

  On June 7, 1999, the Company issued to The Roman Arch Fund L.P. and The Roman Arch Fund II, L.P. four warrants to purchase up to an aggregate of 333,333 shares of common stock, later adjusted to an aggregate of 150,000 shares of common stock, at an initial purchase price of $2.40 per share, subject to adjustment. These warrants may be exercised on a cashless basis. These warrants expire on the earlier of (i) June 7, 2005 or (ii) the fifth anniversary of an initial public offering with gross proceeds of at least $20,000,000. Eighty-three thousand three hundred thirty-three of these warrants, to the extent not previously exercised, may be exchanged at the election of the holder within 180 days of the closing of an initial public offering of the Company's common stock with gross proceeds of at least $20,000,000 for warrants to purchase up to 166,667 shares of common stock.

  On August 13, 1999, the Company issued to William Apfelbaum a warrant to purchase up to 353,964 shares of common stock, at an exercise price of $5.30 per share. Unless previously exercised, this warrant will automatically convert into the right to receive 353,964 shares of common stock immediately prior to the closing of an initial public offering of the Company's common stock. Mr. Apfelbaum exercised this warrant on a cashless basis on January 28, 2000 and purchased 274,422 shares of common stock.

                                   L90, INC.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


e. Unaudited Pro Forma Stockholders' Equity

  Concurrent with the consummation of an initial public offering of the Company's common stock, the Company will cause the conversion of all existing Series A, B and C preferred stock into 5,276,156 shares of the Company's common stock. The unaudited pro forma stockholders' equity at December 31, 1999, gives effect to this conversion.


4.   Debt

  On June 7, 1999, the Company entered into two senior promissory note agreements in the aggregate principal amount of $1,000,000 and warrants to purchase an aggregate of up to 333,333 shares of common stock. These notes bear interest at 9% through June 7, 2000, and 12% thereafter until paid in full. During August 1999, the Company paid in full its obligations under these two senior promissory note agreements and issued the warrants in aggregate of 150,000 shares of common stock.

  On November 29, 1999, the Company acquired a software license in exchange for a promissory note for $1,342,924. The note bears interest at 7.86% per annum. This note is collateralized by a standby letter of $1,208,632. Remaining principal payments due under the note are $414,222, $446,788 and $481,914 for the years ending December 31, 2000, 2001 and 2002, respectively.

  On November 29, 1999, the Company obtained a standby letter of credit for a total of $1,208,632. At December 31, 1999, the Company had pledged $1,208,632 of cash as collateral for this outstanding letter of credit.

  On November 29, 1999, the Company obtained a standby letter of credit for a total of $60,000. At December 31, 1999, the Company had pledged $60,000 of cash as collateral for this outstanding letter of credit.


5.   Income Taxes

  During 1997, the Company was a sole proprietorship and limited liability corporation. In 1998, the Company was an S-corporation and the federal and state taxes were the responsibility of stockholders rather than the Company. Effective November 30, 1998, the Company became a C-corporation for income tax purposes. Pursuant to this election, such taxes will be the responsibility of the Company rather than stockholders.

  Deferred income taxes arise as a result of temporary differences in the methods used to determine income for financial reporting purposes versus income for tax reporting purposes. These differences result primarily from accruals, reserves and net operating losses carrying forward.

  The provision (benefit) for income taxes for December 31, 1998 and 1999 consists of the following:

                                                                 December 31,
                                                              -----------------
                                                         1998                   1999
                                                        ------                 ------
  Current:
    Federal...................................         $     --              $       --
    State.....................................              800                     800
                                                       --------              ----------
                                                            800                     800
  Deferred....................................          136,600               2,981,483
                                                       --------              ----------
                                                        137,400               2,982,283
  Less: Valuation allowance...................          136,600               2,981,483
                                                       --------              ----------
                                                       $    800              $      800
                                                       ========              ==========

                                   L90, INC.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


  The net deferred income tax assets at December 31, 1998 and 1999 are comprised primarily of net operating loss carry forwards and are summarized as follows:

                                                                        December 31,
                                                                       ---------------
                                                               1998                      1999
                                                               ----                     ----
  Deferred tax asset...................................      $ 136,600               $ 2,981,483
  Less: Valuation allowance............................       (136,600)               (2,981,483)
                                                             ---------               -----------
                                                             $      --               $        --
                                                             =========               ===========

  At December 31, 1998 and 1999, the Company provided a valuation allowance for net deferred tax assets which management determined were "more likely than not" to be unrealizable. As a result, no deferred tax assets have been recorded by the Company.

  The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforward in certain situations where changes occur in the stock ownership of a company. If the Company should have an ownership change, as defined for tax purposes, utilization of the carryforwards could be restricted.


6. Stock Options and Warrants

a. Stock Options

  During 1998, the Company issued 648,667 nonqualified stock options at an exercise price equal to the then current fair market value of the stock, as determined by the Company's Board of Directors. These options vest between two to three years after the grant date and expire no later than ten years after the grant date.

  During February 1999, the Company granted 46,666 stock options to employees with a strike price of $1.50 vesting ratably through March 1, 2003. These options are dependent upon continued employment with the Company.

  During April 1999, the Company adopted an employee stock option plan authorized by the Board of Directors to grant up to an aggregate of 1,666,666 options to purchase common stock shares. These shares may be comprised of authorized but unissued shares or shares previously issued but reacquired by the Company. The price of these options will be not less than the fair market value of the shares, or greater than 110 percent of the fair market value of the shares, at the date of grant. This plan will terminate ten years from the adoption date and may be amended by the Board of Directors with stockholder approval.

  No options were issued by the Company prior to 1998. Employee transactions during the years ended December 31, 1998 and 1999 are summarized as follows:

                                                                     1998                               1999
                                                            --------------------------            --------------------------
                                                                           Weighted                               Weighted
                                                                           average                                average
Employee stock options                                      Shares      exercise price            Shares      exercise price
----------------------                                      ------      --------------            ------      --------------
  Outstanding at beginning of year...................             --             $  --               582,000           $0.86
  Granted............................................        648,667              0.89             1,644,400            3.51
  Exercised..........................................             --                --               (26,666)           3.53
  Forfeited..........................................        (66,667)             1.20               (48,000)           2.23
                                                            --------                              ----------           -----
  Outstanding at end of period.......................        582,000             $0.86             2,151,734           $2.82
                                                            ========                              ==========
  Options exercisable at end of period...............             --                                 816,666
  Weighted-average fair value of options granted
    during the period................................       $   0.60                                   $2.31

                                   L90, INC.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


  The following table summarizes information about employee stock options outstanding at December 31, 1999:


                                                   Weighted average
                                         Number        remaining
     Range of exercise prices         outstanding   contractual life
     ------------------------         -----------   ----------------
               $0.38                      266,667       8.01 years
               $1.20                      263,333       8.46 years
               $1.50                       66,667       8.96 years
               $3.53                    1,488,400       9.63 years
               $4.59                       66,667       9.73 years
                                        ---------
                                        2,151,734
                                        =========


  The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plan. No compensation cost has been recognized for its employee stock option grants, which are fixed in nature, as the options have been granted with an exercise price equal to the then current fair market value of the Company's stock as determined by the Company's Board of Directors. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under this plan consistent with the method of Financial Accounting Standards Board ("FASB") Statement No. 123, "Accounting for Stock-Based Compensation," the Company's net loss for the years ended December 31, 1998 and 1999 would have been increased to the pro forma amounts indicated below:

                                   L90, INC.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


                                                    Year ended
                                                   December 31,
                                           ----------------------------
                                              1998            1999
                                           -----------   --------------
  Net loss as reported...................     $289,569       $7,488,281
  Pro forma adjustment...................      137,769        1,092,595
                                              --------       ----------
  Pro forma loss.........................     $427,338       $8,580,876
                                              ========       ==========

  The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the years ended December 31, 1998 and 1999: dividend yield of 0 percent; expected volatility of 20 percent; risk-free interest rates of 5.9 percent; and an expected life of five years.


b. Common Stock Warrants

  On September 16, 1998, the Company entered into a Series A preferred stock agreement which included a warrant to purchase 438,593 shares of common stock at a strike price of $1.71 per share. The holder of this warrant exercised the warrant on January 27, 2000 and purchased 438,593 shares of common stock. In August 1999, the Company issued another warrant to this holder of Series A preferred stock to purchase 353,964 shares of common stock at a strike price of $5.30 per share. This warrant was exercised on a cashless basis on January 28, 2000 to purchase 274,422 shares of common stock.

  On June 7, 1999, the Company issued warrants, in association with the senior promissory notes, to purchase an aggregate of up to 333,333 shares of common stock, later adjusted to an aggregate of 150,000 shares of common stock. These warrants may be exercised on a cashless basis. These warrants are exercisable at a price equal to $2.40 per share at any time or from time to time commencing on the earliest of (i) December7, 1999, (ii) the closing of a qualified initial public offering as defined, (iii) the closing of a qualified private placement as defined and prior to 5:00 p.m., Los Angeles, California time, on the earlier of (i) June 7, 2005 or (ii) the fifth anniversary of the commencement of trading of the Company's common stock in connection with an initial public offering with gross proceeds of at least $20,000,000.

  In August 1999, in association with the Series B preferred stock issuance, the Company issued a warrant to purchase 353,964 shares of the Company's common stock at a price of $5.30 per share expiring August 2004. To the extent not previously exercised, this warrant will be automatically exercised on a cashless basis into shares of common stock immediately upon the closing of an initial public offering of the Company's common stock. The holder of the warrant is entitled to registration rights regarding the shares of common stock issued or issuable upon conversion and upon exercise of the warrant. This warrant was exercised on a cashless basis on February 2, 2000 to purchase 276,825 shares of common stock.

  In September 1999, in association with the Series C preferred stock issuance, the Company issued warrants to purchase 1,274,029 shares of the Company's common stock at a price of $4.59 per share expiring September 2004. To the extent not previously exercised, these warrants will be automatically exercised on a cashless basis into shares of common stock immediately upon the closing of an initial public offering of the Company's common stock. Two of these warrants were exercised on January 31, 2000 to purchase 674,029 shares of common stock. The remaining warrants were exercised on a cashless basis on February 2, 2000 to purchase 486,653 shares of common stock. The holders of the warrants are entitled to registration rights regarding the shares of common stock issued upon conversion and upon exercise of the warrants.

                                   L90, INC.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


7.   Commitments and Contingencies

a. Litigation

  The Company may become subject to legal proceeding from time to time in the normal course of business. The Company is not currently involved in any litigation that management believes will have a material adverse effect on the Company's financial position or results of operations.

  On November 12, 1999, DoubleClick, Inc. ("DoubleClick") filed a lawsuit against the Company in the United States District Court for the Eastern District of Virginia. The suit alleges that the Company is infringing, and inducing and contributing to the infringement by third parties of, a patent held by DoubleClick related to methods and networks for delivering, targeting and measuring advertising over the Internet. DoubleClick is seeking treble damages in an unspecified amount, a preliminary and permanent injunction from further alleged infringement and attorneys' fees and costs. The Company believes that it has meritorious defenses to this lawsuit and intends to defend itself vigorously. The Company currently believes that this lawsuit and its outcome will not have a material adverse effect on the Company's results of operations or financial position. However, the litigation could result in significant expenses and diversion of management time and other resources. Further, if DoubleClick successfully asserts an infringement claim against the Company, its operations would be impacted severely. The DoubleClick suit could result in limitations on the Company's ability to market its products and services, delays and costs associated with redesigning its products and services or payments of license fees or other payments.


b. Lease Commitments and Service Agreement

  The Company is committed under noncancellable operating and capital lease obligations for certain facilities and equipment. The equipment related to capital leases has an original cost of approximately $0, $274,000 and $873,000 at December 31, 1997, 1998 and 1999, respectively, with accumulated depreciation of approximately $0, $11,000, and $127,000, respectively. Rent expense under operating leases was approximately $24,000, $163,000 and $636,000 at December 31, 1997, 1998 and 1999, respectively.

  Future minimum annual payments under noncancellable operating and capital leases are as follows as of December 31, 1999:

                                                  Capital      Operating
  Year                                            Leases         Leases
  ----                                          -----------   ------------
  2000......................................       $340,545     $  444,603
  2001......................................        316,271        409,091
  2002......................................        147,235        404,966
  2003......................................         18,364        404,966
  Thereafter................................          9,927        812,786
                                                   --------     ----------
                                                    832,342     $2,476,412
                                                   ========     ==========
  Less--Amounts representing interest......         132,704
                                                   --------
                                                    699,638
  Less--Current portion....................         256,928
                                                   --------
                                                   $442,710
                                                   ========

                                   L90, INC.

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

  During 1999, the Company entered into a three-year servicing agreement with a third party to provide Internet data service centers. If this agreement is terminated without cause, the Company will be assessed a fee equal to fifteen percent of the total contract value due to the service provider.


8.   Related Party Transactions

  During 1998, the Company received $43,750 in notes receivable for common stock from employees for the issuance of 116,667 shares of common stock with a par value of $0.001 per share. These notes bear interest at a rate equal to 5.28 percent per annum and mature at the earliest of cessation of maker's employment by the Company for any reason or May 18, 2004. In addition, during 1998, the Company issued an aggregate of 6,550,000 shares of common stock with a par value of $0.001 per share to certain other employees and a former employee in exchange for their contribution of the operating business of John Bohan & Associates, LLC, which was valued at $2,456,250.

  During 1998, the Company entered into an agreement with a stockholder to purchase 2,000 shares of preferred stock for $2,000,000 and a warrant to purchase 438,593 shares of common stock at a strike price of $1.71 per share.

  During September of 1999, a member of the Board of Directors exercised options to purchase 26,667 shares of common stock at $3.53 per share. This transaction has been reflected in the financial statements and accompanying notes to the financial statements.


9.   Subsequent Events (Unaudited)

a.   Initial Public Offering

  On February 2, 2000, the Company completed an initial public offering (the "IPO") of 7,475,000 shares of common stock, including 975,000 shares subject to the underwriter's over-allotment option, at $15.00 per share of common stock. The IPO resulted in aggregate net proceeds to the Company of approximately $102,800,000, net of underwriting discounts and expenses of the offering.


b.   Conversion of Preferred Stock and Warrants

  Upon the IPO of the Company's common stock, the Company converted all outstanding shares of Series A, B and C preferred stock into shares of common stock. Additionally, the Series A, B and C preferred stockholders exercised their warrants to purchase shares of the Company's common stock (Notes 3 and 6).


c.   Grant of Employee Stock Options

  Upon the initial public offering of the Company's common stock, the Company granted an aggregate of 451,526 options to employees to purchase shares of the Company's common stock under the terms set forth in the Employee Stock Option Plan (Note 6).

                                   L90, INC.

d.   Equipment Lease

  On January 5, 2000, the Company entered into a lease agreement for network equipment. The Company is required to make equal monthly payments which are due as follows:

Year ending December 31,
------------------------
  2000...............................    $  853,688
  2001...............................       853,688
                                         ----------
                                         $1,707,376
                                         ==========

e.   Office Lease

  On February 28, 2000, the Company entered into an agreement to lease additional office space through July 30, 2003. The company is required to make equal monthly payments which are due as follows:


Year ending December 31,
------------------------
  2000.................................. $  292,500
  2001..................................    351,000
  2002..................................    351,000
  2003..................................    204,750
                                         ----------
                                         $1,199,250
                                         ==========

  In connection with this agreement, the Company was required to obtain a standby letter of credit in the amount of $600,000. This letter of credit expires on July 31, 2001 and is automatically extended for an additional period of one year through July 31, 2002. The Company has pledged $600,000 under this letter of credit.


f.   Warrant

  In connection with an advertising agreement, the Company issued a warrant to purchase 50,000 shares of common stock at an exercise price of $15.00 per share. This warrant is only exercisable from January 30, 2001 through February 5, 2001. The warrant expires on February 5, 2001. The fair value of the warrant was estimated at $209,000 on the date of issuance using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0 percent; expected volatility of 65 percent; risk-free interest rate of 6.12 percent; and an expected life of one year.


g. On January 1, 2000, the Company received $101,333 in notes receivable for common stock from employees for the exercise of 266,666 options. These notes bear interest at a rate equal to 5.00% per annum and mature at the earliest of the cessation of the maker's employment by the Company for any reason or January 1, 2005. The Company paid an aggregate of $925,588 in withholding obligations for these employees upon exercise of these options. In April 2000, these employees repaid the notes in full and reimbursed the Company in full for the amounts advanced for their withholding obligations.

    On January 26, 2000, the Company received payment of $19,000 for a note receivable from a consultant for 50,000 shares of common stock.

                                   L90, INC.
                                BALANCE SHEETS

                                                                                                 June 30,       December 31,
                                                                                                    2000            1999
                                                                                                ------------     -----------
                                                                                                (unaudited)
                                      ASSETS
                                     -------
Current Assets:
  Cash and cash equivalents.................................................................    $ 93,745,618     $ 6,895,938
  Accounts receivable, net of allowances of $668,010 and $1,357,432 at December 31,
    1999 and June 30, 2000, respectively....................................................      10,112,883       4,128,069
  Prepaid expenses and other assets.........................................................       1,492,122       1,341,950
                                                                                                ------------     -----------
                   Total current assets.....................................................     105,350,623      12,365,957
                                                                                                ------------     -----------
  Restricted cash...........................................................................       1,868,632       1,268,632
  Property and equipment:
    Equipment...............................................................................      14,410,475       2,695,847
    Furniture and fixtures..................................................................         108,883          70,006
    Leasehold improvements..................................................................          41,606          32,421
                                                                                                ------------     -----------
                                                                                                  14,560,964       2,798,274
    Less--Accumulated depreciation and amortization.........................................      (2,007,269)       (296,808)
                                                                                                ------------     -----------
  Property and equipment, net...............................................................      12,553,695       2,501,466
                                                                                                ------------     -----------
                 Total assets...............................................................    $119,772,950     $16,136,055
                                                                                                ============     ===========

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
                                      ------------------------------------

Current Liabilities:
  Accounts payable..........................................................................    $  8,487,540     $ 4,693,881
  Accrued expenses..........................................................................       3,810,895       1,686,274
  Current portion of note payable...........................................................         236,247         414,222
  Current portion of long-term capital lease obligations....................................         153,678         256,928
  Deferred revenues.........................................................................         718,536              --
  Accrued dividends.........................................................................              --         401,139
                                                                                                ------------     -----------
        Total current liabilities...........................................................      13,406,896       7,452,444
  Note payable, net of current portion......................................................       1,005,320         928,702
  Long-term capital lease obligations, net of current portion...............................         605,887         442,710
                                                                                                ------------     -----------
        Total liabilities...................................................................      15,018,103       8,823,856
                                                                                                ------------     -----------
Stockholders' Equity:
  Preferred stock, $0.001 par value, 15,000,000 shares authorized:
    Series A preferred stock, $0.001 par value, 2,000 shares authorized, issued and
     outstanding, including paid-in-capital of 2,077,501 at December 31, 1999...............              --       2,077,503

    Series B preferred stock, $0.001 par value, 5,000,000 shares authorized,
     4,107,044 shares issued and outstanding, including paid-in-capital of
     9,348,823 at December 31, 1999.........................................................              --       9,352,930
    Series C preferred stock, $0.001 par value, 3,000,000 shares authorized,
     1,307,190 shares issued and outstanding, including paid-in-capital of
     4,574,279 at December 31, 1999.........................................................              --       4,575,586
  Common stock, $0.001 par value, 53,333,333 shares authorized, 21,997,190 and
     6,693,333 shares issued and outstanding at June 30, 2000 and December 31, 1999,                  21,997           6,693
      respectively..........................................................................
  Additional paid-in capital................................................................     123,100,550         181,901
  Notes receivable for common stock.........................................................         (24,749)        (43,750)
  Retained earnings.........................................................................     (18,342,951)     (8,838,664)
                                                                                                ------------     -----------
        Total stockholders' equity..........................................................     104,754,847       7,312,199
                                                                                                ------------     -----------
        Total liabilities and stockholders' equity..........................................    $119,772,950     $16,136,055
                                                                                                ============     ===========

    The accompanying notes are an integral part of these condensed financial statements.

                                   L90, INC.

                            STATEMENTS OF OPERATIONS
                                  (Unaudited)




                                                                   Three months ended June 30,           Six months ended June 30,
                                                                  ----------------------------         -----------------------------

                                                                     2000             1999                  2000           1999
                                                                  ----------------------------         -----------------------------

Revenue
  Service fee-based revenue.................................       $12,072,034    $   519,457           $ 20,125,910    $   555,316
  Commission-based revenue..................................           152,614        648,618                682,208      1,393,687
                                                                   -----------    -----------           ------------    -----------
     Total revenue..........................................        12,224,648      1,168,075             20,808,118      1,949,003
                                                                   -----------    -----------           ------------    -----------

Operating expenses:
  Cost of service fee and other revenue.....................         8,024,013        306,610             13,479,588        308,951

  Sales and marketing.......................................         3,493,646      1,003,312              6,401,900      1,805,973
  Research and development..................................         3,214,026        252,495              5,395,220        391,658
  General and administrative................................         3,435,712        811,719              7,450,137      1,339,555
                                                                   -----------    -----------           ------------    -----------
     Total operating expenses...............................        18,167,397      2,374,136             32,726,845      3,846,137
                                                                   -----------    -----------           ------------    -----------
Operating loss..............................................        (5,942,749)    (1,206,061)           (11,918,727)    (1,897,134)

Interest income, net........................................         1,439,055        (15,538)             2,416,851         (4,809)

                                                                   -----------    -----------           ------------    -----------
Loss before provision for income taxes......................        (4,503,694)    (1,221,599)            (9,501,876)    (1,901,943)

Provision for income taxes..................................                --             --                     --             --
                                                                   -----------    -----------           ------------    -----------
Net loss....................................................       $(4,503,694)   $(1,221,599)          $ (9,501,876)   $(1,901,943)

                                                                   ===========    ===========           ============    ===========
Cumulative dividends on participating preferred stock.......                --             --                 (2,411)       (39,671)

                                                                   -----------    -----------           ------------    -----------
Net loss attributable to common stockholders................       $(4,503,694)   $(1,221,599)          $ (9,504,287)   $(1,941,614)

                                                                   ===========    ===========           ============    ===========

Net loss per share:
  Basic/Diluted.............................................       $     (0.20)   $     (0.18)          $      (0.44)   $     (0.19)

                                                                   ===========    ===========           ============    ===========
Weighted average number of common shares outstanding:
  Basic/Diluted.............................................        21,985,072      6,666,667             21,503,705     10,000,000
                                                                   ===========    ===========           ============    ===========


The accompanying notes are an integral part of these condensed financial statements.

                                   L90, INC.

                            STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                                       Six months ended June 30,
                                                                                    -------------------------------
                                                                                        2000               1999
                                                                                    ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................................        $ (9,501,876)       $(1,901,943)
Adjustments to reconcile net loss to cash used in operating activities--
  Depreciation and amortization.............................................           1,727,109             71,373
  Non-Cash charge for warrants issued.......................................             208,500                 --
  Changes in assets and liabilities:
     Increase in accounts receivable........................................          (5,984,814)          (620,200)
     Increase in prepaid expenses and other assets..........................            (150,172)          (344,685)
     Increase in accounts payable...........................................           3,793,661            714,953
     Increase in accrued expenses...........................................           1,842,336             61,397
     Increase in deferred revenues..........................................             717,184             22,569
                                                                                    ------------        -----------
        Net cash used in operating activities...............................          (7,348,072)        (1,996,536)
                                                                                    ------------        -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment..........................................         (11,779,338)          (243,780)
                                                                                    ------------        -----------
        Net cash used in investing activities...............................         (11,779,338)          (243,780)
                                                                                    ------------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under capital lease obligations..............................             239,795            100,177
Net borrowings under loan payable obligations...............................                  --          1,000,000
Restricted cash.............................................................            (600,000)                --
Proceeds from initial public offering, net of issuance costs................         102,587,595                 --
Repayment of notes receivable for common stock..............................             120,334                 --
Exercise of warrants........................................................           3,843,793                 --
Distribution of dividends...................................................            (401,140)                --
Exercise of common stock options............................................             186,713                 --
                                                                                    ------------        -----------
        Net cash provided by financing activities...........................         105,977,090          1,100,177
                                                                                    ------------        -----------
Net increase (decrease) in cash.............................................          86,849,680         (1,140,139)
Cash and cash equivalents, beginning of period..............................           6,895,938          2,111,852
                                                                                    ------------        -----------
        Cash and cash equivalents, end of period............................        $ 93,745,618        $   971,713
                                                                                    ============        ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest..................................................................        $     16,726        $        --
                                                                                    ============        ===========
  Income taxes..............................................................        $         --        $       800
                                                                                    ============        ===========
SUMMARY OF NON-CASH FINANCING ACTIVITIES:
  Notes receivable for common stock.........................................        $    (24,749)       $   (43,750)
                                                                                    ============        ===========
  Accrued dividends.........................................................        $      2,411        $    39,671
                                                                                    ============        ===========
  Cashless exercise of warrants.............................................        $      1,038        $        --
                                                                                    ============        ===========


The accompanying notes are an integral part of these condensed financial statements.

                                   L90, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                  (Unaudited)



                                                                                        Additional
                                                 Preferred      Capital     Common       Paid-in
                                                   Stock        Account     Stock        Capital
                                            ----------------------------------------------------------
BALANCE at January 5, 1997..................   $         --     $13,068     $    --    $         --
Withdrawal of capital.......................             --      (5,000)         --              --
Net income..................................             --          --          --              --
                                               ------------    --------     -------    ------------
BALANCE at December 31, 1997................             --       8,068          --              --
Net loss....................................             --          --          --              --
Issuance of Series A preferred stock........      2,000,000          --          --              --
Issuance of common stock....................             --          --          --          43,750
Distributions to shareholders...............             --          --          --              --
Conversion to C-corporation.................             --      (8,068)      6,667           6,401
Accrual of cumulative dividends on
 participating preferred stock..............             --          --          --              --
                                               ------------    --------     -------    ------------
BALANCE at December 31, 1998................      2,000,000          --       6,667          50,151
Net loss....................................             --          --          --              --
Issuance of Series B preferred stock, net
 of costs of $706,471.......................      8,957,694          --          --              --
Issuance of Series C preferred stock, net
 of costs of $45,505........................      3,956,408          --          --              --
Issuance of common stock for options........             --          --          26          93,974
Issuance of debt related warrants...........             --          --          --          37,776
Issuance of preferred stock warrants........      1,091,917          --          --              --
Accrual of cumulative dividends on
 participating preferred stock..............             --          --          --              --
                                               ------------    --------     -------    ------------
BALANCE at December 31, 1999................   $ 16,006,019     $    --     $ 6,693    $    181,901
Net loss (unaudited)........................             --          --          --              --
Conversion of preferred stock into
 common stock...............................    (16,006,019)         --       5,276      16,000,743
Issuance of common upon IPO, net of
 costs of $9,537,405........................             --          --       7,475     102,580,120
Notes receivable for exercise of options....             --          --         267         101,066
Repayment of notes receivable for
 common stock...............................             --          --          --              --
Issuance of common stock for options........             --          --         135         186,578
Exercise of warrants........................             --          --       1,113       3,842,680
Issuance of warrant.........................             --          --          --         208,500
Cashless exercise of warrants...............             --          --       1,038          (1,038)
Accrual of cumulative dividends on
 participating preferred stock..............             --          --          --              --
                                               ------------    --------     -------    ------------
BALANCE at June 30, 2000
 (unaudited)................................   $         --     $    --     $21,997    $123,100,550
                                               ============    ========     =======    ============

                                                      Notes
                                                   Receivable
                                                       for
                                                     Common         Retained
                                                      Stock         Earnings          Total
                                                  ---------------------------------------------
BALANCE at January 5, 1997..................        $      --     $    177,458     $    190,526
Withdrawal of capital.......................               --               --           (5,000)
Net income..................................               --          309,784          309,784
                                                   ----------     ------------     ------------
BALANCE at December 31, 1997................               --          487,242          495,310
Net loss....................................               --         (289,569)        (289,569)
Issuance of Series A preferred stock........               --               --        2,000,000
Issuance of common stock....................          (43,750)              --               --
Distributions to shareholders...............               --          (50,000)         (50,000)
Conversion to C-corporation.................               --           (5,000)              --
Accrual of cumulative dividends on
 participating preferred stock..............               --          (23,233)         (23,233)
                                                   ----------     ------------     ------------
BALANCE at December 31, 1998................          (43,750)         119,440        2,132,508
Net loss....................................               --       (7,488,281)      (7,488,281)
Issuance of Series B preferred stock, net
 of costs of $706,471.......................               --               --        8,957,694
Issuance of Series C preferred stock, net
 of costs of $45,505........................               --               --        3,956,408
Issuance of common stock for options........               --               --           94,000
Issuance of debt related warrants...........               --               --           37,776
Issuance of preferred stock warrants........               --       (1,091,917)              --
Accrual of cumulative dividends on
 participating preferred stock..............               --         (377,906)        (377,906)
                                                   ----------     ------------     ------------
BALANCE at December 31, 1999................        $ (43,750)    $ (8,838,664)    $  7,312,199
Net loss (unaudited)........................               --       (9,501,876)      (9,501,876)
Conversion of preferred stock into
 common stock...............................               --               --               --
Issuance of common upon IPO, net of
 costs of $9,537,405........................               --               --      102,587,595
Notes receivable for exercise of options....         (101,333)              --               --
Repayment of notes receivable for
 common stock...............................          120,334               --          120,334
Issuance of common stock for options........               --               --          186,713
Exercise of warrants........................               --               --        3,843,793
Issuance of warrant.........................               --               --          208,500
Cashless exercise of warrants...............               --               --               --
Accrual of cumulative dividends on
 participating preferred stock..............               --           (2,411)          (2,411)
                                                   ----------     ------------     ------------
BALANCE at June 30, 2000
 (unaudited)................................        $ (24,749)    $(18,342,951)    $104,754,847
                                                   ==========     ============     ============


The accompanying notes are an integral part of these condensed financial statements.

                                   L90, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Unaudited)

1.   Description of the Business

     L90, Inc. (the "Company") is an Internet-based provider of online advertising and direct marketing solutions for advertisers and Web publishers. The Company provides fully-outsourced ad sales, as well as ad serving and tracking technology. The Company develops targeted advertising campaigns that leverage the capabilities of the Internet. The Company's adMonitor technology platform provides Web publishers, advertisers and ad agencies with the ability to target, deliver, measure and analyze their marketing campaigns.

     The Company commenced operations in January 1997 as a sole proprietorship. In May 1997, the Company became a California limited liability company and changed its name to John Bohan and Associates, LLC. At that time, the Company did business as AdNet Strategies. In January 1998, the Company incorporated in California, elected S-corporation status and changed its name to AdNet Strategies, Inc. In December 1998, the Company became a California C-corporation under the name Latitude 90, Inc. In September 1999, the Company reincorporated in Delaware as L90, Inc.

2.   Summary of Significant Accounting Policies

  a. Interim Results

     The unaudited condensed financial statements for the six month periods ended June 30, 2000 and 1999 have been prepared by us and are unaudited. In our opinion, the unaudited consolidated condensed financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position as of June 30, 2000 and the results of our operations and our cash flows for the six month periods ended June 30, 2000 and 1999. The financial data and other information disclosed in these notes to the condensed financial statements related to these periods are unaudited. The results for the six month period ended June 30, 2000 are not necessarily indicative of the results to be expected for any subsequent quarter or the entire fiscal year ending December 31, 2000.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission's rules and regulations. It is suggested that these unaudited financial statements be read in conjunction with our audited financial statements and notes thereto for the year ended December 31, 1999 as included in our annual report on Form 10-K.

  b. Revenue Recognition

     Revenue from ad sales is earned under commission-based and service fee-based contracts. For commission-based contracts, the Company generally invoices the full amount of revenue due to Web publishers for the sale of their ad inventory and is entitled to receive a commission. Revenue earned from commission-based contracts reflects only the amount of the commission earned without any associated cost of revenue. The Company recognizes commissions ratably over the term of the advertising campaigns, which usually range from one to twelve months. For service fee-based contracts, the Company is obligated to pay a service fee to the Web publishers for ads placed on their Web sites that is included in cost of revenue. Additionally, under service fee-based contracts, the Company must collect and bear the risk of loss from the advertiser for ads sold. Consequently, revenue earned from service fee-based contracts reflects the full value of the ads sold, or the Company's credit risk exposure on service fee-based sales.

                                   L90, INC.

     System revenue represents the full value of gross billings for ads sold under either commission-based or service fee-based contracts and is not affected by the mix of such contracts. Revenue of the Company was derived from system revenue of $3,101,213 and $14,023,452, for the quarters ended June 30, 1999 and 2000, respectively.

  c. Current Vulnerability Due to Certain Concentrations

     The Company sells advertising space to its customers. For the quarter ended June 30, 1999 and the quarter ended June 30, 2000, there were no advertising customers that comprised greater than 10 percent of revenue.

     The Company purchases advertising space from its Web site partners. For the quarter ended June 30, 1999, the largest Web site partner accounted for 14.6 percent of revenue. For the quarter ended June 30, 2000, the largest Web site partner accounted for 30.4 percent of revenue. No other Web site partner accounted for 10 percent or more of the advertising space sold to generate revenue. The loss of the largest Web site partner could have an adverse effect on the Company's operations.

  d. Cash and Cash Equivalents

     For purposes of the balance sheets and statements of cash flows, cash and cash equivalents includes all cash instruments due on demand or with an original maturity of 90 days or less.

     The Company maintained its cash balances in two financial institutions during 1999 and 2000. The cash balances in each financial institution is insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1999 and June 30, 2000, the Company's uninsured cash balances totaled $6,695,938 and $93,545,618, respectively.

  e. Restricted Cash

     Restricted cash consists of cash pledged under outstanding letters of credit.

  f. Accounts Receivable

     The Company has receivables due from advertisers and from Web publishers resulting from the sales of ads. These receivables relate to both commission-based and service fee-based contracts. The Company's credit exposure on commission-based contracts is limited to the net amount of cash to be received by the Company from ad sales. The Company's credit exposure on service fee-based contracts is the full amount of the ad sales as the Company is obligated to pay the Web publishers for ads sold on their Web sites irrespective of receiving payment from advertisers.

     The Company extends credit to its customers, who are primarily located in the United States. The ability of these customers to meet their obligations to the Company is dependent on their economic health, as well as their industry and other factors. The Company maintains an allowance for doubtful accounts which represents management's estimate of expected losses on specific accounts and inherent losses on other as yet unidentified accounts included in accounts receivable. In estimating the potential losses on specific accounts, management performs ongoing credit evaluations of its customers based on management analysis and reviews of available public documents. The amounts the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the allowance for doubtful accounts reported in the financial statement.

                                   L90, INC.

  g. Property and Equipment

     Property and equipment are recorded at cost and depreciated over the estimated useful life of the asset, using the straight-line method of depreciation. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the term of the lease. Property, equipment and leasehold improvements have estimated useful lives ranging from three to five years.

  h. Equipment Under Capital Leases

     Equipment under capital leases is recorded at the lower of the present value of the minimum lease payments or the fair value of the leased property at the inception of the lease. Amortization of leased property is computed using the straight-line method over the term of the lease.

  i.  Deferred Revenue

     Deferred revenue primarily represents advertising campaign revenue to be recognized over the period of the campaign subsequent to the respective year-end and quarter-end. This revenue will be recognized ratably over the term of the advertising campaign, which usually ranges from one to twelve months.

  j. Income Taxes

     The Company provides for income taxes in accordance with the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  k. Net Loss Per Share

     Basic earnings per share ("EPS") is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or result in the issuance of common stock that would then share in the earnings of the Company. Potentially dilutive securities are excluded from the Company's calculation of diluted EPS when their inclusion would be antidilutive.

  l. Stock-Based Compensation

     Accounting principles generally accepted in the United States ("GAAP") permit companies to use either of two alternative accounting methods to recognize employee stock-based compensation. Under the first accounting method, if options are granted at an exercise price equal to the market value of the stock at the time of the grant, no compensation expense is recognized. The Company follows this accounting method, which it believes better reflects the motivation for its issuance of stock options, namely, that they are incentives for future performance rather than compensation for past performance. Under the second accounting method, issuers record compensation expense over the period they are expected to be outstanding prior to exercise, expiration, or cancellation. The amount of compensation expense recognized over this term is the "fair value" of the options at the time of the grant as determined by an option pricing model. The option pricing model attributes fair value to the options based upon the length of their term, the volatility of the stock price in past periods, and other factors. Under this method, the issuer recognizes compensation expense regardless of whether the officer or director exercised the options.

                                   L90, INC.

  m. Use of Estimates

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  n. New Accounting Pronouncements

     In March 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. SOP 98-1 was adopted by the Company on January 1, 1999 and did not have a material effect on the Company's financial position or results of operations.

3.   Equity

  a. Initial Public Offering

     In February 2000, the Company completed an initial public offering (the "IPO") of 7,475,000 shares of common stock, including 975,000 shares subject to the underwriter's over-allotment option, at $15.00 per share of common stock. The IPO resulted in aggregate net proceeds to the Company of approximately $102,600,000, net of underwriting discounts and expenses of the offering.

  b. Conversion of Preferred Stock and Warrants

     Upon the IPO of the Company's common stock, the Company converted all outstanding shares of Series A, B and C preferred stock into 5,276,156 shares of common stock. Additionally, the Series A, B and C preferred stockholders exercised their warrants to purchase shares of the Company's common stock.

4.   Debt

     On November 29, 1999, the Company acquired a software license in exchange for a promissory note for $1,453,715. The note bears interest at 7.86% per annum. This note is collateralized by a standby letter of credit for a total of $1,208,632. At December 31, 1999, the Company had pledged $1,208,632 of cash as collateral for this outstanding letter of credit. Remaining principal payments due under the note are $442,032, $486,708 and $524,976 for the years ending December 31, 2000, 2001 and 2002, respectively.

     On November 29, 1999, the Company obtained a standby letter of credit for a total of $60,000. At December 31, 1999, the Company had pledged $60,000 of cash as collateral for this outstanding letter of credit.

     On March 28, 2000 the Company obtained a standby letter of credit for a total of $600,000. At March 31, 1999 the Company had pledged $600,000 of cash as collateral for this outstanding letter of credit.

                                   L90, INC.

5.   Stock Options and Warrants

  a. Stock Options

     Employee transactions during the quarter ended June 30, 2000 are summarized as follows:


                                                                                   2000
                                                                       --------------------------------
                                                                                             Weighted
                                                                                             average
                                                                                             exercise
                             Employee stock options                        Shares             price
                            -----------------------                    -------------     --------------
     Outstanding at beginning of period.............................      2,308,411            $ 6.61
     Granted........................................................        782,246              9.29
     Exercised......................................................        (36,399)             1.56
     Forfeited......................................................        (57,832)            13.92
                                                                          ---------            ------
     Outstanding at end of period...................................      2,996,426            $ 7.23
                                                                          =========            ======
     Options exercisable at end of period...........................      1,063,270
     Weighted average fair value of options granted during period...          $9.29


     The following table summarizes information about employee stock options outstanding at June 30, 2000:




                                                           Weighted average
                                       Number                  remaining
      Range of Exercise Prices       Outstanding           contractual life
      ------------------------      -------------         ------------------
         $ 1.20.............             151,668                8.05 years
         $ 1.50.............              51,835                8.48 years
         $ 3.53.............           1,420,149                9.13 years
         $ 4.59.............              66,667                9.23 years
         $ 6.00-$10.00......             744,665                9.90 years
         $10.01-$15.00......             424,860                9.61 years
         $15.01-$20.00......              38,200                9.75 years
         $20.01-$25.00......              90,299                9.69 years
         $25.01-$28.00......               8,083                9.62 years
                                       ---------                ----------
                                       2,996,426                9.48 years
                                       =========                ==========

  b. Common Stock Warrants

     In connection with an advertising agreement, the Company issued a warrant to purchase 50,000 shares of common stock at an exercise price of $15.00 per share. This warrant is only exercisable from January 30, 2001 through February 5, 2001. The warrant expires on February 5, 2001. The fair value of the warrant was estimated at $209,000 on the date of issuance using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0 percent; expected volatility of 65 percent; risk-free interest rate of 6.12 percent; and an expected life of one year.

                                   L90, INC.

6.   Commitments and Contingencies

  a. Litigation

     The Company may become subject to legal proceeding from time to time in the normal course of business. The Company is not currently involved in any litigation that management believes will have a material adverse effect on the Company's financial position or results of operations.

     We face the risk that other parties' intellectual property positions will impair our ability to deliver advertisements over the Internet. On November 12, 1999, DoubleClick filed a patent infringement lawsuit against us in the United States District Court for the Eastern District of Virginia. The lawsuit was moved to the United States District Court for the Southern District of New York in March 2000. The suit alleges that we are infringing, and inducing and contributing to the infringement by third parties of, a patent held by DoubleClick related to methods and networks for delivering, targeting and measuring advertising over the Internet. DoubleClick is seeking treble damages in an unspecified amount, a preliminary and permanent injunction from further alleged infringement and attorneys' fees and costs.

     On May 24, 2000, DoubleClick filed a reissue application with the U.S. Patent & Trademark Office with respect to the patent at issue. On May 26, 2000, DoubleClick filed with the court a motion to stay the entire litigation pending the U.S. Patent and Trademark Office's review of DoubleClick's reissue application. On June 12, 2000, we filed with the court an opposition to DoubleClick's motion to stay the litigation. Our opposition asked the court to stay the litigation with respect to the issues related to infringement and the validity of the patent, but asked the court to proceed with respect to the issue related to our claim of DoubleClick's inequitable conduct. On July 21, 2000, the court stayed the litigation with respect to the issues related to infringement and the validity of the patent. The court has allowed us to proceed with respect to the issue related to our claim of DoubleClick's inequitable conduct. A trial date has been set for November 6, 2000.

     This litigation could result in significant expenses to us and the diversion of management time and other resources, the extent of which cannot be quantified with any reasonable accuracy. In addition, some of our contracts with Web publishers require us to indemnify the Web publishers for losses they incur arising from any infringement by our ad serving technology of a third party's intellectual property rights. If DoubleClick is successful in its claims against us, we may be hindered from competing in the Internet advertising market and our operations could be severely harmed. The DoubleClick suit could result in limitations on how we implement our products and services, delays and costs associated with redesigning our products and services and payments of license fees and other monies. An injunction obtained by DoubleClick could eliminate our ability to deliver advertisements over the Internet. If DoubleClick is successful in its claims against us, we cannot assure you that we would be able to enter into a licensing agreement with DoubleClick on commercially reasonable terms, if at all. In that case, we would be required to alter our technology in a way that would not infringe the DoubleClick patent, and we cannot assure you that these alterations would be successful. Furthermore, other third parties, such as 24/7 Media, may have, or may in the future be granted, patents that cover our technology or other aspects of our business. We may be limited in our ability to use our technology or conduct our business without licenses from these third parties, which may not be available on commercially reasonable terms, if at all.

b. Office Lease

     On February 28, 2000, the Company entered into an agreement to lease additional office space through July 30, 2003. In connection with this agreement, the Company was required to obtain a standby letter of credit in the amount of $600,000. This letter of credit expires on July 31, 2001 and is automatically extended for an additional period of one year through July 31, 2002. The Company has pledged $600,000 under this letter of credit.

                                   L90, INC.

     On June 26, 2000, the Company entered into an agreement to lease additional office space through July 31, 2005. The minimum rental commitments required under these two operating leases are as follows:


              Year                       Office Lease
              ----                       ------------
              2000...................      $  339,000
              2001...................         463,000
              2002...................         463,000
              2003...................         317,000
              2004...................         112,000
              Thereafter.............          65,000
                                           ----------
                                           $1,759,000
                                           ==========

7.   Related Party Transactions

     On January 1, 2000, the Company received $101,333 in notes receivable for common stock from employees for the exercise of 266,666 options. These notes bear interest at a rate equal to 5.00% per annum and mature at the earliest of the cessation of the maker's employment by the Company for any reason or January 1, 2005. The Company paid an aggregate of $925,588 in withholding obligations for these employees upon exercise of these options. In April 2000, these employees repaid the notes in full and reimbursed the Company in full for the amounts advanced for their withholding obligations.

     On January 26, 2000, the Company received payment of $19,000 for a note receivable from a consultant for 50,000 shares of common stock.

8.  Subsequent Events

     On July 24, 2000, the Company completed the acquisition of webMillion.com, Inc., a leading direct marketing promotions company, for an aggregate of 2,000,000 shares of our common stock.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the Common Stock being registered, all of which will be paid by the Registrant.

              Registration fee  ...........................................................      $   31,525
              NASD filing fee  ............................................................          10,965
              Nasdaq National Market listing fee  .........................................          95,000
              Blue Sky fees and expenses  .................................................           3,000
              Accounting fees and expenses  ...............................................         308,000
              Legal fees and expenses  ....................................................         395,000



              Transfer agent and registrar fees  ..........................................          10,000
              Printing and engraving expenses  ............................................         300,000
  *           Miscellaneous expenses  .....................................................          46,510
                                                                                                 ----------
  *           Total  ......................................................................      $1,200,000
                                                                                                 ==========

_______________
*  Estimate

Item 14.  Indemnification of Directors and Officers

  The Registrant's Certificate of Incorporation (the "Certificate") provides Dthat, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

  Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Registrant has obtained liability insurance for its officers and directors, and has entered into indemnification agreements with each of its officers and directors and intends to enter into indemnification agreements with each of its future officers and directors. Pursuant to such indemnification agreements, the Registrant has agreed to indemnify its officers and directors against certain liabilities, including liabilities arising out of the offering made by this registration statement.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate or any indemnification agreement. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15.  Recent Sales of Unregistered Securities

  The Registrant has sold and issued the following securities since January 1997 (inception):

  Beginning in January 1998, we sold an aggregate of 6,666,666 shares of common stock to founders and key executive officers at a value of $0.38 per share. These purchasers were John C. Bohan (6,016,667 shares), Mark Roah (200,000 shares), Christopher J. Cardinali (200,000 shares), Todd Taplin (133,333 shares), Frank Addante (66,666 shares) and Neal Weinberg (50,000 shares). The consideration tendered by Messrs. Bohan, Roah, Cardinali and Taplin was the contribution of the operating business of John Bohan & Associates, LLC. Messrs. Addante and Weinberg tendered promissory notes in consideration for their shares. Such shares were sold in reliance upon an exemption from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

  In November 1998, the Registrant sold 2,000 shares of its Series A Convertible Preferred Stock, par value $0.01 per share, and a warrant to William Apfelbaum in exchange for $2,000,000 in cash. Such shares of Series A Convertible Preferred Stock will convert into an aggregate of 1,666,666 shares of Common Stock on the closing of the Registrant's initial public offering. The warrant issued to William Apfelbaum was for the purchase of up to 438,593 shares of Common Stock at an exercise price of $1.71 per share. These securities were sold in reliance upon the exemption provided for by Section 4(2) of the Securities Act.

  In August and September 1999, the Registrant sold 4,107,044 shares of its Series B Convertible Preferred Stock, par value $.001 per share to (i) DigaComm
(L90), L.L.C. in exchange for $2,000,000 in cash, (ii) Keystone Venture V, L.P. in exchange for $4,000,000 in cash, (iii) The Roman Arch Fund L.P. and The Roman Arch Fund II L.P. in exchange for $500,000 in cash, (iv) Remtula and Shinin Suleman, co-trustees for Trust dated 9/10/93 for the benefit of Trevor F. Suleman and Miles L. Suleman in exchange for $500,000 in cash, (v) Lawrence Haut in exchange for $117,500 in cash, (vi) Donald and Cathy Allman in exchange for $100,000 in cash, (vii) Seymour Zises in exchange for $25,000 in cash, (viii) Matthew Ludmer in exchange for $30,000 in cash, (ix) Jodi Yegelwel in exchange for $50,000 in cash, (x) Lewis Katz in exchange for $200,000 in cash, (xi) Herb Corbin in exchange for $50,000 in cash, (xii) Paul Konigsberg in exchange for $40,000 in cash, (xiii) Dime Capital Partners, Inc. in exchange for $1,000,000 in cash, (xiv) James Stern in exchange for $500,000 in cash, (xv) Cambridge Lat 90 Associates, LLC in exchange for $500,000 in cash and (xvi) Harley Greenfield in exchange for $50,000 in cash. Such shares of Series B Convertible Preferred Stock will automatically convert into 2,738,029 shares of Common Stock on a three-for-two basis on the closing of the Registrant's initial public offering. In addition, the Registrant sold to (i) DigaComm (L90), L.L.C. a warrant for the purchase of up to 353,964 shares of Common Stock at an exercise price of $5.30 per share and (ii) William Apfelbaum a warrant for the purchase of up to 353,964 shares of Common Stock at an exercise price of $5.30 per share. These securities were sold in reliance upon the exemption provided for by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

  In September 1999, the Registrant sold 1,307,190 shares of its Series C Convertible Preferred Stock, par value $0.001 per share, to (i) Development Ventures (Two) Inc. in exchange for $2,000,000 in cash and (ii) Rare Medium Group, Inc. in exchange for $2,000,000 in cash. Such shares of Series C Convertible Preferred Stock will automatically convert into 871,460 shares of Common Stock on a three-for-two basis on the closing of the Registrant's initial public offering. In addition, the Registrant sold to (i) Development Ventures
(Two) Inc. a warrant for the purchase of up to 674,029 shares of Common Stock at an exercise price of $4.59 per share and (ii) Rare Medium Group, Inc. a warrant for the purchase of up to 600,000 shares of Common Stock at an exercise price of $4.59 per share. These securities were sold in reliance upon the exemption provided for by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

  As of December 31, 1999, the Registrant has issued and sold 26,666 shares of its Common Stock to employees, consultants, officers and directors upon the exercise of options for an aggregate consideration of $94,000. All shares of Common Stock issued upon exercise of these options were issued and sold in reliance upon the exemption provided for under Rule 701 promulgated under the Securities Act.

  On June 7, 1999, the Registrant issued to The Roman Arch Fund L.P. and The Roman Arch Fund II, L.P. four warrants to purchase an aggregate of 333,333 shares of its Common Stock, later adjusted to an aggregate of 150,000 shares of its Common Stock, at an initial purchase price of $2.40 per share, subject to adjustment. These warrants were issued by the Registrant in connection with a loan made by The Roman Arch Fund L.P. and The Roman Arch Fund II, L.P. to the Registrant in the aggregate principal amount of $1,000,000. These warrants were issued and sold in reliance upon the exemption provided for by Section 4(2) of the Securities Act.

  On January 27, 2000, the Registrant issued to Entertaindom, Inc. a warrant to purchase an aggregate of 50,000 shares of its Common Stock at an exercise price of $15.00 per share. This warrant was issued by the Registrant in connection with an advertisement contract entered into between the two parties. This warrant was issued and sold in reliance upon the exemption provided for by
Section 4(2) of the Securities Act.

  On July 24, 2000, the Registrant issued an aggregate of 2,000,000 shares of common stock to the former stockholders and warrant holders of webMillion.com, Inc. These shares were issued in exchange for all of the outstanding capital stock and warrants of webMillion.com, Inc. The shares of common stock were issued and sold in reliance upon the exemption provided for by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Item 16.  Exhibits and Financial Statement Schedules

(a)      Exhibits

  Number                                             Description
----------   -------------------------------------------------------------------------------------------
  1.1*       Form of Underwriting Agreement.
  2.1*       Agreement of Merger dated September 15, 1999.
  3.1*       Amended and Restated Certificate of Incorporation previously filed as Exhibit 3.1 to L90's Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated herein by reference.
  3.2*       Amended and Restated Bylaws.
  4.1*       See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Certificate of
             Incorporation and Bylaws of the Registrant defining the rights of holders of Common Stock of the Registrant.
  4.2*       Stock Purchase and Stockholders Agreement dated September 14, 1998.
  4.3*       Registration Agreement dated August 6, 1999.
  4.4*       Series C Registration Agreement dated September 22, 1999.
  5.1*       Opinion of Paul, Hastings, Janofsky & Walker LLP.
 10.1*       1999 Stock Incentive Plan.
 10.2*       Stock Purchase and Stockholders Agreement dated September 14, 1998.  See Exhibit 4.2
 10.3*       Sublease dated May 21, 1999 between Widom, Wein, Cohen, O'Leary, Terasawa and
             Latitude 90.
 10.4*       Representation Agreement dated April 24, 1997 between AdNet Strategies, Inc. and Four11
             Corporation.
 10.5*       Representation Agreement dated September 12, 1997 between John Bohan & Associates,
             L.L.C. and N2K, Inc.


10.6*        National Sales Representation Agreement dated March 10, 1998 between Zip2 Corp. and
             AdNet Strategies, Inc.
10.7*        Representation Agreement dated December 31, 1998 between Latitude 90, Inc. and Go2Net,
             Inc.
10.8*        Advertising Sales Agency Agreement dated January 1, 1999 between Latitude 90, Inc. and
             Bell Atlantic Electronic Commerce Services, Inc.
10.9*        Equipment Lease dated December 2, 1998 between AdNet Strategies, Inc. and Premier
             Capital Corporation.
10.10*       Shareholders Agreement dated August 6, 1999 (as amended).
10.11*       Amended and Restated Shareholders Agreement dated September 22, 1999.
10.12*       Series B Preferred Stock Purchase Agreement dated August 6, 1999 between the Registrant and the holders of Series B preferred stock (as amended).
10.13*       Series C Preferred Stock Purchase Agreement dated September 22, 1999 between the
             Registrant and the holders of Series C preferred stock.
10.14*       Warrant dated September 16, 1998 issued to William Apfelbaum.
10.15*       Stock Purchase Warrant dated August 16, 1999 issued to DigaComm, L.L.C.
10.16*       Stock Purchase Warrant dated August 16, 1999 issued to William Apfelbaum.
10.17*       Stock Purchase Warrant dated September 22, 1999 issued to Development Ventures (Two)
             Inc.
10.18*       Stock Purchase Warrant dated September 22, 1999 issued to Rare Medium Group, Inc.
10.19*       Promissory Note in the original principal amount of $600,000, made June 7, 1999 by the
             Registrant in favor of The Roman Arch Fund L.P.
10.20*       Promissory Note in the original principal amount of $400,000, made June 7, 1999 by the
             Registrant in favor of The Roman Arch Fund II L.P.
10.21*       Warrant No. PP-99-1 dated June 7, 1999 issued to The Roman Arch Fund L.P.
10.22*       Warrant No. PP-99-2 dated June 7, 1999 issued to The Roman Arch Fund II L.P.
10.23*       Warrant No. IPO-99-1 dated June 7, 1999 issued to The Roman Arch Fund L.P.
10.24*       Warrant No. IPO-99-2 dated June 7, 1999 issued to The Roman Arch Fund II L.P.
10.25*       Assignment and Assumption Agreement dated September 17, 1999.
10.26*       Assignment and Assumption Agreement dated September 17, 1999.
10.27*       Form of Indemnification Agreement entered into between the Registrant and each of its directors and executive officers.
10.28*       Employment Agreement entered into between the Registrant and John C. Bohan.
10.29*       Employment Agreement entered into between the Registrant and Christopher J. Cardinali.
10.30*       Employment Agreement entered into between the Registrant and Mark D. Roah (as amended).
10.31*       Employment Agreement entered into between the Registrant and Frank A. Addante (as amended).
10.32*       Employment Agreement entered into between the Registrant and Thomas A. Sebastian.
10.33*       Severance Agreement entered into between the Registrant and Thomas A. Sebastian.
10.34*       Warrant No. W-WB1 dated January 27, 2000, issued to Entertaindom, Inc., previously filed with the Commission as Exhibit 10.33 to the Registrant's Annual Report on Form 10-K for
             the year ended December 31, 1999, which is incorporated herein by reference.
10.35*       Payment Schedule Contract dated November 30, 1999 between L90 and Oracle Credit
             Corporation, previously filed with the Commission as Exhibit 10.34 to L90's Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated herein by reference.
10.36*       Master Lease Agreement dated January 5, 1999 between L90 and Sun Microsystems Finance, previously filed with the Commission as Exhibit 10.35 to L90's Annual Report on Form 10-K
             for the year ended December 31, 1999, which is incorporated herein by reference.
10.37*       Agreement and Plan of Merger dated July 7, 2000 among L90, WM Acquisition Corp.,
             webMillion.com, Inc., Anthony Hauser and Kenneth Adcock, previously filed with the Commission on L90's Current Report on Form 8-K on July 28, 2000, which is incorporated herein by reference.

21.1*   Subsidiaries
23.1    Consent of Arthur Andersen LLP.
23.2*   Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1).
24.1*   Powers of Attorney (See Signature Page on Page II-6).
27.1*   Financial Data Schedule.
27.2*   Financial Data Schedule.

____________

* Previously filed.

(b)  Financial Statement Schedules.

  Schedule I Valuation and Qualifying Accounts (see page S-1).

Item 17.  Undertakings

  (a) The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c)  The Registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time the Commission declared it effective.

       (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 12, 2000.

                                    L90, INC.



                                    By:  /s/ John C. Bohan
                                         -------------------
                                         John C. Bohan
                                         President and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name                                 Title                                                        Date
----                                 -----                                                        ----
/s/   John C. Bohan                  President, Chief Executive Officer and Director              August 12, 2000
----------------------------------   (Principal Executive Officer)
John C. Bohan

*                                    Chief Financial Officer and Senior Vice President            August 12, 2000
----------------------------------   (Principal Financial and Accounting Officer)
Thomas A. Sebastian

*                                    Chairman of the Board                                        August 12, 2000
----------------------------------   and Director
William M. Apfelbaum

*                                    Senior Vice President of Business Development                August 12, 2000
----------------------------------   and Director
Mark D. Roah

*                                    Vice President of Northwestern Sales                         August 12, 2000
----------------------------------   and Director
Christopher J. Cardinali

*                                    Director                                                     August 12, 2000
----------------------------------
Peter G. Diamandis

*                                    Director                                                     August 12, 2000
----------------------------------
Peter E. Ligeti

*                                    Director                                                     August 12, 2000
----------------------------------
Peter Sealey

*                                    Director                                                     August 12, 2000
----------------------------------
Glenn S. Meyers

*                                    Director                                                     August 12, 2000
----------------------------------
G. Bruce Redditt

*By: /s/   John C. Bohan                                                                          August 12, 2000
    --------------------------
           John C. Bohan
         Attorney-in-Fact

                 SCHEDULE I--VALUATION AND QUALIFYING ACCOUNTS


                                                                                    Charged
                                                                    Balance at     to Costs                     Balance at
                                                                     Beginning        and                         End of
                           Description                               of Period     Expenses      Deductions       Period
                           -----------                              -----------   -----------   -------------   -----------
For the Period Ending June 30, 2000
Allowance for doubtful accounts receivable  ......................     $668,011    $1,431,864    $  (742,443)    $1,357,432
                                                                       ========    ==========    ===========     ==========
For the Period Ending December 31, 1999
Allowance for doubtful accounts receivable  ......................     $142,952    $  824,031    $  (298,972)    $  668,011
                                                                       ========    ==========    ===========     ==========
For the Year Ending December 31, 1998
Allowance for doubtful accounts receivable  ......................     $ 69,860    $  142,952    $   (69,860)    $  142,952
                                                                       ========    ==========    ===========     ==========
For the Period Ending December 31, 1997
Allowance for doubtful accounts receivable  ......................     $  7,029    $   69,860    $    (7,029)    $   69,860
                                                                       ========    ==========    ===========     ==========

                               INDEX TO EXHIBITS

    Number                                             Description
  ---------  -------------------------------------------------------------------------------------------
      1.1*   Form of Underwriting Agreement.
      2.1*   Agreement of Merger dated September 15, 1999.
      3.1*   Amended and Restated Certificate of Incorporation previously filed as Exhibit 3.1 to L90's Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated herein by reference.
      3.2*   Amended and Restated Bylaws.
      4.1*   See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Certificate of
             Incorporation and Bylaws of the Registrant defining the rights of holders of Common Stock of the Registrant.
      4.2*   Stock Purchase and Stockholders Agreement dated September 14, 1998.
      4.3*   Registration Agreement dated August 6, 1999.
      4.4*   Series C Registration Agreement dated September 22, 1999.
      5.1*   Opinion of Paul, Hastings, Janofsky & Walker LLP.
     10.1*   1999 Stock Incentive Plan.
     10.2*   Stock Purchase and Stockholders Agreement dated September 14, 1998.  See Exhibit 4.2
     10.3*   Sublease dated May 21, 1999 between Widom, Wein, Cohen, O'Leary, Terasawa and
             Latitude 90.
     10.4*   Representation Agreement dated April 24, 1997 between AdNet Strategies, Inc. and Four11
             Corporation.
     10.5*   Representation Agreement dated September 12, 1997 between John Bohan & Associates,
             L.L.C. and N2K, Inc.
     10.6*   National Sales Representation Agreement dated March 10, 1998 between Zip2 Corp. and
             AdNet Strategies, Inc.
     10.7*   Representation Agreement dated December 31, 1998 between Latitude 90, Inc. and Go2Net,
             Inc.
     10.8*   Advertising Sales Agency Agreement dated January 1, 1999 between Latitude 90, Inc. and
             Bell Atlantic Electronic Commerce Services, Inc.
     10.9*   Equipment Lease dated December 2, 1998 between AdNet Strategies, Inc. and Premier
             Capital Corporation.
     10.10*  Shareholders Agreement dated August 6, 1999 (as amended).
     10.11*  Amended and Restated Shareholders Agreement dated September 22, 1999.
     10.12*  Series B Preferred Stock Purchase Agreement dated August 6, 1999 between the Registrant and the holders of Series B preferred stock (as amended).
     10.13*  Series C Preferred Stock Purchase Agreement dated September 22, 1999 between the
             Registrant and the holders of Series C preferred stock.
     10.14*  Warrant dated September 16, 1998 issued to William Apfelbaum.
     10.15*  Stock Purchase Warrant dated August 16, 1999 issued to DigaComm, L.L.C.
     10.16*  Stock Purchase Warrant dated August 16, 1999 issued to William Apfelbaum.
     10.17*  Stock Purchase Warrant dated September 22, 1999 issued to Development Ventures (Two)
             Inc.
     10.18*  Stock Purchase Warrant dated September 22, 1999 issued to Rare Medium Group, Inc.
     10.19*  Promissory Note in the original principal amount of $600,000, made June 7, 1999 by the
             Registrant in favor of The Roman Arch Fund L.P.
     10.20*  Promissory Note in the original principal amount of $400,000, made June 7, 1999 by the
             Registrant in favor of The Roman Arch Fund II L.P.
     10.21*  Warrant No. PP-99-1 dated June 7, 1999 issued to The Roman Arch Fund L.P.
     10.22*  Warrant No. PP-99-2 dated June 7, 1999 issued to The Roman Arch Fund II L.P.

    10.23*   Warrant No. IPO-99-1 dated June 7, 1999 issued to The Roman Arch Fund L.P.
    10.24*   Warrant No. IPO-99-2 dated June 7, 1999 issued to The Roman Arch Fund II L.P.
    10.25*   Assignment and Assumption Agreement dated September 17, 1999.
    10.26*   Assignment and Assumption Agreement dated September 17, 1999.
    10.27*   Form of Indemnification Agreement entered into between the Registrant and each of its directors and executive officers.
    10.28*   Employment Agreement entered into between the Registrant and John C. Bohan.
    10.29*   Employment Agreement entered into between the Registrant and Christopher J. Cardinali.
    10.30*   Employment Agreement entered into between the Registrant and Mark D. Roah (as amended).
    10.31*   Employment Agreement entered into between the Registrant and Frank A. Addante (as amended).
    10.32*   Employment Agreement entered into between the Registrant and Thomas A. Sebastian.
    10.33*   Severance Agreement entered into between the Registrant and Thomas A. Sebastian.
    10.34*   Warrant No. W-WB1 dated January 27, 2000, issued to Entertaindom, Inc., previously filed with the Commission as Exhibit 10.33 to the Registrant's Annual Report on Form 10-K for
             the year ended December 31, 1999, which is incorporated herein by reference.
    10.35*   Payment Schedule Contract dated November 30, 1999 between L90 and Oracle Credit
             Corporation, previously filed with the Commission as Exhibit 10.34 to L90's Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated herein by reference.
    10.36*   Master Lease Agreement dated January 5, 1999 between L90 and Sun Microsystems Finance, previously filed with the Commission as Exhibit 10.35 to L90's Annual Report on Form 10-K
             for the year ended December 31, 1999, which is incorporated herein by reference.
    10.37*   Agreement and Plan of Merger dated July 7, 2000 among L90, WM Acquisition Corp.,
             webMillion.com, Inc., Anthony Hauser and Kenneth Adcock, previously filed with the Commission on L90's Current Report on Form 8-K on July 28, 2000, which is incorporated herein by reference.
    21.1*    Subsidiaries
    23.1     Consent of Arthur Andersen LLP.
    23.2*    Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1).
    24.1*    Powers of Attorney (See Signature Page on Page II-6).
    27.1*    Financial Data Schedule.
    27.2*    Financial Data Schedule.

_______________
* Previously filed.